Exhibit 10.1

CREDIT AGREEMENT

Dated as of November 2, 2004,

among

NEW SKIES HOLDING B.V.,

NEW SKIES SATELLITES B.V.

and

THE SUBSIDIARY REVOLVING BORROWERS,

THE LENDERS PARTY HERETO,

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent

and

ABN AMRO BANK N.V.,
as Syndication Agent

DEUTSCHE BANK SECURITIES INC.

and
ABN AMRO INCORPORATED,
as Joint Lead Arrangers and Joint Book Running Managers

and

BNP PARIBAS SA

and

ING BANK N.V.,

as Co-Documentation Agents

TABLE OF CONTENTS

ARTICLE I Definitions

SECTION 1.01 Defined Terms
SECTION 1.02 Terms Generally
SECTION 1.03 Exchange Rates
SECTION 1.04 Effectuation of Transaction

ARTICLE II The Credits

SECTION 2.01 Commitments
SECTION 2.02 Loans and Borrowings
SECTION 2.03 Requests for Borrowings
SECTION 2.04 Swingline Loans
SECTION 2.05 Letters of Credit.
SECTION 2.06 Funding of Borrowings
SECTION 2.07 Interest Elections
SECTION 2.08 Termination and Reduction of Commitments
SECTION 2.09 Repayment of Loans; Evidence of Debt, etc.
SECTION 2.10 Repayment of Loans
SECTION 2.11 Prepayments, etc.
SECTION 2.12 Fees
SECTION 2.13 Interest
SECTION 2.14 Alternate Rate of Interest
SECTION 2.15 Increased Costs
SECTION 2.16 Break Funding Payments
SECTION 2.17 Taxes
SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs
SECTION 2.19 Mitigation Obligations; Replacement of Lenders
SECTION 2.20 Revolving Borrowers
SECTION 2.21 Additional Reserve Costs
SECTION 2.22 Illegality

ARTICLE III Representations and Warranties

SECTION 3.01 Organization; Powers
SECTION 3.02 Authorization
SECTION 3.03 Enforceability
SECTION 3.04 Governmental Approvals
SECTION 3.05 Financial Statements
SECTION 3.06 No Material Adverse Effect
SECTION 3.07 Title to Properties; Possession Under Leases
SECTION 3.08 Subsidiaries
SECTION 3.09 Litigation; Compliance with Laws

i

SECTION 3.10 Federal Reserve Regulations
SECTION 3.11 Investment Company Act; Public Utility Holding Company Act
SECTION 3.12 Use of Proceeds
SECTION 3.13 Tax Returns
SECTION 3.14 No Material Misstatements
SECTION 3.15 Employee Benefit Plans
SECTION 3.16 Environmental Matters
SECTION 3.17 Security Documents
SECTION 3.18 Location of Real Property and Leased Premises
SECTION 3.19 Solvency
SECTION 3.20 Labor Matters
SECTION 3.21 Insurance
SECTION 3.22 Satellite Licenses and other Authorizations, etc.
SECTION 3.23 Earth Station Licenses, etc.
SECTION 3.24 Satellites

ARTICLE IV Conditions of Lending

SECTION 4.01 All Credit Events
SECTION 4.02 First Credit Event
SECTION 4.03 Credit Events Relating to Revolving Borrowers

ARTICLE V Affirmative Covenants

SECTION 5.01 Existence; Businesses and Properties
SECTION 5.02 Insurance
SECTION 5.03 Taxes
SECTION 5.04 Financial Statements, Reports, etc.
SECTION 5.05 Litigation and Other Notices
SECTION 5.06 Compliance with Laws
SECTION 5.07 Maintaining Records; Access to Properties and Inspections
SECTION 5.08 Use of Proceeds
SECTION 5.09 Compliance with Environmental Laws
SECTION 5.10 Further Assurances; Additional Mortgages
SECTION 5.11 Fiscal Year; Accounting
SECTION 5.12 Interest Rate Protection Agreements
SECTION 5.13 Proceeds of Certain Dispositions
SECTION 5.14 Access and Command Codes
SECTION 5.15 License Subsidiary
SECTION 5.16 Post-Closing Matters

ARTICLE VI Negative Covenants

SECTION 6.01 Indebtedness
SECTION 6.02 Liens

SECTION 6.03 Sale and Lease-Back Transactions
SECTION 6.04 Investments, Loans and Advances
SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions
SECTION 6.06 Dividends and Distributions
SECTION 6.07 Transactions with Affiliates
SECTION 6.08 Business of Holdings and the Subsidiaries
SECTION 6.09 Limitation on Modifications and Prepayments
SECTION 6.10 Capital Expenditures
SECTION 6.11 Interest Coverage Ratio
SECTION 6.12 Total Leverage Ratio
SECTION 6.13 Swap Agreements
SECTION 6.14 No Other “Designated Senior Indebtedness”
SECTION 6.15 Non-Material Subsidiaries
SECTION 6.16 Interest on Investor Financing

ARTICLE VII Events of Default

SECTION 7.01 Events of Default
SECTION 7.02 Holdings’ Right to Cure

ARTICLE VIII The Agents

SECTION 8.01 Appointment
SECTION 8.02 Nature of Duties
SECTION 8.03 Resignation by the Agents
SECTION 8.04 The Agents in their Individual Capacity
SECTION 8.05 Indemnification
SECTION 8.06 Lack of Reliance on Agents
SECTION 8.07 Designation of Affiliates for Loans Denominated in Euros

ARTICLE IX Miscellaneous

SECTION 9.01 Notices
SECTION 9.02 Survival of Agreement
SECTION 9.03 Binding Effect
SECTION 9.04 Successors and Assigns
SECTION 9.05 Expenses; Indemnity
SECTION 9.06 Right of Set-off
SECTION 9.07 Applicable Law
SECTION 9.08 Waivers; Amendment
SECTION 9.09 Interest Rate Limitation
SECTION 9.10 Entire Agreement
SECTION 9.11 WAIVER OF JURY TRIAL
SECTION 9.12 Severability
SECTION 9.13 Counterparts

SECTION 9.14 Headings
SECTION 9.15 Jurisdiction; Consent to Service of Process
SECTION 9.16 Confidentiality
SECTION 9.17 Conversion of Currencies
SECTION 9.18 Release of Liens and Guarantees
SECTION 9.19 Parallel Debt
SECTION 9.20 U.S.A. Patriot Act
SECTION 9.21 Professional Market Party Representation
SECTION 9.22 Regulatory Matters
SECTION 9.23 Application of Proceeds

ARTICLE X Collection Allocation Mechanism

SECTION 10.01 Implementation of CAM
SECTION 10.02 Letters of Credit

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Request
Exhibit B-2	Form of Request to Issue
Exhibit C	Form of Swingline Borrowing Request
Exhibit D-1	Form of Agreement of Undisclosed Pledge of Third Party Accounts Receivable
Exhibit D-2	Form of Agreement of Disclosed Pledge of Intercompany Accounts Receivable
Exhibit D-3	Form of Agreement of Disclosed Pledge of Bank Accounts
Exhibit D-4	Form of Agreement of Non-Possessory Pledge of Assets
Exhibit D-5	Form of Agreement of Disclosed Pledge of Insurance Receivables
Exhibit D-6	Form of Agreement of Pledge of Intellectual Property Rights
Exhibit D-7	Form of Agreement and Deed of Mortgage and Pledge
Exhibit D-8	Form of Agreement and Deed of Pledge of Shares in New Skies Satellites MAR B.V.
Exhibit D-9	Form of Agreement and Deed of Pledge of Shares in Morharras B.V.
Exhibit E	Form of U.K. Equitable Charge of Shares
Exhibit F-1	Form of Holdings Guarantee
Exhibit F-2	Form of Agreement of Disclosed Pledge of Intercompany Loan Agreement
Exhibit F-3	Form of Agreement and Deed of Pledge of Shares in New Skies Satellites B.V.
Exhibit G	Form of Parent Guarantee and U.S. Pledge Agreement
Exhibit H	Form of Subordinated Intercompany Debt
Exhibit I-1	Form of Revolving Borrower Agreement
Exhibit I-2	Form of Revolving Borrower Termination
Exhibit J	Reserve Costs for Mandatory Costs Rate

Exhibit K	Form of Investor Financing Documents
Exhibit L	Form of Parent Investor Financing Documents

Schedule 1.01(a)	Collateral and Guarantee Requirements
Schedule 2.01	Commitments
Schedule 2.04(a)	Swingline Commitments
Schedule 2.05(a)	Existing Letters of Credit
Schedule 3.01	Organization
Schedule 3.04	Governmental Approvals
Schedule 3.07	Title to Properties; Possession Under Leases
Schedule 3.08(a)	Closing Date Structure
Schedule 3.08(b)	Subsidiaries
Schedule 3.08(c)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.18(a)	Owned Real Property
Schedule 3.18(b)	Leased Real Property
Schedule 3.20	Labor Matters
Schedule 3.21	Insurance
Schedule 3.22	Satellite Licenses and other Authorizations
Schedule 3.23	Earth Station Licenses
Schedule 3.24	Satellites
Schedule 5.16	Post-Closing Matters
Schedule 6.01(a)	Indebtedness
Schedule 6.01(b)	Letters of Credit
Schedule 6.02(a)	Liens
Schedule 6.04	Existing Investments
Schedule 6.07	Transactions with Affiliates

v

CREDIT AGREEMENT dated as of November 2, 2004 (this “Agreement”), among NEW SKIES HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (“Holdings”), New Skies Satellites B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (“Parent”), certain subsidiaries of Parent from time to time party hereto as a borrower under the Revolving Facility provided for herein (in such capacity, the “Subsidiary Revolving Borrowers”), the LENDERS party hereto from time to time, DEUTSCHE BANK AG, NEW YORK BRANCH (“DBAG”), as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, ABN AMRO BANK N.V., as syndication agent (in such capacity, the “Syndication Agent”) and DEUTSCHE BANK SECURITIES INC. and ABN AMRO INCORPORATED, as joint lead arrangers and joint book running managers (in such capacities, the “Joint Lead Arrangers”).

W I T N E S S E T H :

WHEREAS, Blackstone Capital Partners IV L.P. and its affiliates or any other investment vehicle controlled by any of them (collectively “Blackstone”) and certain other investors (together with Blackstone, the “Equity Investors”) have directly or indirectly formed or acquired (i) New Skies Investments S.àr.l., a société a responsibilité limitée incorporated under the laws of Luxembourg (“New Skies Investments”), (ii) Holdings, all of the Equity Interests (as hereinafter defined) of which are owned directly or indirectly by New Skies Investments, and (iii) Parent, all of the Equity Interests of which are owned directly by Holdings;

WHEREAS, Neptune One Holdings Ltd., a Cayman Islands exempted company (“Neptune”) and Parent have entered into an Acquisition Agreement, pursuant to which Parent intends to purchase substantially all of the assets (including the equity of subsidiaries) and assume substantially all of the liabilities of New Skies Satellites N.V. (the “Company”), a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (the “Acquisition”);

WHEREAS, Neptune and Holdings have entered into a notarial deed of transfer pursuant to which Neptune transferred any and all of its interests in Parent to Holdings; and

WHEREAS, to finance (in part) the purchase price for the Acquisition, to pay fees and expenses in connection therewith and to provide for the ongoing working capital and general corporate requirements of Parent and its subsidiaries, Holdings and the Parent desire to enter into this Agreement.

NOW, THEREFORE, the Lenders are willing to extend senior secured credit to Borrowers on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABN” shall mean ABN AMRO Bank N.V.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Dollar Loan.

“ABR Revolving Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan denominated in Dollars bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Dollar Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acceptable Exclusions” shall mean:

(a)                                  war, invasion, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by:

(ii)                                  any government or sovereign power (de jure or de facto),

(iii)                               any authority maintaining or using a military, naval or air force,

(iv)                              a military, naval, or air force, or

(v)                                 any agent of any such government, power, authority or force;

(b)                                 any anti-satellite device, or device employing atomic or nuclear fission or fusion, or device employing laser or directed energy beams;

(c)                                  insurrection, strikes, labor disturbances, riots, civil commotion, rebellion, revolution, civil war, usurpation, or action taken by a government authority in hindering, combating or defending against such an occurrence, whether there be declaration of war or not;

(d)                                 confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government or governmental authority or agent (whether secret or otherwise or whether civil, military or de facto) or public or local authority or agency);

(e)                                  nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment;

(f)                                    electromagnetic or radio frequency interference, except for physical damage to the Satellite directly resulting from such interference;

(g)                                 willful or intentional acts of the directors or officers of the named insured, acting within the scope of their duties, designed to cause loss or failure of the Satellite;

(h)                                 an act of one or more Persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional;

(i)                                     any unlawful seizure or wrongful exercise of control of the Satellite made by any individual or individuals acting for political or terrorist purposes;

(j)                                     loss of revenue, incidental damages or consequential loss;

(k)                                  extra expenses, other than the expenses insured under the respective policy;

(l)                                     third party liability;

(m)                               loss of a redundant component(s) that does not cause a transponder failure; and

(n)                                 such other similar exclusions as may be customary for policies of such type as of the date of issuance or renewal of such coverage.

“Acquisition” shall have the meaning assigned to such term in the recitals to this Agreement.

“Acquisition Agreement” shall mean the Acquisition Agreement, dated as of June 5, 2004 among Neptune, Parent and the Company.

“Acquisition Documents” shall mean the Acquisition Agreement and all other material agreements and documents governing or relating to the Acquisition.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next

1/16 of 1%) equal to the result of dividing (a) the LIBO Rate in effect for such Interest Period by (b) 1.00 minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Agents” shall mean the Administrative Agent, the Collateral Agent and the Syndication Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.17(b).

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.17(b).

“Applicable Margin” shall mean:

(a)                                  in the case of Term Loans, (i) maintained as Alternative Base Rate Loans, a percentage per annum equal to 1.50%, and (ii) maintained as Eurocurrency Loans, a percentage per annum equal to 2.75%; and

(b)                                 in the case of Revolving Facility Loans, for any Margin Adjustment Period, from and after any Start Date to and including the corresponding End Date, the respective percentage per annum set forth below opposite the respective Level (i.e., Level 1, Level 2, Level 3 or Level 4, as the case may be) indicated to have been achieved on the applicable Test Date for such Start Date (as shown in the respective officer’s certificate delivered pursuant to Section 5.04(c)):

Total Leverage Ratio	Level 1: less than or equal to 3.50:1.00	Level 2: greater than 3.50:1.00 and less than or equal to 4.50:1.00	Level 3: greater than 4.50:1.00 and less than or equal to 5.25:1.00	Level 4: greater than 5.25:1.00
Applicable Margin for Eurocurrency Loans	2.00%	2.25%	2.50%	2.75%
Applicable Margin for Alternate Base Rate Loans	0.75%	1.00%	1.25%	1.50%

Notwithstanding the foregoing, (i) if Parent fails to deliver the financial statements required to be delivered pursuant to Section 5.04(a) or (b) (accompanied by the officer’s certificate required to be delivered pursuant to Section 5.04(c) showing the applicable Total Leverage Ratio on the relevant Test Date) on or prior to the respective date required by such Sections, then Level 4 pricing shall apply from the day following the most recent End Date until such time, if any, as the financial statements required as set forth above and the accompanying officer’s certificate have been delivered showing the pricing for the respective Margin Adjustment Period is at a level below Level 4 (it being understood that, in the case of any late delivery of the financial statements and officer’s certificate as so required, any reduction in the Applicable Margin shall apply only from and after the date of the delivery of the complying financial statements and officer’s certificate); and (ii) Level 4 pricing shall apply for the period from the Closing Date to the date of the delivery of the Parent’s consolidated financial statements (and related officer’s certificate) in respect of the first fiscal quarter to end at least six months after the Closing Date.

“Applicant Party” shall mean, with respect to a Letter of Credit, the Borrower for whose account such Letter of Credit is being issued.

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, managed or advised by a Lender, an Affiliate of a Lender or an entity (including an investment advisor) or an Affiliate of such entity that administers, manages or advises a Lender.

“Asset Acquisition” shall mean any Permitted Business Acquisition, the aggregate consideration for which exceeds $5.0 million.

“Asset Disposition” shall mean any sale, transfer or other disposition by Holdings or any of the Subsidiaries to any person other than Holdings or any Subsidiary to the extent otherwise permitted hereunder of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions, the Net Proceeds from which exceed $5.0 million.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and Parent (if required by such assignment and acceptance), substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Available Investment Basket Amount” shall mean, on any date of determination, an amount equal to (a) the Cumulative Retained Excess Cash Flow Amount on such date plus the aggregate amount of proceeds received after the Closing Date and prior to such date that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof except for the operation of clause (x) or (y) of the second proviso thereof, minus (b) any amounts thereof used to make Investments pursuant to Section 6.04(b) and/or clause (ii) of Section 6.04(l) after the Closing Date and on or prior to such date, minus (c) the aggregate amount of Capital Expenditures made after the Closing Date and on or prior to such date pursuant to Section 6.10(c).

“Available Revolving Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Blackstone” shall have the meaning assigned to such term in the recitals to this Agreement.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Boeing” shall mean Boeing Satellite Systems, Inc. and its affiliates.

“Borrower” shall mean and include (i) Parent and (ii) each other subsidiary that is a Subsidiary Revolving Borrower.

“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of a Term Loan Borrowing and/or a Revolving Facility Borrowing denominated in Dollars, $5.0 million, (b) in the case of a Revolving Facility Borrowing denominated in Euros, €3.0 million, (c) in the case of a Swingline Dollar Borrowing, $500,000 and (d) in the case of a Swingline Euro Borrowing, €500,000.

“Borrowing Multiple” shall mean (a) in the case of a Term Loan Borrowing or a Revolving Facility Borrowing denominated in Dollars, $1.0 million, (b) in the case of a Revolving Facility Borrowing denominated in Euros, €600,000, (c) in the case of a Swingline Dollar Borrowing, $500,000 and (d) in the case of a Swingline Euro Borrowing, €500,000.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B-1.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan, the term “Business Day”

shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market and (b) when used in connection with a Loan denominated in Euros, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euros.

“Calculation Date” shall mean (a) the last Business Day of each calendar month, (b) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Facility Loan denominated in Euros, (ii) the issuance of a Euro Letter of Credit or (iii) a request for a Swingline Euro Borrowing and (c) if an Event of Default under Section 7.01(b) or (c) has occurred and is continuing, any Business Day as determined by the Administrative Agent in its sole discretion.

“CAM” shall mean the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Article X.

“CAM Exchange” shall mean the exchange of the Lenders’ interests provided for in Section 10.01.

“CAM Exchange Date” shall mean the first date after the Closing Date on which there shall occur (a) any event described in paragraph (h) or (i) of Section 7.01 with respect to any Borrower or (b) an acceleration of Loans pursuant to Section 7.01.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum of (i) the Dollar Equivalent, determined using the Exchange Rates calculated as of the CAM Exchange Date, of the aggregate Obligations owed to such Lender, (ii) the Revolving L/C Exposure, if any, of such Lender (less unreimbursed L/C Disbursements included therein) and (iii) the Swingline Exposure, if any, of such Lender, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum of (i) the Dollar Equivalent, determined using the Exchange Rates calculated as of the CAM Exchange Date, of the aggregate Obligations owed to all the Lenders and (ii) the aggregate Revolving L/C Exposure of all the Lenders (less unreimbursed L/C Disbursements included therein); provided that, for purposes of clause (a) above, the Obligations owed to a Swingline Lender will be deemed not to include any Swingline Loans except to the extent provided in clause (a)(iii) above.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with US GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person, provided, however, that Capital Expenditures for Holdings and the Subsidiaries shall not include:

(a)                                  expenditures to the extent they are made with proceeds of the issuance of Equity Interests of Holdings after the Closing Date to Blackstone or any other Permitted Investor or with funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first proviso to such clause (a)),

(b)                                 expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made, or a binding contract is or has been entered into to make such expenditures, to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of Parent and the Subsidiaries within 12 months of receipt of such proceeds,

(c)                                  interest capitalized during such period,

(d)                                 expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings or any Subsidiary thereof) and for which neither Holdings nor any Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(e)                                  the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made,

(f)                                    the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

(g)                                 Investments in respect of a Permitted Business Acquisition, or

(h)                                 the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under US GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with US GAAP.

“Cash Interest Expense” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, Holdings or any Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of Holdings and its Subsidiaries for such period; provided that (i) Cash Interest Expense shall exclude any financing fees paid in connection with the Transactions (or any refinancing of any Indebtedness incurred in connection therewith to the extent that such financing fees are paid with the proceeds from such refinancing Indebtedness) or any amendment of this Agreement or upon entering into a Permitted Receivables Financing and (ii) historical Cash Interest Expense shall be deemed to be (x) for each of the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, $12.0 million and (y) for the period beginning October 1, 2004 through to and excluding the Closing Date, the amount equal to (A) the quotient of $12.0 million, divided by 91, (B) multiplied by the number of days from and including October 1, 2004 to and excluding the Closing Date.

A “Change in Control” shall be deemed to occur if:

(a)                                  at any time, (i) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of Parent, (ii) Parent shall fail to own directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of each Revolving Borrower (other than Parent), (iii) a majority of the seats (other than vacant seats) on the management board of Holdings shall at any time be occupied by persons who were neither (A) nominated by a Permitted Holder (directly or indirectly) nor (B) appointed by a Permitted Holder (directly or indirectly), (iv) Holdings shall fail to own, directly, beneficially and of record, 100% of the aggregate outstanding principal amount of the Parent Investor Financing, or (v) a “Change in Control” shall occur under the Senior Note Indenture, the Senior Subordinated Note Indenture or any Permitted Senior Subordinated Debt Securities;

(b)                                 at any time prior to an initial public offering of Equity Interests of Holdings or any person who, directly or indirectly, owns 100% of the issued and outstanding Equity Interests of Holdings (a “Parent Company”), any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate (x) Equity Interests representing at least 51% of (i) the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings, or (ii) the common economic interest represented by the issued and outstanding Equity Interests of Holdings or (y) a principal amount of the outstanding Investor Financing representing at least 51% of the aggregate principal amount of the Investor Financing; or

(c)                                  at any time from and after an initial public offering of Equity Interests of Holdings or any Parent Company, (i) any person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders, shall own beneficially (as defined above), directly or indirectly, in the aggregate Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings or such Parent Company, as applicable, and the Permitted Holders own beneficially (as defined above), directly or indirectly, a smaller percentage of such ordinary voting power at such time than the Equity Interests owned by such other person or group or (ii) any person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders, shall own beneficially (as defined above), directly or indirectly, in the aggregate a principal amount of the outstanding Investor Financing representing 35% or more of the aggregate outstanding principal amount of the Investor Financing, and the Permitted Holders own beneficially (as defined above), directly or indirectly, a smaller percentage of such principal amount of the Investor Financing than that owned by such other person or group.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the official interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean the date on which all of the conditions precedent required to effectuate the Transaction have been satisfied.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” shall mean BNP Paribas SA and ING Bank N.V., in their capacities as a co-documentation agents under this Agreement.

“Collateral” shall mean all property and assets (including Equity Interests) subject to a lien created under any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning given such term in the introductory paragraph of this Agreement.

“Collateral and Guarantee Requirements” shall mean the requirements that:

(a)                                  as of the Closing Date, all of the Loan Documents described in Schedule 1.01(a) shall have been executed and delivered by the parties thereto, and, to the extent applicable under the relevant governing law, all Liens created by the pledging of securities and/or other instruments shall have been perfected (by the pledging of such securities and/or instruments or otherwise);

(b)                                 in the case of each Dutch Subsidiary that becomes a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received, unless it has waived such requirement for such Subsidiary Loan Party (for reasons of cost, legal limitations, tax consequences or such other matters as deemed appropriate by the Administrative Agent, acting reasonably), a counterpart of a guaranty and of each Dutch Security Document duly authorized, executed and delivered by such Subsidiary Loan Party;

(c)                                  in the case of any Material Subsidiary (other than a Material Subsidiary organized under the laws of The Netherlands) that becomes a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received, unless it has waived such requirement for such Subsidiary Loan Party (for reasons of cost, legal limitations, tax consequences or such other matters as deemed appropriate by the Administrative Agent, acting reasonably), a counterpart of a guaranty and agreements or documents in a form and to the extent agreed between Parent and the Administrative Agent (but in any event to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction or jurisdictions) with the scope of the Dutch Security Documents entered into by Parent;

(d)                                 subject to Section 5.10(g), all the Equity Interests that are acquired by a Loan Party after the Closing Date shall be pledged pursuant to the Dutch Security Documents, the Parent Guarantee and U.S. Pledge Agreement, the U.K. Equitable Charge of Shares, an Other Pledge Agreement or the Holdings Agreements, as the case may be (it being agreed that an Other Pledge Agreement shall not be required in respect of the Equity Interests of entities which are not required to satisfy the requirements of clause (c) above);

(e)                                  the Collateral Agent shall have received all certificates or other instruments (if any) representing all Equity Interests required to be pledged pursuant to any of the foregoing paragraphs, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case to the extent reasonably requested by counsel to the Lenders, or such other action shall have been taken as required under applicable law to perfect a security interest in such Equity Interests as reasonably requested by counsel to the Lenders;

(f)                                    all Indebtedness of Holdings and each Subsidiary having an aggregate principal amount that has a Dollar Equivalent in excess of $2.5 million (other than intercompany current liabilities incurred in the ordinary course of business) that is owing to Holdings, Parent or any Subsidiary Loan Party shall have been pledged pursuant to a Security Document and shall, if requested by the Administrative Agent and if relevant under the applicable governing law of such Security Document, be evidenced by a promissory note or an instrument and the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(g)                                 all documents and instruments required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(h)                                 in the case of each Mortgaged Property located in The Netherlands, the Collateral Agent shall have received a copy of a notarial deed of Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property; and

(i)                                     each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with (A) the execution, delivery and performance of all Security Documents (or supplements thereto) to which it is a party and (B) the granting by it of the Liens under each Security Document to which it is party.

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment and Term Loan Commitment and (b) with respect to any Swingline Lender, its Swingline Dollar Commitment or Swingline Euro Commitment, as applicable.

“Company” shall have the meaning assigned to such term in the recitals to this Agreement.

“Consolidated Debt” at any date shall mean the sum of (without duplication) (i) all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money (but not including Indebtedness in respect of the Investor Financing and the Parent Investor Financing) and Indebtedness in respect of the deferred purchase price of property or services (and not including any indebtedness under letters of credit (x) to the extent undrawn or (y) if drawn, to the extent reimbursed within 10 Business Days after such drawing) of Holdings and its Subsidiaries determined on a consolidated basis on such date plus (ii) any Receivables Net Investment.

“Consolidated Net Debt” at any date shall mean (A) Consolidated Debt on such date less (B) unrestricted cash or marketable securities (determined in accordance with US GAAP) of Holdings and its Subsidiaries on such date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that

(i)                                     any net after-tax extraordinary, special (to the extent reflected as a separate line item on a consolidated income statement prepared in accordance with US GAAP on a basis consistent with historical practices) or non-recurring gain or loss (less all fees and expenses relating thereto) or income or expense or charge including, without limitation, any severance expense, and fees, expenses or charges related to any offering of Equity Interests of Holdings, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges or change in control payments related to the Transactions (including, without limitation, all Transaction Costs), in each case shall be excluded; provided that, with respect to each non-recurring item, Holdings shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such item and stating that such item is a non-recurring item,

(ii)                                  any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(iii)                               any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of Holdings) shall be excluded,

(iv)                              any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,

(v)                                 (A) the Net Income for such period of any person that is not a subsidiary of such person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity paid in cash (or to the extent converted into cash) to such person or a subsidiary thereof in respect of such period, but excluding any such dividend, distribution or payment in respect of equity that funds a JV Reinvestment, and (B) the Net Income for such period shall include any dividend, distribution or other payment in respect of equity in cash received from any person in excess of the amounts included in clause (A), but excluding any such dividend, distribution or payment that funds a JV Reinvestment,

(vi)                              the Net Income for such period of any subsidiary of such person that is not a Loan Party shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived (provided that the net loss of any such subsidiary shall be included), provided that such Net Income shall be included to the extent (and only to the extent) such subsidiary may (without violation of law or binding contractual arrangements) make loans and/or advances to its parent corporation (which corporation may in turn dividend, loan and/or advance the proceeds of such loans or advances to its parent corporation and so on for all parents until reaching Parent) and/or to Parent,

(vii)                           Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(viii)                        an amount equal to the amount of Tax Distributions actually made to the holders of capital stock of Holdings in respect of the net taxable income allocated by such person to such holders for such period to the extent funded by Parent shall be included as though such amounts had been paid as income taxes directly by such person,

(ix)                                any increase in amortization or depreciation or any one-time noncash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the Transaction or any acquisition that is consummated prior to or after the Closing Date shall be excluded,

(x)                                   accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with US GAAP shall be excluded; and

(xi) any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such person or any of its subsidiaries shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of Holdings and the consolidated Subsidiaries, determined in accordance with US GAAP, as set forth on the consolidated balance sheet of Holdings as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Corresponding Obligation” shall mean any obligation to pay an amount to any one or more of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender (or any of their affiliates), whether for principal, interest, costs, any overdraft or otherwise (including, without limitation, pursuant to any Guarantee) and whether present or future (i) under or in connection with the Loan Documents, (ii) under or in connection with any Swap Agreement to which any Loan Party and any Lender (or any of its affiliates) is a party from time to time or (iii) in connection with any other Indebtedness as the Lenders (or any of their affiliates) and any Loan Party may agree from time to time.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date that is not (and, in the case of any Excess Cash Flow Period where the respective required date of prepayment has not yet occurred pursuant to Section 2.11(d), will not on such date of required prepayment be) required to be applied in accordance with Section 2.11(d).

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

“Current Assets” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with US GAAP, be classified on a consolidated balance sheet of Holdings and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits and (b) in the event that a Permitted Receivables Financing is accounted for off-balance sheet, (x) gross accounts receivable comprising part of the Receivables Assets subject to such Permitted Receivables Financing less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with US GAAP, be classified on a consolidated balance sheet of Holdings and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any debt or Capital Lease Obligations, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income, profits or capital, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(ix) of the definition of such term.

“DBAG” shall mean Deutsche Bank AG, New York Branch, including any successor thereto by merger.

“Debt Service” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dollar Equivalent” shall mean, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in Euros, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.03(b) using the Exchange Rate with respect to Euros at the time in effect under the provisions of such Section.

“Dollar Letter of Credit” shall mean a Letter of Credit denominated in Dollars.

“Dollar Term Loan” shall mean each Term Loan denominated in Dollars.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Dutch Borrower” shall mean the Parent and any Subsidiary Revolving Borrower that is a Dutch Subsidiary.

“Dutch Security Documents” shall mean (i) an Agreement of Undisclosed Pledge of Third Party Accounts Receivable substantially in the form of Exhibit D-1; (ii) an Agreement of Disclosed Pledge of Intercompany Accounts Receivable substantially in the form of Exhibit D-2; (iii) an Agreement of Disclosed Pledge of Bank Accounts substantially in the form of Exhibit D-3; (iv) an Agreement of Non-Possessory Pledge of Assets substantially in the form of Exhibit D-4; (v) an Agreement of Disclosed Pledge of Insurance Receivables substantially in the form of Exhibit D-5; (vi) an Agreement of Pledge of Intellectual Property Rights substantially in the form of Exhibit D-6; (vii) an Agreement and Deed of Mortgage and Pledge substantially in the form of Exhibit D-7; (viii) an Agreement and Deed of Pledge of Shares in New Skies Satellites MAR B.V. substantially in the form of Exhibit D-8; (ix) an Agreement and Deed of Pledge of Shares in Morharras B.V. substantially in the form of Exhibit D-9 and (xi) the agreements referred to in clauses (ii) and (iii) of the definition of “Holdings Agreements”.

“Dutch Subsidiary” shall mean any Subsidiary that is incorporated and organized under the laws of The Netherlands.

“Earth Station” shall mean any earth station licensed for operation by the FCC or by any Governmental authority outside of the United States that is owned and operated by Holdings or any of its Subsidiaries.

“EBITDA” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Holdings and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xi) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i)                                     provision for Taxes based on income, profits or capital of Holdings and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes (such as the Texas franchise tax and Michigan single business tax) (including any Tax Distribution taken into account in calculating Consolidated Net Income),

(ii)                                  Interest Expense of Holdings and the Subsidiaries for such period (net of interest income for such period of Holdings and its Subsidiaries),

(iii)                               depreciation and amortization (including amortization of goodwill and other intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), in each case of Holdings and the Subsidiaries for such period,

(iv)                              restructuring charges; provided that with respect to each such restructuring charge, Holdings shall have delivered to the Administrative Agent an officer’s certificate specifying and quantifying such charge and stating that such charge is a restructuring charge,

(v)                                 any other noncash charges (but excluding any such charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period); provided that, for purposes of this subclause (v) of this clause (a), any noncash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made,

(vi)                              the minority interest expense consisting of the subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties,

(vii)                           the noncash portion of “straight-line” rent expense,

(viii)                        the amount of any expense to the extent a corresponding amount is received in cash by any Loan Party from a Person other than Holdings or any Subsidiary of Holdings under any agreement providing for reimbursement of any such expense provided such reimbursement payment has not been included in determining EBITDA (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods),

(ix)                                turnaround costs and expenses to the extent treated as, and included in computing for the period expended, Capital Expenditures,

(x)                                   the amount of management, consulting, monitoring and advisory fees and related expenses paid to Blackstone or any other Permitted Investor (or any accruals related to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period the greater of (x) $2.5 million and (y) 2% of EBITDA of Holdings and the Subsidiaries (assuming for purposes of this clause (y) that the amount to be added to Consolidated Net Income under this clause (x) is $2.5 million), and

(xi)                                except for purposes of calculating Excess Cash Flow to the extent consisting of any net cash loss, any net losses resulting from currency Swap Agreements entered into in the ordinary course of business relating to intercompany loans among or between Holdings and/or any of its Subsidiaries to the extent that the nominal amount of the related Swap Agreement does not exceed the principal amount of the related intercompany loan;

minus (b) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) to (iv) of this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i)                                     the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary,

(ii)                                  noncash items increasing Consolidated Net Income of Holdings and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period),

(iii)                               the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense, and

(iv)                              except for purposes of calculating Excess Cash Flow to the extent consisting of a net cash gain, any net gains resulting from currency Swap Agreements entered into in the ordinary course of business relating to intercompany loans among or between Holdings and/or any of its Subsidiaries to the extent that the nominal amount of the related Swap Agreement does not exceed the principal amount of the related intercompany loan.

Notwithstanding the foregoing, EBITDA shall be deemed to be (x) for each of the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, $30.0 million and (y) for the period beginning October 1, 2004 through to and excluding the Closing Date, the amount equal to (A) the quotient of $30.0 million, divided by 91, (B) multiplied by the number of days from and including October 1, 2004 to and excluding the Closing Date.

“EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.

“End Date” shall mean, with respect to any Margin Adjustment Period, the last day of such Margin Adjustment Period.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, formal demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such law (hereafter “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the Environment or exposure to Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, convertible preferred equity certificate (whether or not equity under local law), any limited or general partnership interest and any limited liability company membership interest.

“Equity Investors” shall have the meaning assigned to such term in the recitals to this Agreement

“Equity Percentage” shall mean 50%; provided that if at the time of any prepayment required by Section 2.11(c) hereof, (a) the Total Leverage Ratio as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b) (together with the corresponding officer’s certificate pursuant to Section 5.04(c)) is less than or equal to 4.50 to 1.00 but greater than 3.50:1.00, then the percentage set forth above shall be deemed to be 25% and (b) the Total Leverage Ratio as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b) (together with the corresponding officer’s certificate pursuant to Section 5.04(c)) is less than or equal to 3.50:1.00, then the percentage set forth above shall be deemed to be 0%.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, Parent or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, Parent, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings, Parent, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by Holdings, Parent, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Holdings, Parent, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, Parent, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” or “€” shall mean the single currency of the European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time and as referred to in the EMU Legislation.

“Euro Equivalent” shall mean, on any date of determination, (a) with respect to any amount in Euros, such amount and (b) with respect to any amount in Dollars, the equivalent in Euros of such amount or determined by the Administrative Agent pursuant to Section 1.03(b) using the Exchange Rate with respect to such currency of the time in effect under the provisions of such Section.

“Euro Letter of Credit” shall mean a Letter of Credit denominated in Euros.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Revolving Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Event of Loss” shall mean any event that results in Parent or any of its subsidiaries receiving proceeds from any insurance covering any Satellite owned by Parent or any of its subsidiaries or in the event that Parent or any of its subsidiaries receives proceeds from any insurance maintained for it by any Satellite Manufacturer or any launch provider covering any of such Satellites.

“Event of Loss Proceeds” shall mean, with respect to any Event of Loss, all Satellite insurance proceeds received by Parent or any of its subsidiaries in connection with such Event of Loss, after

(a)                                  provision for all income or other taxes measured by or resulting from such Event of Loss;

(b)                                 payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss;

(c)                                  payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the Satellite that is the subject of such Event of Loss;

(d)                                 provision for payments to Persons who own an interest in the Satellite (including any transponder thereon) in accordance with terms of the agreement(s) governing the ownership of such interest by such Person (other than payments to insurance carriers required to be made based on the future revenues generated from such Satellite), and

(e)                                  deduction of appropriate amounts to be provided by Parent or such subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the Satellite that was the subject of the Event of Loss.

“Excess Cash Flow” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of Holdings and the Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication,

(a)                                  Debt Service for such Excess Cash Flow Period,

(b)                                 (i) any voluntary prepayments of Term Loans during such Excess Cash Flow Period, (ii) any permanent voluntary reductions during such Excess Cash Flow Period of Revolving Facility Commitments to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid and (iii) any voluntary prepayment permitted hereunder of term Indebtedness during such Excess Cash Flow Period to the extent not financed, or intended to be financed, using the proceeds of the incurrence of Indebtedness, so long as the amount of such prepayment is not already reflected in Debt Service,

(c)                                  the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder (less any amounts received in respect thereof as a return of capital),

(d)                                 an amount in respect of Capital Expenditures designated by Parent for such Excess Cash Flow Period (which amount may be more or less than the actual amount of Capital Expenditures made by Holdings and its Subsidiaries during such Excess Cash Flow Period), provided that (i) the amount designated by Parent for any Excess Cash Flow Period shall not exceed the greater of (x) the actual amount of Capital Expenditures by Holdings and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash pursuant to Section 6.10(a) or (b), as applicable, and (y) $75.0 million, and (ii) the aggregate amount designated by Parent for purposes of this paragraph (d) shall not exceed (x) during the period from 2005 through 2009, $175.0 million and (y) during the period from 2010 through 2011, an amount equal to the sum of (A) $150.0 million plus (B) $175.0 million minus the aggregate amount designated by Parent for purposes of this paragraph (d) during the period referred to in clause (x) above,

(e)                                  Taxes paid in cash by Holdings and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period (provided that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period) and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Non-Dutch Subsidiaries,

(f)                                    an amount equal to any increase in Working Capital of Holdings and its Subsidiaries for such Excess Cash Flow Period,

(g)                                 cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

(h)                                 permitted dividends or distributions or repurchases of its Equity Interests paid in cash by Holdings during such Excess Cash Flow Period and permitted dividends paid by any Subsidiary to any person other than Holdings, Parent or any of the Subsidiaries during such Excess Cash Flow Period, in each case in accordance with Section 6.06,

(i)                                     amounts paid in cash during such Excess Cash Flow Period on account of (x) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of Holdings and its Subsidiaries in a prior Excess Cash Flow Period, (y) reserves or accruals established in purchase accounting and (z) any other long-term reserves existing on the Closing Date as reflected in the pro forma balance sheet referred to in Section 3.05(b),

(j)                                     to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith,

(k)                                  the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by Holdings and its Subsidiaries or did not represent cash received by Holdings and its Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period, and

(l)                                     Tax Distributions which are paid during the respective Excess Cash Flow Period or will be paid within six months after the close of such Excess Cash Flow Period

(as reasonably determined in good faith by Holdings) to the extent, in each case, funded by Parent, provided that to the extent such Tax Distributions are not actually paid within such six month period such amounts shall be added to Excess Cash Flow the next succeeding Excess Cash Flow Period, plus, without duplication,

(a)                                  an amount equal to any decrease in Working Capital for such Excess Cash Flow Period,

(b)                                 all proceeds received during such Excess Cash Flow Period in respect of Capital Lease Obligations, purchase money Indebtedness, Sale and Lease-Back Transactions pursuant to Section 6.03 and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such Borrowings),

(c)                                  all amounts referred to in clause (c) above to the extent funded with the proceeds of the issuance of Equity Interests of, or capital contributions to, Holdings after the Closing Date (to the extent not previously used to prepay Indebtedness (other than Revolving Facility Loans or Swingline Loans), make any investment or capital expenditure or otherwise for any purpose resulting in a deduction to Excess Cash Flow in any prior Excess Cash Flow Period) or any amount that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” if not so spent, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(d)                                 to the extent any permitted Capital Expenditures and the corresponding delivery of equipment referred to in clause (d) above do not occur in the Excess Cash Flow Period of Holdings specified in the certificate of Holdings provided pursuant to clause (d) above, the amount of such Capital Expenditures that were not so made in the Excess Cash Flow Period of Holdings specified in such certificates,

(e)                                  cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,

(f)                                    any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(c)),

(g)                                 to the extent deducted in the computation of EBITDA, cash interest income, and

(h)                                 the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by Holdings or any Subsidiary or (y) does not represent cash paid by Holdings or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean (i) the period taken as one accounting period beginning on January 1, 2005 and ending on June 30, 2005 and (ii) each fiscal year of Holdings ending thereafter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” shall mean on any day, for purposes of determining the Dollar Equivalent or Euro Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars or Euros (as applicable), as set forth in the Wall Street Journal published on such date for such currency.  In the event that such rate does not appear in such copy of the Wall Street Journal, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and Parent, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of Dollars or Euros (as applicable) for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may, in consultation with Parent, use any reasonable method it deems appropriate to determine such rate, and such determination shall be prima facie evidence thereof.

“Excluded Equity Issuances” shall mean (i) the issuance of Equity Interests by Holdings to Blackstone or any other Permitted Investor, (ii) the issuance of Equity Interests by Holdings the proceeds of which are used to fund Investments permitted by Section 6.04, (iii) Equity Interests issued by Holdings (x) as compensation to employees of Holdings or any of its Subsidiaries or (y) to members of management of Holdings or any Subsidiary within one year of the Closing Date, in each case in the ordinary course of business and (iv) Permitted Cure Securities.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (other than (a) Section 6.01(o) and (b) Section 6.01(s) unless the proceeds thereof are used to finance a Permitted Business Acquisition as and to the extent permitted by such Section 6.01(s)).

“Excluded Payload” shall mean, for any Satellite, any C-band, Ku-band or Ka-band payload that is not expected or intended, in the good faith determination of the Management Board of Parent and evidenced by a resolution of the Management Board delivered to the Administrative Agent, to earn revenues from the operation of such payload in excess of $10.0 million for the immediately succeeding 12-month period.

“Excluded Satellite” shall mean any Satellite (i) that is not expected or intended, in the good faith determination of the Management Board of Parent and evidenced by a resolution of the Management Board delivered to the Administrative Agent, to earn revenues from the operation of such Satellite in excess of $20.0 million for the immediately succeeding

12-month period or (ii) that has a net book value not in excess of $50.0 million or (iii) that due to failures or anomalies affecting the Satellite or affecting other Satellites of the same model or series or that employ the same or similar systems or components (1) the procurement of In-Orbit Insurance therefor in the amount and on the terms required by this Agreement would not be available for a price that is, and on other terms and conditions that are, commercially reasonable or (2) such In-Orbit Insurance would be subject to exclusions or limitations of coverage that would make the terms of the insurance commercially unreasonable, in either case, as determined in good faith by the Management Board of Parent and evidenced by a resolution of the Management Board delivered to the Administrative Agent or (iv) for which In-Orbit Spare Capacity is available or (v) whose primary purpose is to provide In-Orbit Spare Capacity for Parent’s other Satellites and otherwise that is not expected or intended, in the good faith determination of the Management Board of Parent and evidenced by a resolution of the Management Board delivered to the Administrative Agent, to earn revenues from the operation of such Satellite in excess of $20.0 million for the immediately succeeding 12-month period.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above and (c) in the case of a Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any withholding tax imposed by the United States (other than a withholding tax levied upon any amounts payable to such Lender in respect of any interest in any Loan acquired by such Lender pursuant to Section 10.01) that is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.17(e) with respect to such Loans except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to any withholding tax pursuant to Section 2.17(a).

“Exemption Regulation” shall mean the Exemption Regulation of the Ministry of Finance of The Netherlands dated June 26, 2002, as promulgated in connection with the Dutch Act on the Supervision of Credit Institutions 1992 (wet toezicht kredietwezen 1992), as amended from time to time.

“Existing Letter of Credit” shall mean each letter of credit previously issued for the account of Parent or any of its subsidiaries by a Person that is a Lender on the Closing Date (or an Affiliate of such Person) to the extent such letter of credit (a) was outstanding on the Closing Date and (b) is listed on Schedule 2.05(a).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there are two Facilities, i.e., the Term Loan Facility and the Revolving Facility.

“FCC” means the Federal Communications Commission or any governmental authority in the United States substituted therefor.

“FCC Licenses” shall mean all authorizations, orders, licenses and permits issued by the FCC to Holdings or any of its Subsidiaries, under which Holdings or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its transmit only, receive only or transmit and receive earth stations.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter dated May 24, 2004, as amended by those certain letter agreements dated as of May 27, 2004 and June 4, 2004, by and among Neptune, the Administrative Agent, the Syndication Agent and the Joint Lead Arrangers.

“Fees” shall mean the Revolving Facility Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financial Performance Covenants” shall mean the covenants of Holdings set forth in Sections 6.11 and 6.12.

“Flow Through Entity” shall mean an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for United States federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“FSS Operators” shall mean each of (i) PanAmSat Corporation, (ii) Intelsat, Ltd., (iii) SES Global, (iv) Eutelsat S.A. and (v) any successor entities of each of the foregoing.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which could reasonably be expected to give rise to liability under any Environmental Law.

“HC Activities” shall mean such activities to be undertaken by Holdings as reasonably determined by Holdings to be required to enable Holdings to satisfy the requirements of Dutch tax law regarding the head of a fiscal unity.

“HC Investments” shall mean investments made by Holdings to satisfy the requirements of Dutch tax law fiscal unity requirements.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Holdings Agreements” shall mean (i) the Holdings Guarantee, as amended, supplemented or otherwise modified from time to time, substantially in the form of Exhibit F-1 between Holdings and the Collateral Agent pursuant to which Holdings guarantees the Obligations, (ii) an Agreement of Disclosed Pledge of Intercompany Loan Agreement between Holdings and the Collateral Agent, as amended, supplemented or otherwise modified from time to time, substantially in the form of Exhibit F-2 and (iii) an Agreement and Deed of Pledge of Shares in New Skies Satellites B.V., between Holdings and the Collateral Agent, as amended, supplemented or otherwise modified from time to time, substantially in the form of Exhibit F-3.

“In-Orbit Insurance” shall mean, with respect to any Satellite, insurance or other contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite attaching upon the expiration of the launch insurance therefor and renewing, during the commercial in-orbit service of such Satellite, prior to the expiration of the immediately preceding corresponding In-Orbit Insurance policy.

“In-Orbit Spare Capacity” shall mean transponder capacity that in the good faith judgment of the Management Board of Parent and evidenced by a resolution of the Management Board of Parent as set forth in an officers’ certificate:

(a)                                  is available at all times in the event of a Satellite loss or failure to restore service for at least 25% of the revenue-generating capacity on the Satellite;

(b)                                 meets or exceeds the contractual performance specifications for the transponders being protected; and

(c)                                  may be provided directly by Parent or by another FSS Operator or another Satellite operator pursuant to a contractual arrangement;

provided that if such “In-Orbit Spare Capacity” is available with respect to less than 100% of the revenue-generating transponder capacity on a Satellite, that Satellite shall be deemed to be insured for the percentage of the Satellite’s net book value for which In-Orbit Spare Capacity is available.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof and reimbursement obligations in respect of trade letters of credit obtained in the ordinary course of business with expiration dates not in excess of 365 days from the date of issuance (x) to the extent undrawn or (y) if drawn, to the extent repaid in full within 10 Business Days of any such drawing), (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (h) except as provided in clause (d) above, the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and (i) the principal component of all obligations of such person in respect of bankers’ acceptances; provided, that Indebtedness shall be deemed not to include (x) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenues generated by a Satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto or (y) any obligations to make progress or incentive payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days.  The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information Memorandum” shall mean the Confidential Information Memorandum to be provided to prospective Lenders, as modified or supplemented.

“Initial Lenders” shall mean DBAG and ABN.

“Installment Date” shall have the meaning assigned to such term in Section 2.10(a).

“Intercreditor Agreement” shall mean an intercreditor agreement entered into in connection with a Permitted Receivables Financing in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Coverage Ratio” shall have the meaning assigned to such term in Section 6.11.

“Interest Election Request” shall mean a request by a Borrower to convert or continue a Term Loan Borrowing or Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than Holdings, Parent or a Subsidiary Loan Party and (b) capitalized interest expense of such person for such period, but in any event excluding interest expense in respect of performance incentive payments.  For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Holdings and the Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” shall mean (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last day of each calendar quarter, (c) with respect to any Swingline Dollar Loan, the day that such Swingline Dollar Loan is required to be repaid pursuant to Sections 2.09(a) and (d) with respect to any Swingline Euro Loan, the last day of the Interest Period applicable to such Swingline Euro Loan or any day otherwise agreed to by the Swingline Euro Lenders.

“Interest Period” shall mean (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing, all relevant Lenders make interest periods of such length available), as the applicable Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11 and (b) as to any Swingline Euro Borrowing, the period commencing on the date of such Borrowing and ending on the day that is designated in the notice delivered pursuant to Section 2.04 with respect to such Swingline Euro Borrowing, which shall not be later than the seventh day thereafter; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investor Financing” shall mean subordinated Indebtedness of Holdings owed to the Equity Investors as evidenced by the Investor Financing Document.

“Investor Financing Document” shall mean the Subordinated Intercompany Loan Agreement dated as of November 2, 2004, between New Skies Investments and Holdings, substantially in the form of Exhibit K, as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Issuing Bank” shall mean DBAG and each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i) and, solely with respect to an Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Lender that issued such Existing Letter of Credit.  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Joint Lead Arrangers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.17(b).

“JV Reinvestment” shall mean any investment by Parent or any Subsidiary in a joint venture to the extent funded with the proceeds of a reasonably concurrent dividend or other distribution made by such joint venture.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.04 or to fund its portion of any unreimbursed payment under Section 2.05(e), or (ii) a Lender having notified in writing the applicable Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.04, 2.05 or 2.06.

“Letter of Credit” shall mean any letter of credit (including each Existing Letter of Credit) issued pursuant to Section 2.05.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the applicable Screen Rate, for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by DBAG at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“License Subsidiary” shall mean a wholly owned subsidiary of Parent formed for the purpose of holding Subject Licenses to be issued to Parent or any of its Subsidiaries in the operation of their respective businesses and all of the shares of capital stock and other ownership interest of which are held directly by Parent.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, the Intercreditor Agreement and any promissory note issued under Section 2.09(e), and solely for the purposes of Section 7.01(c) hereof, the Fee Letter.

“Loan Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Loan Parties” shall mean Holdings, Parent and each Subsidiary Loan Party.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans (and shall include any Replacement Term Loans).

“Local Time” shall mean (a) with respect to a Loan or Borrowing denominated in Dollars, New York City time and (b) with respect to a Loan or Borrowing denominated in Euros, London time.

“Majority Lenders” (i) for the Revolving Facility, shall mean, at any time, Lenders under such Facility having Revolving Facility Loans and unused Revolving Facility Commitments representing more than 50% of the sum of all Revolving Facility Loans outstanding under the Revolving Facility and unused Revolving Facility Commitments at such time and (ii) for the Term Loan Facility, Lenders having Term Loans and Term Loan Commitments representing more than 50% of the sum of all Term Loans and Term Loan Commitments.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of Parent and Holdings, as the case may be, on the Closing Date together with (1) any new directors whose election or whose nomination for election was approved by a vote of a majority of the directors of Parent or Holdings, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of Parent or Holdings, as the case may be, hired at a time when the directors on the Closing Date together with the directors so appointed constituted a majority of the directors of Parent or Holdings, as the case may be.

“Mandatory Costs Rate” shall have the meaning provided in Exhibit J.

“Margin Adjustment Period” shall mean each period which shall commence on the date upon which the respective officer’s certificate is delivered pursuant to Section 5.04(c) (together with the related financial statements pursuant to Section 5.04(a) or (b), as the case may be) and which shall end on the earlier of the date of actual delivery of the next officer’s certificate pursuant to Section 5.04(c) (and related financial statements) and the latest date on which such next officer’s certificate (and related financial statements) is required to be so delivered.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean the existence of events, conditions and/or contingencies that have had or are reasonably likely to have (a) a materially adverse effect on the business, operations, properties, assets or financial condition of Holdings and the Subsidiaries, taken as a whole, or (b) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, any Issuing Bank, the Administrative Agent or the Collateral Agent under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of Holdings or any Subsidiary in an aggregate principal amount exceeding $10.0 million.

“Material Subsidiary” shall mean, at any date of determination, any Subsidiary (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.04(a) or (b) were equal to or greater than 2.5% of the consolidated total assets of Holdings and its consolidated subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of Holdings and its consolidated subsidiaries for such period, in each case determined in accordance with US GAAP or (c) that is a Loan Party; provided that for purposes of clause (ii) of the definition of “Subsidiary Loan Party”, New Skies Networks Pty Ltd. shall not be deemed to be a Material Subsidiary so long as such Person is restricted by applicable law from becoming a Subsidiary Loan Party or material adverse tax consequences for Holdings and its Subsidiaries taken as a whole are reasonably likely (as reasonably determined by Parent) to result if such Person became a Subsidiary Loan Party.

“Maximum Credit Limit” shall mean, with respect to any Revolving Facility Borrower (other than Parent), an amount that the aggregate outstanding principal amount (or the Dollar Equivalent thereof if not denominated in Dollars) of its Revolving Facility Loans and Swingline Loans (if any) plus the maximum stated amount (or the Dollar Equivalent thereof if not denominated in Dollars) of outstanding Letters of Credit issued for its account may not exceed (as set forth in the respective Revolving Borrower Agreement in the case of Persons that become Revolving Facility Borrowers after the Closing Date).

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the owned real properties of Parent set forth on Schedule 3.18(a) and designated therein as “Mortgaged Properties” and such additional real property (if any) of Loan Parties encumbered by a Mortgage pursuant to Section 5.10.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents and other security documents delivered pursuant to Sections 4.02(e) or 5.10, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties each in a form reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, Parent, the Company or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Neptune” shall have the meaning assigned to such term in the second recital to this Agreement.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with US GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)                                  100% of the cash proceeds actually received by Holdings, Parent or any of their Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any person of any asset or assets of Holdings or any Subsidiary (other than those pursuant to Section 6.05(a), (b), (c), (e), (f), (g), (i), (j), (k), (l) or (p)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto or pursuant to the Senior Notes, the Senior Subordinated Notes or any Permitted Senior Subordinated Debt Securities), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes or Tax Distributions paid or payable as a result thereof and (iii) appropriate amounts set up as a reserve against liabilities associated with the assets or business so disposed of and retained by the selling entity after such sale, transfer or other disposition, as reasonably determined by Holdings, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters, liabilities related to post-closing purchase price adjustments and liabilities related to any other indemnification obligation associated with the assets or business so disposed of, provided that, upon any termination of such reserve, all amounts not paid-out in connection therewith shall be deemed to be “Net Proceeds” of such sale, transfer or other disposition, provided that, if no Event of Default exists and Holdings shall deliver a certificate of a Responsible Officer of Holdings to the Administrative Agent promptly following receipt of any such proceeds setting forth Holdings’ intention to use or contractually commit to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Holdings and the Subsidiaries, or make investments pursuant to Section 6.04(m), in each case within 12 months of such receipt such portion of such proceeds shall not constitute Net Proceeds except to the extent not so used (or contractually committed to be used) within such 12-month period (provided that if contractually committed to be used within such 12-month period and the respective contract is thereafter terminated or otherwise cancelled, any unused amount shall constitute Net Proceeds unless such amounts are again contractually committed to be used within nine months following such termination or cancellation), and provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5.0 million,

(b)                                 100% of the cash proceeds from the incurrence, issuance or sale by Holdings or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale, and

(c)                                  the Equity Percentage of the cash proceeds from the issuance or sale by Holdings of any Equity Interests (other than Excluded Equity Issuances), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or Parent or any Affiliate of either of them shall be disregarded, except for financial advisory fees customary in type and amount paid to Blackstone.

“New Skies Investments” shall have the meaning assigned to such term in the first recital to this Agreement.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Dutch Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than The Netherlands.

“Non-Subsidiary Loan Party” shall mean any Subsidiary that is not a Subsidiary Loan Party.

“Non-U.S. Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Non-U.S. Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by New Skies Investments, Parent, Holdings, the Company or any Subsidiary primarily for the benefit of employees of New Skies Investments, Parent, Holdings, the Company or any Subsidiary residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Non-U.S. Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“NSS-8” shall mean a Satellite being or to be constructed by Boeing pursuant to a contract with Parent, and designated by Parent as “NSS-8.”

“NSS-8 Asset Sale Proceeds” shall mean any proceeds received by Holdings, Parent or any of their subsidiaries from any NSS-8 Asset Sale or Termination.

“NSS-8 Asset Sale or Termination” shall mean any sale, transfer, conveyance or other disposition of NSS-8, or any sale, transfer, conveyance or other disposition of rights related to NSS-8, or any termination or satisfaction of any obligations pursuant to the construction contract with Boeing related to NSS-8.

“NSS-8 Proceeds Reinvestment Option” shall mean the option of Parent to retain the NSS-8 Asset Sale Proceeds for reinvestment in the business of Parent and its Subsidiaries instead of applying such NSS-8 Asset Sale Proceeds as provided in Sections 2.11(c) and 6.06(f); provided that (i) as to any NSS-8 Asset Sale Proceeds, such option shall lapse unless exercised by Parent by written notice thereof to the Administrative Agent within 30 days following receipt of such NSS-8 Asset Sale Proceeds, (ii) in the event that any NSS-8 Asset Sale Proceeds are not used (or contractually committed to be used) within twelve months following the date of receipt, then at the end of such twelve month period any portion of such NSS-8 Asset Sale Proceeds which has not been so used (or contractually committed to be used) shall be applied to prepay Term Loan Borrowings and/or Revolving Facility Borrowings in accordance with paragraph (c) of Section 2.10 and to make the dividend described in Section 6.06(f) and (iii) in the event that any NSS-8 Asset Sale Proceeds are contractually committed to be used within twelve months following the date of receipt and the respective contract is thereafter terminated or otherwise cancelled, then, unless such amounts are again contractually committed to be used within nine months following the date of such termination or cancellation, any unused portion of such NSS-8 Asset Sale Proceeds shall be applied to prepay Term Loan Borrowings and/or Revolving Facility Borrowings in accordance with paragraph (c) of Section 2.10 and to make the dividend described in Section 6.06(f) at the end of such nine month period.

“Obligations” shall mean all amounts owing to the Administrative Agent, any Issuing Bank or any Lender pursuant to the terms of this Agreement or any other Loan Document.

“Other Pledge Agreement” shall mean a pledge agreement entered into by a Loan Party (other than any Loan Party organized under the laws of the Netherlands) pursuant to clause (d) of the definition of Collateral and Guarantee Requirements.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Parallel Debt Obligation” shall have the meaning assigned to such term in Section 9.19(a).

“Parent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Parent Company” shall have the meaning assigned to such term in the definition of “Change of Control” in this Agreement.

“Parent Guarantee and U.S. Pledge Agreement” shall mean the Parent Guarantee and U.S. Pledge Agreement, as amended, supplemented or otherwise modified from time to time, substantially in the form of Exhibit G between Parent and the Collateral Agent, pursuant to which Parent guarantees the Obligations of the Subsidiary Revolving Borrowers (if any) and

pledges all Equity Interests it directly owns of U.S. Subsidiaries to secure its Obligations and its guarantee of the Obligations of the Subsidiary Revolving Borrowers (if any).

“Parent Investor Financing” shall mean any Indebtedness of Parent referred to in Section 6.01(l)(iv).

“Parent Investor Financing Document” shall mean the Subordinated Intercompany Loan Agreement dated as of November 2, 2004, between Holdings and Parent, substantially in the form of Exhibit L, as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Participant” shall have the meaning assigned to such term in Section 2.05(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Business Acquisition” shall mean any acquisition of all or any portion of the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Business Acquisition) if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer and (b) immediately after giving effect thereto:  (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with all material applicable laws; and (iii) (A) Holdings and the Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition or formation, with the Financial Performance Covenants recomputed as at the last day of the most recently ended fiscal quarter of Holdings and the Subsidiaries, and Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Holdings to such effect, together with all relevant financial information for such Subsidiary or assets, (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01) and (C) all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under Section 5.10 shall have been taken.

“Permitted Cure Securities” shall mean (i) any common equity securities of Holdings and/or (ii) any other equity securities of Holdings having no mandatory redemption, repurchase or similar requirements prior to 91 days after the Term Loan Maturity Date, and upon which all dividends or distributions (if any) shall be payable solely in additional shares of such equity securities.

“Permitted Holder” shall mean each of (i) Blackstone, (ii) any other Permitted Investor and (iii) the Management Group, with respect to not more than 15% of the total voting power of the Equity Interests of Holdings or, after an initial public offering of its stock, any Parent Company of Holdings, as the case may be.

“Permitted Investments” shall mean:

(a)                                  direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of

America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b)                                 time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits having a Dollar Equivalent that is in excess of $500 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A by S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c)                                  repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)                                 commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of any Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s or A-1 (or higher) according to S&P;

(e)                                  securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A2 by Moody’s;

(f)                                    shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)                                 money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million; and

(h)                                 time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the total assets of Parent and the Subsidiaries, on a consolidated basis, as of the end of Parent’s most recently completed fiscal year.

“Permitted Investors” shall mean (x) Blackstone and (y) other investors that provide a portion of the Equity Financing provided that (i) all such other investors shall be reasonably satisfactory to the Initial Lenders and (ii) the majority of the Equity Financing shall be provided by Blackstone.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets; provided that (A) recourse to Holdings or any Subsidiary (other than Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/”absolute transfer” opinion with respect to any transfer by Holdings or any Subsidiary (other than a Special Purpose Receivables Subsidiary) and purchase price percentages being reasonably satisfactory to the Administrative Agent) and (B) the aggregate Receivables Net Investment since the Closing Date shall not exceed $10.0 million at any time.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Creditors or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including, in respect of working capital facilities of Non-Dutch or Non-U.S. Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Creditors than those contained in the documentation governing the Indebtedness being Refinanced.

“Permitted Senior Debt Securities” shall mean (x) Senior Notes and (y) unsecured senior notes issued by Parent (i) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date on which the final maturity of the Senior Notes occurs (as in effect on the Closing Date) (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (ii) the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to Holdings and the Subsidiaries than those in the Senior Notes and (iii) as to which no Subsidiary of Parent is an obligor that is not an obligor under the Senior Notes.

“Permitted Senior Subordinated Debt Securities” shall mean (x) Senior Subordinated Notes and (y) unsecured senior subordinated notes issued by Parent (i) the terms of which (1) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date on which the final maturity of the Senior Subordinated Notes occurs (as in effect on the Closing Date) (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (2) provide for subordination to the Obligations under the Loan Documents to substantially the same extent as the Senior Subordinated Note Indenture, (ii) the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to Holdings and the Subsidiaries than those in the Senior Subordinated Notes and (iii) as to which no Subsidiary of Parent is an obligor that is not an obligor under the Senior Subordinated Notes.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which Holdings, Parent, any Subsidiary (including the Company) or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” shall have the meaning assigned to such term in the Dutch Security Documents, the Parent Guarantee and U.S. Pledge Agreement, the Holdings Agreements, the U.K. Equitable Charge over Shares or any Other Pledge Agreement, as applicable.

“Presumed Tax Rate” shall mean the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Primary Obligations” shall mean (i) in the case of the Lenders, all principal of, premium, fees and interest on, all Loans, all unreimbursed L/C Disbursements, the maximum amount available to be drawn under all outstanding Letters of Credit and all Fees and (ii) in the case of the Swap Counterparties, all amounts due under each Swap Agreement with a Swap Counterparty (other than indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities).

“Primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest per annum announced from time to time by DBAG as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations, as the case may be.

“Professional Market Party” shall mean a professional market party (professionele marktpartij) as defined in the Exemption Regulation, which currently includes, among others, (i) credit institutions, insurance companies, pension funds, securities intermediaries, asset managers and investment institutions that are registered and subject to government supervision in The Netherlands, any other Member State of the European Economic Area, Hungary, Monaco, Poland, Puerto Rico, Saudi Arabia, Slovakia, the Czech Republic, Turkey, South Korea, the United States, Japan, Australia, Canada, Mexico, New Zealand or Switzerland and subsidiaries thereof which are subject to government supervision, (ii) central governments, international treaty organizations and supranational public institutions, (iii) companies which have assets with a book value of €500,000,000 or more, according to their annual accounts as per the end of the year preceding the year in which they grant or obtain the relevant loan or a portion thereof, (iv) companies or natural persons with net assets of €10,000,000 or more as per the end of the preceding year and which have been active on the financial markets with an average of at least two transactions per month during the preceding two consecutive years, and (v) companies with, and companies that issue securities with, a rating assigned by a rating agency recognized by the Dutch Central Bank (De Nederlandsche Bank).

“Pro Forma Basis” shall mean, as to any person, for any events as described in clauses (i) and (ii) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”):

(i)                                     in making any determination of EBITDA, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Asset Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated); and

(ii)                                  in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case not to finance any acquisition) incurred or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Asset Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of Parent and (x) for any fiscal period ending on or prior to the first anniversary of an Asset Acquisition or Asset Disposition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Asset Acquisition, Asset Disposition or other similar transaction, to the extent that Parent delivers to the Administrative Agent (i) a certificate of a Financial Officer of Parent setting forth such operating expense reductions and other operating improvements or synergies and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies, and (y) for any fiscal period ending prior to the first anniversary of the Closing Date, pro forma effect shall be given to the Transaction in determining EBITDA so long as the required certifications described in preceding clause (x) are specifically included in reasonable detail in the respective officer’s certificate and related information and calculations.

“Projections” shall mean the projections of Holdings and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, Parent or any of the Subsidiaries prior to the Closing Date.

“Quotation Day” shall mean, with respect to any Eurocurrency Borrowing or Swingline Euro Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period.  If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by Holdings or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents; provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Representative” shall have the meaning assigned such term in Section 9.23(d).

“Request to Issue” shall have the meaning assigned to such term in Section 2.05(b).

“Required Insurance Percentage” shall mean (a) any time when the Total Leverage Ratio is less than or equal to 3:00:1:00, 50% and (b) at all other times, 60%.

“Required Lenders” shall mean, at any time, Lenders having (a) Term Loan Exposures, (b) Revolving Facility Credit Exposures and (c) Available Revolving Unused Commitments (if prior to the termination thereof) that taken together, represent more than 50% of the sum of (w) all Term Loan Exposures, (x) all Revolving Facility Credit Exposures and (y) the total Available Revolving Unused Commitments (if prior to the termination thereof) at such time.  The Term Loan Exposure, Revolving Facility Credit Exposure and Available Revolving Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required NSS-8 Proceeds Percentage” shall mean (i) with respect to the first $100.0 million of NSS-8 Asset Sale Proceeds, 82%, (ii) with respect to any remaining NSS-8 Asset Sale Proceeds (but subject to clause (iii) below), (x) if the Senior Secured Leverage Ratio at the time of application of such remaining NSS-8 Asset Sale Proceeds is less than or equal to 3.0:1.0 (calculated on a pro forma basis after giving effect to the application of such NSS-8 Asset Sale Proceeds), 18% or (y) if the requirements of the preceding clause (x) have not been satisfied, such percentage of such remaining NSS-8 Asset Sale Proceeds as is required to cause the Senior Secured Leveraged Ratio (calculated on a pro forma basis after giving effect to the application of such NSS-8 Asset Sale Proceeds) at the time of application of such remaining NSS-8 Asset Sale Proceeds to be equal to 3.0:1.0; provided that in no event shall such percentage be less than 18% or greater than 82%; and provided, further, that in no event shall the amount of NSS-8 Asset Sale Proceeds permitted to be paid as a dividend under Section 6.06(f) exceed $95.0 million, and (iii) with respect to any additional portion of the NSS-8 Asset Sale Proceeds not paid as a dividend pursuant to Section 6.06(f) because of the operation of the second proviso in clause (ii)(y) above, 100%.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period, 75%; provided, that if at the time of any prepayment required by Section 2.11(d) in respect of such Excess Cash Flow Period (a) (i), the Total Leverage Ratio as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b) (together with the corresponding officer’s certificate pursuant to Section 5.04(c)) is less than or equal to 5.25:1.00 but greater than 4.50:1.00 and (ii) no Event of Default has occurred and is continuing, such percentage shall be 50% and (b) (i) the Total Leverage Ratio  as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b) (together with the corresponding officer’s certificate pursuant to Section 5.04(c), is less than or equal to 4.50:1.00 and (ii) no Event of Default has occurred and is continuing, such percentage shall be 25%.

“Required Secured Creditors” or “Required Secured Parties” shall mean (i) at any time when any Obligations under this Agreement are outstanding or any Commitments under this Agreement exist, the Required Lenders (or, to the extent provided in Section 9.08, each of the Lenders) and (ii) at any time after all of the Obligations under this Agreement have been paid in full and all Commitments under this Agreement have been terminated and no further Commitments may be provided hereunder, the holders of a majority of the obligations under any then existing Swap Agreements.

“Reserve Account” shall have the meaning assigned to such term in Section 10.02(a).

“Reset Date” shall have the meaning assigned to such term in Section 1.03(a).

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Dollar Loans, Swingline Dollar Borrowings, Swingline Euro Loans and Swingline Euro Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments.

“Revolving Borrower Agreement” shall mean a Revolving Borrower Agreement substantially in the form of Exhibit I-1.

“Revolving Borrower Termination” shall mean a Revolving Borrower Termination substantially in the form of Exhibit I-2.

“Revolving Borrowers” shall mean (x) Parent and (y) from the date of the execution and delivery to the Administrative Agent by it of a Revolving Borrower Agreement to but not including the date of the execution and delivery to the Administrative Agent by it of a Revolving Borrower Termination, each Subsidiary of Parent designated as a Revolving Borrower by Parent pursuant to Section 2.20.

“Revolving Facility” shall mean the Revolving Facility Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04.  The initial amount of each Revolving Facility Lender’s Revolving Facility Commitment is the amount set forth opposite such Lender’s name on Schedule 2.01 directly below the column entitled “Revolving Facility Commitment” or in the Assignment and Acceptance pursuant to which such Revolving Facility Lender shall have assumed its Revolving Facility Commitment, as applicable.  The aggregate amount of the Revolving Facility Commitments on the Closing Date is $75.0 million.

“Revolving Facility Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate principal amount of the Revolving Facility Loans denominated in Euros outstanding at such time, (c) the Swingline Dollar Exposure at such time, (d) the Swingline Euro Exposure at such time and (e) the Revolving L/C Exposure at such time.  The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Loans denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate principal amount of Revolving Facility Lender’s Revolving Facility Loans denominated in Euros outstanding at such time and (c) such Revolving Facility Lender’s Revolving Facility Percentage of the Swingline Dollar Exposure, Swingline Euro Exposure and Revolving L/C Exposure at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(b).  Each Revolving Facility Loan denominated in Dollars shall be a Eurocurrency Loan or an ABR Loan, and each Revolving Facility Loan denominated in Euros shall be a Eurocurrency Loan.

“Revolving Facility Maturity Date” shall mean the sixth anniversary of the Closing Date.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment.  If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate undrawn amount of all Letters of Credit denominated in Euros outstanding at such time, (c) the aggregate principal amount of all Dollar denominated L/C Disbursements made in respect of Letters of Credit that have not yet been reimbursed at such time and (d) the Dollar Equivalent of the aggregate principal amount of Euro denominated L/C Disbursements made in respect of Letters of Credit that have not yet been reimbursed at such time.  The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Satellite” shall mean any satellite owned by, leased to or for which a contract to purchase has been entered into by, Holdings or any of its Subsidiaries, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Manufacturer” shall mean, with respect to any Satellite, the prime contractor and manufacturer of such Satellite and it successors or assignees.

“Screen Rate” shall mean:

(a)                                  for Loans denominated in Dollars, the British Bankers Association Interest Settlement Rate; and

(b)                                 for Loans denominated in Euros, the percentage rate per annum determined by the Banking Federation of the European Union for the applicable Interest Period displayed on the appropriate page of the Telerate screen selected by the Administrative Agent.  If the relevant page is replaced or the service ceases to be available, the Administrative Agent (after consultation with Parent and the Lenders) may specify another page or service displaying the appropriate rate.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secondary Obligations” shall mean all Obligations other than Primary Obligations.

“Secured Creditors” or “Secured Parties” shall mean (a) the Lenders (and any Affiliate of a Lender to which any obligation in respect of any overdraft or related liabilities arising from cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) is owed, (b) the Administrative Agent and the Collateral Agent, (c) each Issuing Bank, (d) each counterparty to any Swap Agreement entered into with Parent to the extent that such counterparty is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into, (e) the Lenders (and any Affiliates thereof) that are beneficiaries of indemnification obligations undertaken by Parent under any Loan Document and (f) the successors and permitted assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean, at any time, each of the Mortgages, the Dutch Security Documents, the Holdings Agreements, any Other Pledge Agreement then in effect, the Parent Guarantee and U.S. Pledge Agreement, the U.K. Equitable Charge of Shares and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Senior Note Documents” shall mean the Senior Notes and the Senior Note Indenture.

“Senior Note Indenture” shall mean the Indenture dated as of November 2, 2004 between Parent and the trustee named therein from time to time, as in effect on the Closing Date and as thereafter amended from time to time in accordance with this Agreement.

“Senior Note Intercreditor Arrangement” shall mean an acknowledgement and agreement to be entered into on or about the Closing Date by the trustee in respect of the Senior Notes (which acknowledgement and agreement may be set forth in the Senior Note Indenture or in a separate agreement) for the benefit of the Collateral Agent’s security interest in the Satellites.

“Senior Notes” shall mean Parent’s Senior Floating Rate Notes due 2011 issued pursuant to the Senior Note Indenture and any notes issued by Parent in exchange for, and as contemplated by, the Senior Notes with substantially identical terms as the Senior Notes.

“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) the sum of (i) the aggregate principal amount of all outstanding Obligations at such time plus (ii) the aggregate principal amount of all outstanding Indebtedness at such time secured by a Lien pursuant to Section 6.02(a), (c), (i), (j) or (l) to (b) EBITDA for the period of four consecutive fiscal quarters of Holdings most recently ended as of such date, all determined on a consolidated basis in accordance with US GAAP; provided that any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent by the Required Lenders pursuant to Section 6.04 or 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

Senior Subordinated Note Documents” shall mean the Senior Subordinated Notes and the Senior Subordinated Note Indenture.

“Senior Subordinated Note Indenture” shall mean the Indenture dated as of November 2, 2004 between Parent and the trustee named therein from time to time, as in effect on the Closing Date and as thereafter amended from time to time in accordance with the requirements thereof and of this Agreement.

“Senior Subordinated Notes” shall mean Parent’s 9.125% Senior Subordinated Notes due 2012 issued pursuant to Senior Subordinated Note Indenture and any notes issued by Parent in exchange for, and as contemplated by, the Senior Subordinated Notes with substantially identical terms as the Senior Subordinated Notes.

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of Parent established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Holdings or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event Holdings or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).

“Specified Loan Party” shall mean at any time a Loan Party at such time if the Obligations owing by it (directly or by guarantee) are unsecured by a Lien on its assets.

“Start Date” shall mean, with respect to any Margin Adjustment Period, the first day of such Margin Adjustment Period.

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Subject Licenses” shall mean (a) all licenses for the launch and operation of satellites at any orbital location in connection with Satellites with C-band or Ku-band transponders, (b) all other Netherlands authorizations for the launch and operation of Satellites with C-band or Ku-band transponders, and (c) from and after the launch of any Satellites other than those that have C-band or Ku-band transponders, (i) all licenses for the launch and operation of Satellites at any orbital location in connection with such Satellites and (ii) all other Netherlands licenses for the launch and operation of such Satellites.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled, or held (or that is, at the time any determination is made, otherwise Controlled) by the parent or one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of Holdings.

“Subsidiary Loan Party” shall mean (i) each Subsidiary Revolving Borrower (if any) and (ii) each Person that becomes a Material Subsidiary after the Closing Date (whether as a result of creation, formation, acquisition or growth in the assets or revenues of such Person), it being understood and agreed that a Person acquired after the Closing Date shall be considered a Material Subsidiary as of the date of such acquisition if such Person would have been a Material Subsidiary as of the end of the most recently ended fiscal quarter if such Person had been a Subsidiary at such time.

“Subsidiary Revolving Borrower” shall have the meaning assigned to that term in the introductory paragraph of this Agreement.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries shall be a Swap Agreement.

“Swap Counterparty” shall mean each Lender (even if the respective Lender subsequently ceases to be a Lender under this Agreement) or any affiliate of any Lender that enters into a Swap Agreement with the Parent or any of its Subsidiaries.

“Swingline Borrower” shall mean each Revolving Borrower that has been designated to the Administrative Agent in writing by Parent as a Swingline Borrower, provided that (x) its Maximum Credit Limit will remain unchanged and (y) there shall not be more than two Swingline Borrowers at any time and provided, further, that Parent may revoke any such designation as to any such person at a time when no Swingline Loans are outstanding to such person.

“Swingline Borrowing Request” shall mean a request substantially in the form of Exhibit C.

“Swingline Dollar Borrowing” shall mean a Borrowing comprised of Swingline Dollar Loans.

“Swingline Dollar Commitment” shall mean, with respect to each Swingline Dollar Lender, the commitment of such Swingline Dollar Lender to make Swingline Dollar Loans pursuant to Section 2.04.  The amount of each Swingline Dollar Lender’s Swingline Dollar Commitment on the Closing Date is set forth on Schedule 2.04 as the same may be modified at the request of Parent with the consent of any Revolving Facility Lender being added as a Swingline Dollar Lender and the Administrative Agent.  The aggregate amount of the Swingline Dollar Commitments on the Closing Date is $15.0 million.

“Swingline Dollar Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Dollar Borrowings at such time.  The Swingline Dollar Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Dollar Exposure at such time.

“Swingline Dollar Lender” shall mean a Lender with a Swingline Dollar Commitment or outstanding Swingline Dollar Loans.

“Swingline Dollar Loans” shall mean the swingline loans denominated in Dollars and made to a Swingline Borrower pursuant to Section 2.04.

“Swingline Euro Borrowing” shall mean a Borrowing comprised of Swingline Euro Loans.

“Swingline Euro Commitment” shall mean, with respect to each Swingline Euro Lender, the commitment of such Swingline Euro Lender to make Swingline Euro Loans pursuant to Section 2.04.  The amount of each Swingline Euro Lender’s Swingline Euro Commitment on the Closing Date is set forth on Schedule 2.04 as the same may be modified at the request of Parent with the consent of any Revolving Facility Lender being added as a Swingline Euro Lender and the Administrative Agent.  The aggregate amount of the Swingline Euro Commitments on the Closing Date is €5.0 million.

“Swingline Euro Exposure” shall mean at any time the Dollar Equivalent of the aggregate principal amount of all outstanding Swingline Euro Loans at such time.  The Swingline Euro Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Euro Exposure at such time.

“Swingline Euro Lender” shall mean a Lender with a Swingline Euro Commitment or outstanding Swingline Euro Loans.

“Swingline Euro Loans” shall mean the swingline loans denominated in Euros and made to a Swingline Borrower pursuant to Section 2.04.

“Swingline Exposure” shall mean at any time the sum of the Swingline Dollar Exposure and the Swingline Euro Exposure.

“Swingline Lender” shall mean (i) the Swingline Dollar Lenders, in their respective capacities as Lenders of Swingline Dollar Loans, and (ii) the Swingline Euro Lenders, in their respective capacities as Lenders of Swingline Euro Loans.

“Swingline Loans” shall mean the Swingline Dollar Loans and the Swingline Euro Loans.

“Syndication Agent” shall mean ABN in its capacity as such.

“Tax Distribution” shall mean any distribution described in Section 6.06(e).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Lender” shall mean a Lender with a Term Loan Commitment or with outstanding Term Loans.

“Term Loan” shall mean each of the term loans made to Parent pursuant to Section 2.01(a).  Each Term Loan shall be a Eurocurrency Loan or an ABR Loan.

“Term Loan Borrowing” shall mean a borrowing of Term Loans.

“Term Loan Commitment” shall mean, with respect to each Lender, the Commitment (if any) of such Lender to make term loans under Section 2.01(a) in the amount set forth opposite such Lender’s name on Schedule 2.01 directly below the column entitled “Term Loan Commitment” or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable, in each case as the same may be reduced from time to time pursuant to Section 2.08.

“Term Loan Exposure” shall mean, at any time, the aggregate principal amount of the Term Loans outstanding at such time, provided that if the Closing Date shall not have occurred at such time, “Term Loan Exposure” shall mean the aggregate Term Loan Commitments at such time.  The Term Loan Exposure of any Lender at any time shall be the aggregate principal amount of such Lender’s Term Loans outstanding at such time, provided that if the Closing Date shall not have occurred the Term Loan Exposure of such Lender shall be the Term Loan Commitment of such Lender at such time.

“Term Loan Facility” shall mean the Term Loan Commitments and the Term Loans made hereunder.

“Term Loan Maturity Date” shall mean the date occurring 6-1/2 years following the Closing Date.

“Test Date” shall mean, with respect to any Start Date, the last day of the most recent fiscal quarter of Parent ended immediately prior to such Start Date.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of Holdings then most recently ended (taken as one accounting period).

“Total Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Net Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of Holdings most recently ended as of such date, all determined on a consolidated basis in accordance with US GAAP; provided that any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent by the Required Lenders pursuant to Section 6.04 or 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“Transaction” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution and delivery of the Loan Documents and the initial borrowings hereunder; (c) the Investor Financing and the Parent Investor Financing; (d) the issuance of the Senior Notes; (e) the issuance of the Senior Subordinated Notes; and (f) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

 “Transaction Costs” shall mean the out-of-pocket costs and expenses incurred by Holdings or any Subsidiary in connection with the Transaction, the financing of the Transaction and any refinancing of such financing (including fees paid to the Initial Lenders and other Lenders and fees and expenses of the Permitted Investors and their counsel and advisors).

“Transaction Documents” shall mean the Acquisition Documents, the Loan Documents, the Investor Financing Document, the Parent Investor Financing Document, the Senior Note Documents and the Senior Subordinated Note Documents.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“U.K. Equitable Charge of Shares” shall mean the U.K. Equitable Charge of Shares, as amended, supplemented or otherwise modified from time to time, substantially in the form of Exhibit E, between Parent and the Collateral Agent.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“US GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

“U.S. Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction of the United States of America, any State thereof or the District of Columbia.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with US GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

SECTION 1.02  Terms Generally.  The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with US GAAP, as in effect from time to time; provided that, if Holdings notifies the Administrative Agent that Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in US GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in US GAAP or in the application thereof, then such provision shall be interpreted on the basis of US GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  For the purposes of determining compliance with Section 6.01 through Section 6.10 with respect to any amount in a currency other than Dollars, amounts shall be deemed to equal the Dollar Equivalent thereof determined using the Exchange Rate calculated as of the Business Day on which such amounts were incurred or expended, as applicable.

SECTION 1.03  Exchange Rates.  (a)  Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date and (ii) give notice thereof to Parent.  The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any other provision expressly requiring the use of an Exchange Rate calculated as of a specified date) be the Exchange Rates employed in converting any amounts between Dollars and Euros.

(b)                                 Not later than 5:00 p.m., New York City time, on each Reset Date, the Administrative Agent shall (i) determine the aggregate amount of the Dollar Equivalents of the principal amounts of the Revolving Facility Loans and Swingline Loans denominated in Euros then outstanding (after giving effect to any Revolving Facility Loans and Swingline Loans denominated in Euros made or repaid on such date) and the Revolving L/C Exposure and (ii) notify the Lenders, each Issuing Bank and Parent of the results of such determination.

SECTION 1.04  Effectuation of Transaction.  Each of the representations and warranties of Holdings and the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transaction, unless the context otherwise requires.

ARTICLE II

The Credits

SECTION 2.01  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees

(a)                                  severally, and not jointly, to make term loans to Parent in Dollars in an amount not to exceed its Term Loan Commitment; provided that (i) all such Term Loans shall be incurred by Parent pursuant to a single drawing on the Closing Date and (ii) any Term Loan that is repaid may not be reborrowed; and

(b)           severally, and not jointly, to make revolving loans to the Revolving Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (A) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (B) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments, such Revolving Facility Loans to be made in Euros or Dollars, at the election of the applicable Borrower, provided that the aggregate Revolving Facility Credit Exposure with respect to any Revolving Borrower shall not exceed such Revolving Borrower’s Maximum Credit Limit; within the foregoing limits and subject to the terms and conditions set forth herein, the Revolving Borrowers may borrow, prepay and reborrow Revolving Facility Loans.

SECTION 2.02  Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Dollar Commitments or Swingline Euro Commitments, as applicable); provided, however, that Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.14, (i) each Borrowing denominated in Dollars (other than a Swingline Dollar Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith and (ii) each Borrowing denominated in Euros shall be comprised entirely of Eurocurrency Loans.  Each Swingline Dollar Borrowing shall be an ABR Borrowing.  Each Swingline Euro Borrowing shall be comprised entirely of Swingline Euro Loans.  Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15, 2.17 or 2.21 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)           At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e).  Each Swingline Dollar Borrowing and Swingline Euro Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) five Eurocurrency Borrowings outstanding under the Term Loan Facility and (ii) 10 Eurocurrency Borrowings outstanding under the Revolving Facility.

(d)           Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or Term Loan Maturity Date, as applicable.

SECTION 2.03  Requests for Borrowings.  To request any Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., Local Time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrower requesting such Borrowing;

(ii)           whether the requested Borrowing is to be a Revolving Facility Borrowing or Term Loan Borrowing;

(iii)          the aggregate amount of the requested Borrowing (expressed in Dollars or, if permitted to be borrowed in Euros, in Euros);

(iv)          the date of such Borrowing, which shall be a Business Day;

(v)           in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi)          in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”; and

(vii)         the location and number of the applicable Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing, unless such Borrowing is denominated in Euros, in which case such Borrowing shall be a Eurocurrency Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, (i) each Swingline Dollar Lender agrees to make Swingline Dollar Loans to any Swingline Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding for all Swingline Dollar Loans that will not result in (x) the aggregate principal amount of outstanding Swingline Dollar Loans made by such Swingline Dollar Lender exceeding such Swingline Dollar Lender’s Swingline Dollar Commitment or (y) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments and (ii) each Swingline Euro Lender agrees to make Swingline Euro Loans to any Swingline Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding for all Swingline Euro Loans that will not result in (x) the aggregate principal amount of outstanding Swingline Euro Loans made by such Swingline Euro Lender exceeding such Swingline Euro Lender’s Swingline Euro Commitment or (y) the sum of the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Dollar Borrowing or Swingline Euro Borrowing.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)           To request a Swingline Dollar Borrowing or Swingline Euro Borrowing, the applicable Borrower shall notify the Administrative Agent and the applicable Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy), not later than 11:00 a.m., Local Time, on the day of a proposed Swingline Borrowing (or in the case of a Swingline Euro Borrowing, 10:00 a.m. New York time, on the Business Day preceding the date of the proposed Swingline Euro Borrowing).  Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the Borrower requesting such Borrowing, (ii) the requested date (which shall be a Business Day), (iii) the amount of the requested Swingline Dollar Borrowing (expressed in Dollars) or Swingline Euro Borrowing (expressed in Euros), as applicable, and (iv) in the case of a Swingline Euro Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by clause (b) of the definition of the term “Interest Period.”  The Administrative Agent shall promptly advise each Swingline Dollar Lender (in the case of a notice relating to a Swingline Dollar Borrowing) or each Swingline Euro Lender (in the case of a notice relating to a Swingline Euro Borrowing) of any such notice received from a Borrower and the amount of such Swingline Lender’s Swingline Loan to be made as part of the requested Swingline Dollar Borrowing or Swingline Euro Borrowing, as applicable.  Each Swingline Dollar Lender shall make each Swingline Dollar Loan to be made by it hereunder in accordance with Section 2.04(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Administrative Agent by notice to the Swingline Dollar Lenders.  The Administrative Agent will make such Swingline Dollar Loans available to the applicable Swingline Borrower by promptly crediting the amounts so received, in like funds, to the general deposit account of the applicable Swingline Borrower with the Administrative Agent (or, in the case of a Swingline Dollar Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section

2.05(e), by remittance to the applicable Issuing Bank).  Each Swingline Euro Lender shall make each Swingline Euro Loan to be made by it hereunder in accordance with Section 2.04(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Swingline Euro Lenders.  The Administrative Agent will make such Swingline Euro Loans available to the applicable Swingline Borrower by (i) promptly crediting the amounts so received, in like funds, to the general deposit account with the Administrative Agent of the applicable Swingline Borrower most recently designated to the Administrative Agent or (ii) by wire transfer of the amounts received in immediately available funds to the general deposit account of the applicable Swingline Borrower most recently designated to the Administrative Agent.

(c)           A Swingline Lender may by written notice given to the Administrative Agent (and to the other Swingline Dollar Lenders or Swingline Euro Lenders, as applicable) not later than 10:00 a.m., Local Time, on any Business Day require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it.  Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Facility Lenders.  The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender.  Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

SECTION 2.05  Letters of Credit.

(a)           General.  Each Existing Letter of Credit shall, on and after the Closing Date (if the issuer thereof is a Lender on the Closing Date) constitute a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents.  In addition, subject to the terms and conditions set forth herein, Parent may request the issuance of Dollar Letters of Credit and Euro Letters of Credit for its own account or for the account of any of the other Revolving Borrowers in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the date that is five Business Days prior to the Revolving Facility Maturity Date.  All Letters of Credit shall be issued on a sight basis only.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit, Parent shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank, with a copy to the Administrative Agent at least two Business Days (or such shorter period agreed to by the Issuing Bank) in advance of the requested date of issuance a request in the form of Exhibit B-2 (a “Request to Issue”) for the issuance of a Letter of Credit.  If requested by the applicable Issuing Bank, Parent also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit and in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any such form of letter of credit application, the terms and conditions of this Agreement shall control.  A Letter of Credit shall be issued, amended, renewed or extended only if after giving effect thereto (i) the Revolving L/C Exposure shall not exceed $25.0 million, (ii) the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments and (iii) the aggregate Revolving Facility Credit Exposure with respect to any Revolving Borrower shall not exceed the Maximum Credit Limit for such Revolving Borrower.  No Letter of Credit shall be issued, increased in stated amount, or renewed or extended without the prior consent of the Administrative Agent, such consent to be limited to the question of whether such issuance, increase, renewal or extension is being effected on the terms and conditions of this Agreement.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of standby Letters of Credit, (x) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the date that is five Business Days prior to the Revolving Facility Maturity Date and (ii) in the case of trade Letters of Credit, (x) the date 180 days after the issuance of such Letter of Credit and (y) the date that is 30 days prior to the Revolving Facility Maturity Date; provided that any standby Letter of Credit may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (i)(y) of this paragraph (c)).

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender (such Revolving Facility Lender in its capacity under this Section 2.05(d), a “Participant”) and each such Participant hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage as in effect from time to time of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars or Euros, as the case may be, for the account of the applicable Issuing Bank, such Lender’s Revolving Facility Percentage of each L/C Disbursement made in respect of a Letter of Credit and not reimbursed by the Applicant Party on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Applicant Party for any reason.  Each Participant acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and, in the case of a Revolving Facility Lender, that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Applicant Party shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in Dollars or Euros, as the case may be, not later than 5:00 p.m., New York City time, on the Business Day immediately following the date the applicable Applicant Party receives notice under paragraph (g) of this Section of such L/C Disbursement, provided that in the case of any L/C Disbursement under a Letter of Credit issued for the account of a Revolving Borrower, such Revolving Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed (x) if a Dollar Letter of Credit, with an ABR Revolving Borrowing or Swingline Dollar Borrowing, as applicable, or (y) if a Euro Letter of Credit, with a Swingline Euro Borrowing in each case, in an equivalent amount and, to the extent so financed, such Revolving Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Swingline Dollar Borrowing or Swingline Euro Borrowing, as the case may be.  If the applicable Applicant Party fails to reimburse any L/C Disbursement under a Letter of Credit when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each relevant Participant of the applicable L/C Disbursement, the payment then due in respect thereof and, in the case of each such Participant, such Participant’s Revolving Facility Percentage thereof.  Promptly following receipt of such notice, each Participant shall pay to the Administrative Agent in Dollars or Euros, as applicable, its Revolving Facility Percentage of the payment then due from the applicable Applicant Party, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Participants), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in Dollars or Euros, as applicable, the amounts so received by it from such Participants.  All reimbursements of Issuing Banks by Revolving Facility Lenders shall be made as provided herein notwithstanding the occurrence of a CAM Exchange Date after the L/C Disbursement and prior to such reimbursement.  Promptly following receipt by the Administrative Agent of any payment from the applicable Applicant Party pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Participants have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Dollar Borrowing as contemplated above) shall constitute a Loan and no payment shall relieve the Applicant Party of its obligation to reimburse each L/C Disbursement.

(f)            Obligations Absolute.  The obligation of the applicable Applicant Party to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Applicant Party’s obligations hereunder; provided that, in each case, payment by the Issuing Bank shall not have constituted gross negligence or willful misconduct as determined by a final and nonappealable decision of court of competent jurisdiction.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to an Applicant Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Applicant Party to the extent permitted by applicable law) suffered by such Applicant Party that are determined by a court having jurisdiction to have been caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct as determined by a final and nonappealable decision of court of competent jurisdiction on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative

Agent, the Applicant Party and Parent (if Parent is not the Applicant Party) by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Applicant Party of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h)           Interim Interest.  If an Issuing Bank shall make any L/C Disbursement, then, unless the applicable Applicant Party shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the applicable Applicant Party reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans provided that, in the case of a L/C Disbursement made in respect of a Euro Letter of Credit, the amount of interest due with respect thereto shall (A) be payable in Euros and (B) bear interest at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such L/C Disbursement plus the Applicable Margin applicable to Eurocurrency Revolving Loans at such time; and provided, further, that, if such L/C Disbursement is not reimbursed by the applicable Applicant Party when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i)            Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among Parent, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, Parent shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12.  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.  If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or (i), on the Business Day or (ii) in the case of any other Event of Default, on the fifth Business Day, following the date on which Parent receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Parent agrees to deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Facility Lenders, an amount in Dollars in cash equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that the portion of such amount attributable to undrawn Euro Letters of Credit or L/C Disbursements in Euros shall be deposited with the Administrative Agent in Euros in the actual amounts of such undrawn Letters of Credit and L/C Disbursements.  The obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in Dollars or Euros, as applicable, without demand or other notice of any kind.  The applicable Applicant Party also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b).  Each such deposit pursuant to this paragraph or pursuant to Section 2.11(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Section 2.05.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, Parent, in each case, in Permitted Investments and at the risk and expense of Parent, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement.  If an Applicant Party is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Applicant Party within three Business Days after all Events of Default have been cured or waived.  If a Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to such Borrower as and to the extent that, after giving effect to such return, the Borrowers would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k)           Additional Issuing Banks.  From time to time, Parent may by notice to the Administrative Agent designate up to two Lenders (in addition to DBAG and any Lender that is an issuer of Existing Letters of Credit) that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Banks.  Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l)            Reporting.  Promptly upon the issuance or amendment by it of a standby Letter of Credit, an Issuing Bank shall notify Parent and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment.  Upon receipt of such notice, the Administrative Agent shall notify each Lender, in writing, of such issuance or amendment, and if so requested by a Lender the Administrative Agent shall provide such Lender with a copy of such issuance or amendment.  Each Issuing Bank shall on the first Business Day of each calendar week during which any Letters of Credit issued by such Issuing Bank are outstanding provide the Administrative Agent, by facsimile, with a report detailing the aggregated daily outstandings of each such Letter of Credit issued by it.

(m)          Change in Law.  Notwithstanding any other provision of this Agreement, if, after the Closing Date, any Change in Law shall make it unlawful for an Issuing Bank to issue Letters of Credit denominated in Euros, then by prompt written notice thereof to Parent and to the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), such Issuing Bank may declare that Letters of Credit will not thereafter (for the duration of such declaration) be issued by it in Euros.

SECTION 2.06  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make the proceeds of funds made available to it pursuant to the preceding sentence available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent (i) in New York City, in the case of Loans denominated in Dollars, or (ii) in London, in the case of Loans denominated in Euros and designated by the applicable Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans, Swingline Dollar Borrowings and Swingline Euro Borrowings made to finance the reimbursement of a L/C Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Revolving Facility Loans and/or Term Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing of Revolving Facility Loans or Term Loans available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount (with demand to be first made on such Lender if legally possible) with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or (y) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in Euros) or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans (in the case of a Borrowing denominated in Dollars) or the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in Euros).  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07  Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Euro Borrowings or Swingline Dollar Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and denominated in Euros resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; provided that the resulting Borrowing is required to be a Eurocurrency Borrowing in the case of a Borrowing denominated in Euros; and

(iv)          if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration commencing on the last day of such Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) except as provided in clause (iii) below, no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in Euros shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.

SECTION 2.08  Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date.  The Term Loan Commitment of each Term Lender shall terminate at 5 p.m. New York City time on the Closing Date.

(b)           Parent (on behalf of itself and, in connection with reductions to the Revolving Facility Commitments, all other Revolving Borrowers) may at any time terminate, or from time to time reduce, the Revolving Facility Commitments or the Term Loan Commitments, as the case may be; provided that (i) each such reduction of an amount denominated in Dollars shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Revolving Facility Commitments or Term Loan Commitments, as the case may be), and (ii) Parent shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

(c)           Parent shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments and/or Term Loan Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by Parent pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments and/or Term Loan Commitments delivered by Parent may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Parent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of Commitments shall be permanent.  Each reduction of the Commitments under any Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

SECTION 2.09  Repayment of Loans; Evidence of Debt, etc.  (a)  Parent hereby unconditionally promises to pay (i) on the Revolving Facility Maturity Date in Euros or Dollars,

as applicable, to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan made to Parent and (ii) in Dollars, to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.  Each Swingline Borrower hereby unconditionally promises to pay in Dollars to each Swingline Lender the then unpaid principal amount of each Swingline Dollar Loan made to such Borrower on the earlier of the Revolving Facility Maturity Date and the first date after such Swingline Dollar Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Dollar Loan is made; provided that on each date that a Revolving Facility Borrowing is made by such Borrower, then such Borrower shall repay all its Swingline Dollar Loans then outstanding.  Each Revolving Borrower hereby unconditionally promises to pay in Dollars (or in Euros if the Revolving Facility Borrowing was made in Euros) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to such Borrower on the Revolving Facility Maturity Date.  Each Swingline Borrower hereby unconditionally promises to pay in Euros to each Swingline Euro Lender the then unpaid principal amount of each Swingline Euro Loan made by such Lender to such Borrower on the earlier of the Revolving Facility Maturity Date and the last day of the Interest Period applicable to such Swingline Euro Loan.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10  Repayment of Loans.  (a)  Subject to adjustment pursuant to paragraph (c) of this Section, Parent shall repay Term Loans on (x) the last day of each of June and December of each year (each such date being referred to as an “Installment Date”) following the six month anniversary of the Closing Date and prior to the Term Loan Maturity Date in an amount equal to 1/2 of 1% of the original aggregate principal amount of Term Loans incurred on the Closing Date, and (y) the Term Loan Maturity Date in an amount equal to the remaining principal amount of the Term Loans.

(b)           To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

(c)           Prepayment from Net Proceeds of the types described in clauses (a) and (b) of the definition of Net Proceeds and the Required NSS-8 Proceeds Percentage of NSS-8 Asset Sale Proceeds pursuant to Section 2.11(c) shall be made with respect to the Term Loans and shall be applied (i) first, to reduce scheduled amortization payments pursuant to Section 2.10(a) above on Installment Dates occurring within the 12-month period after the date of any such prepayment and (ii) second to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments in respect of the Term Loans.  Prepayment from Net Proceeds of the type described in clause (c) of the definition of Net Proceeds pursuant to Section 2.11(c) or from Excess Cash Flow pursuant to Section 2.11(d) shall be applied to the Term Loans and shall be applied to reduce scheduled amortization payments in respect of the Term Loans as directed by Parent (it being understood and agreed that if no such direction is made by Parent within 30 days following such prepayment, then such prepayment shall be applied (i) first, to reduce scheduled amortization payments pursuant to Section 2.10(a) above on Installment Dates occurring within the 12-month period after the date of any such prepayment and (ii) second to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments in respect of the Term Loans).  To the extent the amount of any required prepayment of Term Loans pursuant to Section 2.11(c) or 2.11(d) exceeds the aggregate principal amount of Term Loans then outstanding, such excess (which may be the entire amount of such required prepayment if no Term Loans were outstanding immediately prior to such required prepayment) shall be applied to repay outstanding Revolving Facility Loans (with no corresponding reduction to the Revolving Facility Commitments).

(d)           Any Lender holding Term Loans may elect, on not less than two Business Days’ prior written notice to the Administrative Agent with respect to any mandatory prepayment made pursuant to Section 2.11(c) or 2.11(d), not to have such prepayment applied to such Lender’s Term Loans, in which case the amount not so applied shall be retained by Parent (and applied as it elects).

(e)           Prior to any repayment of any Borrowing under any Facility hereunder, the applicable Borrower shall select the Borrowing or Borrowings under such Facility to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment.  Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving

Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing.  Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Dollar Borrowing or a Swingline Euro Borrowing hereunder, the applicable Swingline Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment.  Except as provided in Section 2.13(d), repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11  Prepayments, etc.  (a)  The applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(e), provided that such optional prepayments of the Term Loans shall be applied to reduce the remaining scheduled amortization payments in respect of the Term Loans as directed by Parent (it being understood and agreed that if no such direction is made by Parent within 30 days following such prepayment, then such prepayment shall be applied (i) first, to reduce scheduled amortization payments pursuant to Section 2.10(a) above on Installment Dates occurring within the 12-month period after the date of any such prepayment and (ii) second, to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments in respect of the Term Loans).

(b)           In the event and on such occasion that the Revolving Facility Credit Exposure exceeds (x) 105% of the total Revolving Facility Commitments solely as a result of currency fluctuations or (y) the total Revolving Facility Commitments (other than as a result of currency fluctuations), the Borrowers under the Revolving Facility shall prepay Revolving Facility Borrowings, Swingline Dollar Borrowings and/or Swingline Euro Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) made to such Borrowers, in an aggregate amount equal to the amount by which the Revolving Facility Credit Exposure exceeds the total Revolving Facility Commitments.

(c)           Holdings and Parent shall apply (i) all Net Proceeds (excluding any NSS-8 Asset Sale Proceeds, to the extent constituting Net Proceeds) and (ii) the Required NSS-8 Proceeds Percentage of all NSS-8 Asset Sale Proceeds, in each case promptly upon receipt thereof to prepay Term Loan Borrowings and/or Revolving Facility Borrowings in accordance with paragraph (c) of Section 2.10; provided that if Parent exercises the NSS-8 Proceeds Reinvestment Option in accordance with its terms, then all NSS-8 Asset Sale Proceeds shall be applied as provided in the definition of “NSS-8 Proceeds Reinvestment Option.”

(d)           Not later than 90 days after the end of each Excess Cash Flow Period, Holdings shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall apply an amount equal to the Required Percentage of such Excess Cash Flow to prepay Term Loan Borrowings in accordance with paragraph (c) of Section 2.10.  Not later than the date on which

Holdings is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), Holdings will deliver to the Administrative Agent a certificate signed by a Financial Officer of Holdings setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail.

SECTION 2.12  Fees.  (a)  Parent (on behalf of itself and the other Revolving Borrowers) agrees to pay to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Revolving Facility Commitment Fee”) in Dollars on the daily amount of the Available Revolving Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Revolving Facility Commitment of such Lender shall be terminated) at a rate equal to 0.50% per annum.  All Revolving Facility Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  For the purpose of calculating any Lender’s Revolving Facility Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Revolving Facility Commitment Fee is calculated shall be deemed to be zero.  The Revolving Facility Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated as provided herein.

(b)           Parent (on behalf of itself and the other Revolving Borrowers) from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) in Dollars on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Borrowings effective for each day in such period, and (ii) to each Issuing Bank, for its own account, (x) 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in Dollars in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/8 of 1% per annum of the daily stated amount of such Letter of Credit) (with the minimum annual fronting fee for each Letter of Credit to be not less than $500) plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”).  All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c)           Parent agrees to pay to the Administrative Agent and the Syndication Agent, for the account of the Administrative Agent, the fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Agent Fees”).

(d)           All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13  Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Dollar Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)           The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the applicable Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue principal amount shall bear interest, and each such other overdue amount shall, to the extent permitted by law, bear interest, in each case after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount (x) payable in Dollars, 2% plus the rate applicable to Revolving Facility Loans that are ABR Loans as provided in paragraph (a) of this Section or (y) payable in Euros, 2% plus the rate otherwise applicable to a Revolving Facility Loan denominated in Euros with a one-month Interest Period made on such date; provided that this paragraph (c) shall not apply to any payment default that has been waived by the Lenders pursuant to Section 9.08.

(d)           Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments and (iii) in the case of the Term Loans, on the Term Loan Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Swingline Dollar Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate,

Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be prima facie evidence thereof.

SECTION 2.14  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)           the Administrative Agent is advised by the Majority Lenders under a Facility that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, an ABR Borrowing or (B) if such Borrowing is denominated in Euros, as a Borrowing bearing interest at such rate as the Majority Lenders under the Revolving Facility and the applicable Borrower shall agree adequately reflects the costs to the Revolving Facility Lenders of making or maintaining their Loans, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR Borrowing (if such Borrowing is requested to be made in Dollars) or shall be made as a Borrowing bearing interest at such rate as the Majority Lenders under the Revolving Facility shall agree adequately reflects the costs to the Revolving Facility Lenders of making the Loans comprising such Borrowing.

SECTION 2.15  Increased Costs.  (a)  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or those for which payment has been requested pursuant to Section 2.21) or Issuing Bank; or

(ii)           impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement, Eurocurrency Loans or Swingline Euro Loans made by such Lender or any Letter of Credit or participation therein (except those for which payment has been requested pursuant to Section 2.21);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Swingline Euro Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), in each case determined to be material by such Lender, then the applicable Borrower (in the case of a Loan) or the applicable Applicant Party (in the case of a Letter of Credit) will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b)           If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) and determined to be material by such Lender, then from time to time the applicable Borrower (in the case of a Loan) or the applicable Applicant Party (in the case of a Letter of Credit) shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section (as well as reasonably detailed calculations thereof) shall be delivered to the applicable Borrower (in the case of a Loan) or the applicable Applicant Party (in the case of a Letter of Credit) and shall be prima facie evidence of the amounts thereof.  The applicable Borrower (in the case of a Loan) or the applicable Applicant Party (in the case of a Letter of Credit) shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or issuing Bank shall notify the applicable Borrower thereof.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that a Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan or Swingline Euro Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan or Swingline Euro Loan, such loss, cost or expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Euros of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to such Borrower and shall be prima facie evidence of the amounts thereof.  Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17  Taxes.  (a)  Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Each Loan Party shall indemnify the Agents, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, Lender or Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d)           As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such

Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, such properly completed and executed documentation prescribed by applicable law at the time or times prescribed by applicable law and at such times as may reasonably be requested by such Borrower, in either case to permit such payments to be made without such withholding tax or at a reduced rate; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or to the extent it would otherwise be disadvantageous to such Lender in any material respect.

(f)            If an Agent or a Lender determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or Lender in good faith and in its sole discretion and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

SECTION 2.18  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17 or 2.21, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to Parent by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the applicable Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17, 2.21 and 9.05 shall be made directly to the persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations shall, subject to Sections 2.05(e) and 2.05(j), be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iii) any other amount due hereunder or under another Loan Document shall be made in Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.  Any amount payable by the Administrative Agent to one or more Lenders in the national currency of a member state of the European Union that has adopted the Euro as its lawful currency shall be paid in Euros.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent from any Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply).

(d)           Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of an amount denominated in Euros).

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15 or 2.21, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15, 2.17 or 2.21, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.15 or 2.21, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or 2.21 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  Nothing in this Section 2.19 shall be deemed to prejudice any rights that any Borrower may have against any Lender that is a Defaulting Lender.

(c)           If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, Parent shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that:  (a) all Obligations of Borrowers owing to such Non- Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment Parent, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

SECTION 2.20  Revolving Borrowers.  Parent may designate after the Closing Date any Dutch Subsidiary of Parent that is party to the Dutch Security Documents and/or any other Subsidiary of Parent that complies with the requirements described in Section 5.10(f) as an additional Revolving Borrower, with a specified Maximum Credit Limit, by delivery to the Administrative Agent of a Revolving Borrower Agreement executed by such Subsidiary and Parent.  Each such designation shall specify whether such Subsidiary shall be entitled to make Borrowings under and/or request Letters of Credit under the Revolving Facility, and each such designation and specified Maximum Credit Limit shall be subject to the consent of the Administrative Agent (which consent shall not unreasonably be withheld).  Upon the execution by Parent and delivery to the Administrative Agent of a Revolving Borrower Termination with respect to any Revolving Borrower, such Subsidiary shall cease to be a Revolving Borrower and a party to this Agreement as a Revolving Borrower; provided that no Revolving Borrower Termination will become effective as to any Revolving Borrower (other than to terminate such Revolving Borrower’s right to make further Borrowings under this Agreement) at a time when any principal of or interest on any Loan to such Revolving Borrower or any Letter of Credit for the account of such Revolving Borrower shall be outstanding hereunder.  Promptly following receipt of any Revolving Borrower Agreement or Revolving Borrower Termination, the Administrative Agent shall send a copy thereof to each Revolving Facility Lender.

SECTION 2.21  Additional Reserve Costs.  (a)  For so long as any Lender is required to make special deposits with the Bank of England and/or the Financial Services Authority (or, in either case any other authority which replaced all or any of its functions) and/or the European Central Bank or comply with reserve assets, liquidity, cash margin or other requirements of the Bank of England and/or the Financial Services Authority (or, in either case any other authority which replaced all or any of its functions) and/or the European Central Bank, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans or Swingline Euro Loans, such Lender shall be entitled to require the applicable Borrower to pay, contemporaneously with each payment of interest on each of such

Loans, additional interest on such Loan at a percentage rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formulae and in the manner set forth in Exhibit J hereto.

(b)           Any additional interest owed pursuant to paragraph (a) above shall be determined by the applicable Lender, which determination shall be prima facie evidence of the amount thereof, and notified to the applicable Borrower (with a copy to the Administrative Agent) at least 10 days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the applicable Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

SECTION 2.22  Illegality.  (a)  If any Lender reasonably determines that it is unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make or maintain any Revolving Facility Loan denominated in Euros or any Swingline Euro Loan, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligations of such Lender to make or continue Revolving Facility Loans denominated in Euros or Swingline Euro Loans shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist.  Upon any of such notice, the applicable Borrower shall upon demand from such Lender (with a copy to the Administrative Agent) prepay such Revolving Facility Loan denominated in Euros or Swingline Euro Loan.  Upon any such prepayment, such Borrower shall also pay accrued interest on the amount so prepaid.

(b)           If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans (other than as set forth in paragraph (a) above), then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the applicable Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either (i) for Loans denominated in Euros (A) prepay each Loan denominated in Euros or (B) keep such Loan denominated in Euros outstanding, in which case the Adjusted LIBO Rate with respect to such Loan shall be deemed to be the rate determined by such Lender as the all-in-cost of funds to fund such Loan with maturities comparable to the Interest Period applicable thereto, or (ii) for Loans denominated in Dollars, convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, such Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III

Representations and Warranties

Each of Holdings and Parent represents and warrants to each of the Lenders that:

SECTION 3.01  Organization; Powers.  Except as set forth on Schedule 3.01, each of Holdings, Parent and each of the Material Subsidiaries (a) is a partnership, limited liability company, exempted company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02  Authorization.  The execution, delivery and performance by Holdings, Parent, and each of their Subsidiaries of each of the Loan Documents to which it is a party, and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder, shareholder, limited liability company or partnership action required to be obtained by Holdings, Parent and such Subsidiaries and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, Parent or any such Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, Parent or any such Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any material property or assets now owned or hereafter acquired by Holdings, Parent or any such Subsidiary, other than the Liens created by the Loan Documents.

SECTION 3.03  Enforceability.  This Agreement has been duly executed and delivered by Holdings and each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04  Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) recordation of the Mortgages (and, if necessary, the other Dutch Security Documents), (c) such consents, approvals, registrations and filings with or by the FCC or any Governmental Authority outside of the United States of America as may be required in connection with the Acquisition, (d) such consents, approvals, registrations, and filings with or by the FCC or any Governmental Authority outside of the United States of America as may be required in connection with the exercise of rights under the Security Documents following an Event of Default, (e) such consents, approvals, registrations, and filings with or by the FCC or any Governmental Authority outside of the United States of America as may be required in the ordinary course of business of Holdings and its Subsidiaries in connection with the use of proceeds of the Loans hereunder, (f) such licenses, approvals, authorizations and consents as may be required by the U.S. Department of State pursuant to the International Traffic in Arms Regulations and the U.S. Department of Commerce pursuant to the Export Administration Regulations in connection with the Transactions and exercise of rights hereunder and under the Security Documents following an Event of Default or in the ordinary course of business of Holdings and its Subsidiaries in connection with the use of proceeds of the Loans hereunder, (g) such approvals of or agreements with the U.S. Department of Justice, Federal Bureau of Investigation an the U.S. Department of Homeland Security regarding potential national security, law enforcement and public safety issues, (h) such as have been made or obtained and are in full force and effect, (i) such actions, consents and approvals the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect and (j) filings or other actions listed on Schedule 3.04.

SECTION 3.05  Financial Statements.  (a)  Holdings has heretofore furnished to the Lenders the audited consolidated balance sheets and the related audited consolidated statements of income and cash flows of the Company and its subsidiaries for the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003 and the unaudited interim consolidated balance sheet as of June 30, 2004 and the related unaudited interim consolidated statements of income and cash flows of the Company and its subsidiaries for the period ended June 30, 2004.  The consolidated balance sheets of the Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003, as audited by Deloitte Accountants B.V., an independent registered public accounting firm, present fairly in all material respects the financial position of the Company and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2003 is in conformity with US GAAP.

(b)           Holdings has heretofore furnished to the Lenders an unaudited pro forma condensed consolidated balance sheet as of June 30, 2004.  The unaudited pro forma condensed consolidated balance sheet as of June 30, 2004 (i) complies as to form in all material respects with the applicable accounting requirements of Rule 11-02 of Regulations S-X, promulgated under the Exchange Act, except for the omission of purchase accounting allocation adjustments to reflect Parent’s acquisition of the satellite business of the Company, in conformity with US GAAP and (ii) have been properly computed on the bases described therein; the assumptions used in the preparation of the pro forma financial data and other pro forma financial information are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.  Such pro forma consolidated balance sheet has been prepared in good faith based on the assumptions believed by Holdings and Parent to have been reasonable at the time made and to be reasonable as of the Closing Date (it being understood that such assumptions are based on good faith estimates with respect to certain items and that the actual amounts of such items on the Closing Date is subject to variation and that purchase accounting will not have been applied).

SECTION 3.06  No Material Adverse Effect.  Since December 31, 2003 (but after giving effect to the Transaction) no Material Adverse Effect has occurred.

SECTION 3.07  Title to Properties; Possession Under Leases.  (a)  Each of Holdings, Parent and the Material Subsidiaries has good and marketable title to all real property and good title to all personal property owned by it and good and marketable title to a leasehold estate in the real and personal property leased by it, free and clear of all liens, charges, encumbrances or restrictions, except (i) as set forth in Schedule 3.07 and (ii) as created or expressly permitted by Section 6.02, except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Each of Holdings, Parent and the Material Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.  Each of Holdings, Parent and each of the Material Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Each of Holdings, Parent and the Material Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           As of the Closing Date, none of Holdings, Parent and the Material Subsidiaries has received any notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

(e)           None of Holdings, Parent and the Material Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

SECTION 3.08  Subsidiaries.  (a)  On the Closing Date, after giving effect to the Transaction, the corporate structure of Holdings and its Subsidiaries is in all material respects as set forth on Schedule 3.08(a).

(b)           Schedule 3.08(b) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Material Subsidiary and, as to each such Material Subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such Material Subsidiary, subject to such changes as are reasonably satisfactory to the Administrative Agent.

(c)           As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other similar agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, Parent, the Company or any of the Material Subsidiaries, except as set forth on Schedule 3.08(c).

SECTION 3.09  Litigation; Compliance with Laws.  (a)  There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings or Parent, threatened in writing against or affecting Holdings or Parent or any of their Subsidiaries or any business, property or rights of any such person which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the Transaction.

(b)           None of Holdings, Parent, the Material Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10  Federal Reserve Regulations.  (a)  None of Holdings, Parent and their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)           No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11  Investment Company Act; Public Utility Holding Company Act.  None of Holdings, Parent and their Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.12  Use of Proceeds.  The Revolving Borrowers will use the proceeds of Revolving Facility Loans, Swingline Loans and the issuance of Letters of Credit solely for general corporate purposes; provided that Letters of Credit may not be issued in support of Indebtedness permitted under Section 6.01(l) or (s).  Parent will use the proceeds of Term Loans incurred on the Closing Date solely to finance, in part, the Acquisition and to pay fees and expenses incurred in connection with the Transaction.  Parent may only incur Term Loans on the Closing Date.

SECTION 3.13  Tax Returns.  Except as set forth on Schedule 3.13:

(a)           each of Holdings, Parent and the Material Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects and (ii) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, Parent or any of the Material Subsidiaries (as the case may be) has set aside on its books adequate reserves;

(b)           each of Holdings, Parent and the Material Subsidiaries has paid in full or made adequate provision (in accordance with US GAAP) for the payment of all Taxes due with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, could reasonably be expected to have a Material Adverse Effect; and

(c)           as of the Closing Date, with respect to each of Holdings, Parent and their Material Subsidiaries, (i) there are no material audits, investigations or claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no material Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or, with respect to any material potential Tax liability, any other Taxing authority.

SECTION 3.14  No Material Misstatements.  (a)  All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning Holdings, Parent, their Subsidiaries, the Transaction and any other transactions contemplated hereby included in the Acquisition Agreement and/or (after the preparation and delivery thereof) the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transaction (as such information may have been supplemented in writing prior to the Closing Date) or the other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects, as of the date such Information was furnished to the Lenders and (in the case of such Information delivered prior to the Closing Date) as of the Closing Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b)                                 The Projections and estimates and information of a general economic nature prepared by or on behalf of Parent or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by Parent to be reasonable as of the date thereof and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by Parent.

SECTION 3.15  Employee Benefit Plans.  (a)  Each of Holdings, Parent, the Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.  No Reportable Event has occurred during the past five years as to which Parent, Holdings, any of the Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed and reports the failure of which to file could not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, the excess of the present value of all benefit liabilities under each Plan of Parent, Holdings, the Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such under funded Plans could not reasonably be expected to have a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events which have occurred or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  None of Parent, Holdings, the Subsidiaries and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has had or could reasonably be expected to have, through increases in the contributions required to be made to such Multiemployer Plan or otherwise, a Material Adverse Effect.

(b)                                 Except as would not reasonably be expected to have a Material Adverse Effect, each Non-U.S. Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations, orders and published interpretations thereunder and has been maintained, where required, in good standing with applicable regulatory authorities.  All contributions required to be made with respect to a Non-U.S. Pension Plan have been timely made.  None of New Skies Investments, Holdings, Parent, the Company or any Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Pension Plan.  The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Pension Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Pension Plan allocable to such benefit liabilities.

SECTION 3.16  Environmental Matters.  Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint or penalty has been received by Parent or any of the Material Subsidiaries relating to Parent or any of the Material Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings relating to Parent or any of the Material Subsidiaries pending or, to the knowledge of Parent, threatened which allege a violation of or liability under any Environmental Laws, (ii) each of Parent and the Material Subsidiaries has all environmental permits necessary for its current operations to comply with all applicable Environmental Laws and is in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) there has been no written environmental audit conducted since January 1, 2001 by Parent or any of the Material Subsidiaries of any property currently owned or leased by Parent or any of the Material Subsidiaries which has not been made available to the Administrative Agent prior to the date hereof, (iv) no Hazardous Material is located at any property currently owned, operated or leased by Parent or any of the Material Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of Parent or any of the Material Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by Parent or any of the Material Subsidiaries and transported to or released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of Parent or any of the Material Subsidiaries under any Environmental Laws, and (v) there are no acquisition agreements entered into after January 1, 2001 in which Parent or any of the Material Subsidiaries has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

SECTION 3.17  Security Documents.  (a)  Each of the Security Documents entered into on the Closing Date is effective to create in favor of the Collateral Agent (for the benefit of the Secured Creditors) a legal, valid and enforceable security interest in the Collateral described therein (subject to any limitations specified therein).  In the case of the Pledged Collateral described in any of such Security Documents the security interest in which is perfected by delivery thereof, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in any such Security Document, when financing statements and other filings specified in each Security Document in appropriate form are filed in the offices specified in each such Security Document, the Collateral Agent (for the benefit of the Secured Creditors) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations secured thereby, in each case prior and superior in right to any other person (except, Liens expressly permitted by Section 6.02 and Liens having priority by operation of law).

(b)                                 When (i) in the case of the non-notarial Dutch Security Documents, such documents have been registered with the Belastingdienst Amsterdam Afdeling Registratie Unit (and, in the case of the Agreement of Pledge of Intellectual Property Rights, with the relevant registration agency or agencies) and/or the debtors of the receivables purported to be encumbered with a disclosed right of pledge have been notified of such right of pledge, and (ii) in the case of the Agreement and Deed of Mortgage and Pledge, such document has been registered with the Land Registry (Kadaster), the Collateral Agent (for the benefit of the Secured Creditors) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the relevant Pledge Collateral.

SECTION 3.18  Location of Real Property and Leased Premises.   (a)   Schedule 3.18(a) lists completely and correctly as of the Closing Date all material real property owned by Parent and the addresses thereof.  As of the Closing Date, Parent owns in fee all the real property set forth as being owned by them on such Schedule.

(b)                                 Schedule 3.18(b) lists completely and correctly as of the Closing Date all material real property leased by Parent and the addresses thereof.  As of the Closing Date, Parent has valid leases in all the real property set forth as being leased by them on such Schedule.

SECTION 3.19  Solvency.  (a)  (A)  Immediately after giving effect to the Transaction (i) the fair value of the assets of Holdings and its Subsidiaries taken as a whole, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings and its Subsidiaries taken as a whole; (ii) the present fair saleable value of the property of Holdings and its Subsidiaries taken as a whole will be greater than the amount that will be required to pay the probable liability of Holdings and its Subsidiaries taken as a whole on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date and (B) after giving effect to the Transaction, Parent (x) has not ceased, and does not expect that it will cease, making payments on its liabilities when due and (y) can, and expects that it can, obtain credit in the ordinary course of business.

(b)                                 Neither Holdings nor Parent intends to, and does not believe that it or any of the Material Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.20  Labor Matters.  There are no strikes pending or threatened against Holdings, Parent or any of the Material Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  The hours worked and payments made to employees of Holdings, Parent and the Material Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters.  All material payments due from Holdings, Parent or any of the Material Subsidiaries or for which any claim may be made against Holdings, Parent or any of the Material Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, Parent or such

Material Subsidiary to the extent required by US GAAP.  Except as set forth on Schedule 3.20, consummation of the Transaction will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, Parent or any of the Material Subsidiaries (or any predecessor) is a party or by which Holdings, Parent or any of the Material Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.21  Insurance.  Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, Parent or the Material Subsidiaries as of the Closing Date.  As of the Closing Date, such insurance is in full force and effect, subject to the exclusions and limitations contained in such policies.  Parent believes that the insurance maintained by or on behalf of Holdings, Parent and the Material Subsidiaries is adequate.

SECTION 3.22  Satellite Licenses and other Authorizations, etc.  As of the Closing Date, Schedule 3.22 accurately and completely lists for each Satellite (a) all space station licenses or authorizations, including placement on the FCC’s “Permitted Space Station List”, for operation of Satellites with C-band or Ku-band transponders issued or granted by the FCC to Holdings or any of its Subsidiaries and (b) all licenses and all other approvals, orders or authorizations issued or granted by any Governmental Authority outside of the United States of America to launch and operate any such Satellite.  As of the Closing Date, the FCC Licenses and the other licenses, approvals or authorizations listed on Schedule 3.22 with respect to any Satellite include all material authorizations, licenses and permits issued by the FCC or any other Governmental Authority that are required or necessary to launch or operate such Satellite, as applicable.  Except as could not reasonably be expected to have a Material Adverse Effect, each such license is held in the name of Holdings or one of its Subsidiaries and is validly issued and in full force and effect, and Holdings and its subsidiaries have fulfilled and performed in all material respects all of their obligations with respect thereto and have full power and authority to operate thereunder.

SECTION 3.23  Earth Station Licenses, etc. As of the Closing Date, Schedule 3.23 accurately and completely lists for each Earth Station all material licenses or authorizations issued or granted by the FCC or by any Governmental Authority outside of the United States of America to Holdings or any of its Subsidiaries.  As of the Closing Date, the Earth Station licenses and authorizations listed on Schedule 3.23 include all material authorizations, licenses and permits issued by the FCC or any other Governmental Authority outside of the United States that are required or necessary to operate such Earth Station, as applicable.  Except as could not reasonably be expected to have a Material Adverse Effect, each such license is held in the name of Holdings or one of its Subsidiaries and is validly issued and in full force and effect, and Holdings and its subsidiaries have fulfilled and performed in all material respects all of their obligations with respect thereto and have full power and authority to operate thereunder.

SECTION 3.24  Satellites.  Schedule 3.24 accurately and completely lists as of the Closing Date each of the Satellites owned by Holdings and its Subsidiaries on the date hereof, and setting forth for each such Satellite that is in orbit, the orbital slot and number and frequency band of the transponders on such Satellite (based on Satellite design capabilities and measured in 36 MHz equivalents).

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lenders) to make Loans and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01  All Credit Events.  On the date of the making of each Loan and on the date of each issuance of, or amendment that increases the stated amount of, a Letter of Credit:

(a)                                  The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Request to Issue such Letter of Credit as required by Section 2.05(b).

(b)                                 The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Borrowing or issuance or amendment that increases the stated amount of such Letter of Credit, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c)                                  At the time of and immediately after such Borrowing or issuance or amendment that increases the stated amount of such Letter of Credit, as applicable, no Event of Default or Default shall have occurred and be continuing.

(d)                                 All of the conditions specified in Section 4.02 shall have been satisfied or waived on the Closing Date.

Each Borrowing and each issuance of, or amendment that increases the stated amount of, a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower (in the case of a Borrowing) and each Applicant Party (in the case of a Letter of Credit) on the date of such Borrowing, issuance or amendment as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02  First Credit Event.  On the Closing Date:

(a)                                  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or

(ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent shall have received, on behalf of itself, the Syndication Agent, the Collateral Agent, the Lenders and each Issuing Bank on the Closing Date, a favorable written opinion of (i) Simpson Thacher & Bartlett LLP, special New York counsel for Holdings and Parent, in form and substance reasonably satisfactory to the Administrative Agent, (ii) NautaDutilh, special Dutch counsel for Holdings and Parent, in form and substance reasonably satisfactory to the Administrative Agent, (iii) White & Case LLP, special U.K. counsel for the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and (iv) Stibbe, special Dutch counsel to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank on the Closing Date, the Administrative Agent, the Syndication Agent, the Collateral Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Transaction as the Administrative Agent shall reasonably request, and each of Holdings and Parent hereby instructs its counsel to deliver such opinions.

(c)                                  All legal matters incident to this Agreement, the borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Administrative Agent.

(d)                                 (i)  The Administrative Agent shall have received in the case of each person that is a Loan Party on the Closing Date each of the items referred to in clauses (ii), (iii), (iv) and (v) below:

(ii)                                  (A)  a copy of the certificate or articles of incorporation, memorandum and articles of association, partnership agreement or limited liability agreement, including all amendments thereto, of each Loan Party, (x) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing under the jurisdiction of its organization (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official), or (y) in the case of a partnership or limited liability company, certified by the manager, Secretary or Assistant Secretary or other appropriate officer of each such Loan Party or (B) in the case of a company incorporated under the laws of The Netherlands, a copy of the deed of incorporation, the current articles of association and a current original extract (in both Dutch and English) from the relevant commercial register;

(iii)                               a certificate of the manager, director, Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying

(A)                              that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B)                                that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of a Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)                                that the certificate or articles of incorporation, memorandum and articles of association, partnership agreement or limited liability agreement of such Loan Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D)                               as to the incumbency and specimen signature of each officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and

(E)                                 as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party;

(iv)                              a certificate of another officer, director or attorney-in-fact as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (iii) above; and

(v)                                 such other documents as the Administrative Agent may reasonably request (including, without limitation, tax identification numbers and addresses).

(e)                                  The Collateral and Guarantee Requirements shall have been satisfied or waived by the Administrative Agent.

(f)                                    The Acquisition Agreement (together with all exhibits and schedules thereto), shall be in the form executed on June 5, 2004 (without amendment or modification thereof which is materially adverse to the Lenders (as reasonably determined by the Administrative Agent) without the prior written consent of the Administrative Agent).  There shall have been delivered to the Administrative Agent true and correct copies certified as such by the Secretary or Assistant Secretary of Parent of the Acquisition Documents.  The Acquisition shall have been consummated (or shall be consummated concurrently with the closing under this Agreement) in accordance in all material respects with the terms and conditions of the Acquisition Agreement (without amendment, modification or waiver thereof which is materially adverse to the Lenders (as reasonably determined by the Administrative Agent) without the prior written consent of the Administrative Agent) and all applicable laws.

(g)                                 Holdings shall have received net cash proceeds of at least $163.0 million from the Investor Financing, and Holdings shall have contributed and/or on-loaned on a subordinated basis all such net proceeds from the Investor Financing to Parent.

(h)                                 Parent shall have received gross cash proceeds (calculated before underwriting fees) of (i) at least $160.0 million from the issuance of the Senior Subordinated Notes and (ii) at least $125.0 million from the issuance of the Senior Subordinated Notes.  There shall have been delivered to the Administrative Agent true and correct copies certified as such by the Secretary or Assistant Secretary of Parent of the Senior Note Documents and the Senior Subordinated Note Documents.

(i)                                     After giving effect to the Transaction and the other transactions contemplated hereby, Holdings and its Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit under this Agreement, (ii) the Senior Notes, (iii) the Senior Subordinated Notes, (iv) the Investor Financing and the Parent Investor Financing and (v) other Indebtedness permitted pursuant to Section 6.01.

(j)                                     All stock of Parent shall be owned by Holdings free and clear of Liens other than those securing the Obligations under the Loan Documents.

(k)                                  The Lenders shall have received the financial statements referred to in Section 3.05(a).

(l)                                     The Lenders shall have received the Projections referred to in Section 3.14(b).

(m)                               No provision of any applicable law or regulation and no judgment or order shall prohibit the consummation of the Transaction except for laws, regulations, judgments or orders which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All material actions by or in respect of or material filings with any Governmental Authority required to permit the consummation of the Transaction shall have been taken, made or obtained, except for any such actions or filings the failure of which to take, make or obtain would not and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(n)                                 The Administrative Agent shall have received all fees payable to it, the Syndication Agent or any other Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of White & Case LLP and Stibbe) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

SECTION 4.03  Credit Events Relating to Revolving Borrowers.  The obligations of (x) the Lenders to make any Loans to any Revolving Borrower designated after the Closing

Date in accordance with Section 2.20 and (y) any Issuing Bank to issue Letters of Credit for the account of any such Revolving Borrower, are subject to the satisfaction of the following conditions (which are in addition to the conditions contained in Section 4.01):

(a)                                  With respect to the initial Loan made to or the initial Letter of Credit issued at the request of, such Revolving Borrower, whichever comes first,

(ii)                                  the Administrative Agent (or its counsel) shall have received a Revolving Borrower Agreement with respect to such Revolving Borrower duly executed by all parties thereto; and

(iii)                               the Administrative Agent shall have received such documents (including legal opinions) and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Revolving Borrower, the authorization of Borrowings as they relate to such Revolving Borrower and any other legal matters relating to such Revolving Borrower or its Revolving Borrower Agreement, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b)                                 The Administrative Agent shall be reasonably satisfied that Section 5.10(f) shall have been complied with in respect of each Subsidiary that becomes a Revolving Borrower and that the Collateral and Guarantee Requirement shall have been satisfied or waived with respect to such Revolving Borrower.

ARTICLE V

Affirmative Covenants

Each of Holdings and Parent covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and Parent will, and (other than Sections 5.04 and 5.05) will cause each of the Material Subsidiaries to:

SECTION 5.01  Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by a Borrower or a Wholly Owned Subsidiary of a Borrower in such liquidation or dissolution; provided that Subsidiary Loan Parties may not be liquidated into Non-Subsidiary Loan Parties.

(b)                                 Do or cause to be done all things reasonably necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and material judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02  Insurance.  (a)  Obtain, maintain and keep in full force and effect at all times (i) with respect to each Satellite to be launched by Parent or any Subsidiary, launch insurance with respect to each such Satellite covering the launch of such Satellite and a period thereafter, but only to the extent, if at all, and on such terms (including period, exclusions, limitations on coverage and coverage amount) as is determined by the Management Board of Parent to be in the best interests of Parent and evidenced by a resolution of the Management Board delivered to the Administrative Agent, (ii) with respect to each Satellite it currently owns or has risk of loss for, other than any Excluded Satellite, In-Orbit Insurance and (iii) at all times subsequent to the coverage period of the launch insurance described in clause (i) above, if any, or if launch insurance is not procured, at all times subsequent to the initial completion of in-orbit testing, in each case other than in the case of any such Satellite that is an Excluded Satellite, In-Orbit Insurance; provided, however, that at any time with respect to a Satellite that is not an Excluded Satellite, Parent shall not be required to maintain In-Orbit Insurance in excess of the Required Insurance Percentage of the net book value of each such Satellite (it being understood that any Satellite protected by In-Orbit Spare Capacity shall be deemed to be insured for a percentage of its net book value as set forth in the definition of “In-Orbit Spare Capacity”).  In the event of any loss, damage or failure affecting a Satellite insured pursuant to clauses (i), (ii) or (iii) above or the expiration and non-renewal of an insurance policy for such a Satellite resulting from a claim of loss under such policy causes a failure to comply with this provision, Parent shall be deemed to be in compliance with this proviso for the 120 days immediately following such loss, damage or failure or policy expiration, provided that Parent procures such insurance or In-Orbit Spare Capacity as necessary to comply with the preceding proviso within such 120 day period.

(b)                                 The insurance policies required by clause (a) of this Section 5.02 shall (i) contain no exclusions other than (A) Acceptable Exclusions and such other exclusions or limitations of coverage as may be applicable to a substantial portion of Satellites of the same model or relating to systemic failures or anomalies as are then customary in the Satellite insurance market and (B) such specific exclusions applicable to the performance of the Satellite being insured as are reasonably accepted by the Management Board of Parent in order to obtain insurance for a price that is, and on other terms and conditions that are, commercially reasonable and (ii) provide coverage for all risks of loss of and damage to the Satellite including for partial loss, constructive total loss and total loss.  The insurance required by this Section 5.02 shall name the Parent or the applicable Subsidiary as the named insured.

(c)                                  In the event of the unavailability of In-Orbit Spare Capacity for any reason, Parent shall, subject to the proviso to Section 5.02(a) above, within 120 days of such loss or unavailability, be required to have in effect In-Orbit Insurance complying with clauses (a)(ii) or (a)(iii) of this Section 5.02, as applicable, with respect to all Satellites that the In-Orbit Spare Capacity was intended to protect so long as In-Orbit Spare Capacity is unavailable, provided that Parent and its subsidiaries shall be considered in compliance with this Section 5.02 for the 120 days immediately following such loss or unavailability as the case may be.

(d)                                 In the event that Parent or its subsidiaries receive proceeds from any Satellite insurance covering any Satellite owned by Parent or any of its Subsidiaries, or in the event that Parent or any of its Subsidiaries receives proceeds from any insurance maintained for it by a Satellite Manufacturer or any launch provider covering any of such Satellites (the event resulting in the payment of such proceeds, an “Event of Loss”), all Event of Loss Proceeds in respect of such Event of Loss shall be applied in the manner provided for in Section 2.11(c).

(e)                                  Without prejudice to the other provisions of this Section 5.02, maintain insurance on and in relation to its Mortgaged Properties with reputable underwriters or insurance companies of such type, to such extent, against such risks and in such amounts as are customarily insured against by companies in a similar business such as that carried on by the relevant Loan Party.

(f)                                    Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by Holdings, Parent or any of the Subsidiaries; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(g)                                 In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)                                     none of the Agents, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) Parent and the other Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders, any Issuing Bank or their agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and Parent hereby agree, to the extent permitted by law, to waive, and to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders, any Issuing Bank and their agents and employees; and

(ii)                                  the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, Parent and their Subsidiaries or the protection of their properties.

SECTION 5.03  Taxes.  Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Holdings, Parent or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with US GAAP with respect thereto.

SECTION 5.04  Financial Statements, Reports, etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)                                  within 90 days after the end of each fiscal year, a consolidated balance sheet and related consolidated statements of operations, cash flows and owners’ equity showing the financial position of Holdings and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year, with all consolidated statements audited by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings and the Subsidiaries on a consolidated basis in accordance with US GAAP (it being understood that the delivery by Holdings of (i) financial information for such fiscal year that would be required to be contained in a filing with the SEC on Forms 6-K and 20-F if Holdings were required to file such forms, (ii) whether or not required by the forms referred to in clause (i) above, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (iii) the opinion of accountants referred to above, shall satisfy the requirements of this Section 5.04(a));

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year commencing with the fiscal quarter ending December 31, 2004, a consolidated balance sheet and related consolidated statements of operations and cash flows showing the financial position of Holdings and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year, all certified by a Financial Officer of Holdings, on behalf of Holdings, as fairly presenting, in all material respects, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with US GAAP (subject to normal year-end adjustments and the absence of footnotes) (it being understood that the delivery by Holdings of (i) financial information for such period that would be required to be contained in a filing with the SEC on Forms 6-K and 20-F if Holdings were required to file such forms, (ii) whether or not required by the forms referred to above, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (iii) the officer’s certificate referred to above, shall satisfy the requirements of this Section 5.04(b));

(c)                                  (x) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of Holdings (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the fiscal period ending December 31, 2004, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10, 6.11 and 6.12 and (y) concurrently with any delivery of financial statements under (a) above, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations);

(d)                                 promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, Parent or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable;

(e)                                  if, as a result of any change in accounting principles and policies from those as in effect on the Closing Date, the consolidated financial statements of Holdings and the Subsidiaries delivered pursuant to paragraphs (a) or (b) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a) and (b) above following such change, a schedule prepared by a Financial Officer on behalf of Holdings reconciling such changes to what the financial statements would have been without such changes;

(f)                                    within 90 days after the beginning of each fiscal year, an operating and capital expenditure budget, in form reasonably satisfactory to the Administrative Agent prepared by Holdings for such fiscal year prepared in reasonable detail, of Holdings and the Subsidiaries, accompanied by the statement of a Financial Officer of Holdings to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby;

(g)                                 upon the reasonable request of the Administrative Agent (which request shall not be made more than once in any 12-month period unless specifically provided otherwise in any of the Dutch Security Documents), deliver updated information reflecting all changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.10(e);

(h)                                 promptly, a copy of all reports submitted to the Management Board (or any committee thereof) of any of Holdings, Parent or any Material Subsidiary in connection with any interim or special audit that is material made by independent accountants of the books of Holdings, Parent or any Subsidiary;

(i)                                     promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, Parent or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request; and

(j)                                     promptly upon request by the Administrative Agent, copies of:  (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Non-U.S. Pension Plan, Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

SECTION 5.05  Litigation and Other Notices.  Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or Parent obtains actual knowledge thereof:

(a)                                  any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)                                 the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, Parent or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)                                  any other development specific to Holdings, Parent or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d)                                 the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06  Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07  Maintaining Records; Access to Properties and Inspections.  Maintain all financial records in accordance with US GAAP and permit any persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, Parent or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings or Parent, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or Parent to discuss the affairs, finances and condition of Holdings, Parent or any of the Subsidiaries with the officers thereof and (subject to a senior officer of the respective company or a parent thereof being present) independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08  Use of Proceeds.  Use the proceeds of Loans and request issuances of Letters of Credit only in compliance with the representation contained in Section 3.12.

SECTION 5.09  Compliance with Environmental Laws.  Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10  Further Assurances; Additional Mortgages.  (a)  Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law (including the Convention on International Interests in Mobile Equipment of November 16, 2001), or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirements to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)                                 If any asset (including any real property (other than real property covered by Section 5.10(c) below) or improvements thereto or any interest therein) that has an individual fair market value in an amount having a Dollar Equivalent greater than $2.5 million is acquired by Holdings, Parent or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it first becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof), cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c)                                  Grant, and cause each of the Subsidiary Loan Parties to grant, to the Collateral Agent security interests and mortgages in such real property of Parent or any such Subsidiary Loan Parties as are not covered by the original Mortgages, to the extent acquired after the Closing Date and having a fair market value (as determined in good faith by Holdings) at the time of acquisition in excess of $2.5 million pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent on the Closing Date or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable perfected Liens superior to and prior to the rights of all third persons subject to no other Liens except as are permitted by Section 6.02 or arising by operation of law, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below.

(d)                                 If any additional direct or indirect Subsidiary of Holdings is formed or acquired after the Closing Date and if such Subsidiary is a Subsidiary Loan Party, or if any Subsidiary becomes a Subsidiary Loan Party after the Closing Date, within 10 Business Days after the date such Subsidiary is formed or acquired or becomes a Subsidiary Loan Party, notify the Administrative Agent and the Lenders thereof and, within 25 Business Days (or, in the case of any Mortgages required to be granted, 90 days) after the date such Subsidiary is formed or acquired or becomes a Subsidiary Loan Party, cause the Collateral and Guarantee Requirements to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

(e)                                  In the case of Parent, (i) furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s organizational identification number; provided that Parent shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Creditors and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(f)                                    Prior to any Subsidiary becoming a Revolving Borrower, cause the Collateral and Guarantee Requirements to be satisfied with respect to such Subsidiary.

(g)                                 The Collateral and Guarantee Requirements and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any real property held by Parent or any of its Subsidiaries as a lessee under a lease, (ii) any Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary (provided that the foregoing clause (B) shall not apply in the case of a joint venture, including a joint venture that is a Subsidiary) or (iii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Lien permitted pursuant to Section 6.02(i)).

SECTION 5.11  Fiscal Year; Accounting.  In the case of Holdings and Parent, cause its fiscal year to end on June 30 or on such other date as is consented to by the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

SECTION 5.12  Interest Rate Protection Agreements.  In the case of Parent, as promptly as practicable and in any event within 180 days after the Closing Date, enter into, and for a period of not less than three years after the Closing Date maintain in effect, one or more Swap Agreements, the effect of which is that at least 50% of Consolidated Net Debt will bear interest at a fixed or capped rate or the interest cost in respect of which will be fixed or capped, in each case on terms and conditions reasonably acceptable, taking into account current market conditions, to the Administrative Agent.

SECTION 5.13  Proceeds of Certain Dispositions.  If, as a result of the receipt of any cash proceeds by Parent or any Subsidiary in connection with any sale, transfer, lease or other disposition of any asset, including any Equity Interest, Parent would be required by the terms of the Senior Subordinated Note Indenture to make an offer to purchase any Senior Subordinated Notes, then, in the case of Parent or a Subsidiary, prior to the first day on which Parent would be required to commence such an offer to purchase, (i) prepay Loans in accordance with Section 2.11 or (ii) acquire assets, Equity Interests or other securities in a manner that is permitted by Section 6.04 or Section 6.05, in each case in a manner that will eliminate any such requirement to make such an offer to purchase.

SECTION 5.14  Access and Command Codes.  (a)  At the request of the Administrative Agent:

(i)                                     use commercially reasonable efforts to obtain promptly from each provider (other than Holdings or any of its subsidiaries) of tracking, telemetry, control and monitoring services for any Satellite, consents and agreements with the Collateral Agent to:

(A)                              deliver expeditiously to the Collateral Agent, upon notification by the Administrative Agent that an acceleration pursuant to Section 7.01 has occurred, subject to having obtained any consent or approval of, or registration or filing with, any Governmental Authority for such delivery, all access codes, command codes and command encryption necessary to establish access to and perform tracking, telemetry, control and monitoring of any such Satellite, including activation and control of any spacecraft subsystems and payload components and the transponders thereon;

(B)                                take commercially reasonable steps necessary, upon notification by the Administrative Agent that an acceleration pursuant to Section 7.01 has occurred, to obtain any consent or approval of, or registration or filing with, any Governmental Authority required to effect any transfer of operational control over any such Satellite and related technical data (including any license approving the export or re-export of such Satellite to any Person or Persons as designated by the Administrative Agent); and

(C)                                deliver to the Collateral Agent written evidence of the issuance of any such consent, approval, registration or filing once such consent, approval, registration or filing has been obtained;

(ii)                                  if, after having used its commercially reasonable efforts to obtain the consents and agreements referred to in clause (i) above, any such consents or agreements shall not have been so obtained, instruct each such provider of tracking, telemetry, control and monitoring services (and each manufacturer or primary contractor in respect of Satellites that have yet to be launched, to the extent that Holdings or any of its Subsidiaries does not have in its possession all items referred to in clause (iii) below) to cooperate in providing the access codes, command codes and command encryption referred to in said clause (i), in each case subject to having obtained any consent or approval of, or registration or filing with, any Governmental Authority for such delivery; and

(iii)                               at any time upon an acceleration pursuant to Section 7.01, and upon notification thereof by the Administrative Agent, to promptly deliver to the Collateral Agent, subject to having obtained any requisite consent or approval of, or registration or filing with, any Governmental Authority for such delivery, all access codes, command codes and command encryption necessary, in the sole judgment of the Administrative Agent, to establish access to and perform tracking, telemetry, control and monitoring of any Satellite, including activation and control of any spacecraft subsystems and payload components and the transponders thereon and any changes to or modifications of such codes and encryption.

(b)                                 Not, and will use its commercially reasonable efforts to cause each provider (other than Holdings or its subsidiaries) of tracking, telemetry, control and monitoring services for any Satellite to agree not to, change any access codes, command codes or command encryption necessary to establish access to and perform tracking, telemetry, control and monitoring of each Satellite at any time that an Event of Default has occurred and is continuing and such provider of tracking, telemetry, control and monitoring services, as the case may be, has been notified by Holdings or the Administrative Agent thereof, without promptly furnishing to the Administrative Agent the new access codes, command codes and command encryption necessary to establish access to and perform tracking, telemetry, control and monitoring of such Satellite, once such access codes, command codes and command encryption have been delivered to the Administrative Agent pursuant to this Section 5.14.

SECTION 5.15  License Subsidiary.  As soon as practicable following the Closing Date (and, in any event, within 120 days thereafter), to the extent permitted by applicable law, (a) Parent shall create one or more License Subsidiaries and pledge 100% of the Equity Interests of such License Subsidiary or Subsidiaries to the Collateral Agent pursuant to the respective Dutch Security Document and (b) Parent shall transfer to a License Subsidiary all Subject Licenses held by Parent as of the Closing Date, subject to the receipt of all necessary approvals of Governmental Authorities (which approvals Parent hereby agrees to use commercially reasonable efforts to obtain as soon as practicable following the Closing Date).  Following the date referred to in the immediately preceding sentence, Parent will cause all Subject Licenses at all times (whether in existence on the Closing Date or obtained thereafter) to be held in the name of a License Subsidiary to the extent permitted by applicable law and subject to the receipt of all necessary approvals of Governmental Authorities.

SECTION 5.16  Post-Closing Matters.  To the extent not executed and delivered on the Closing Date, execute and deliver the documents and complete the tasks set forth on Schedule 5.16, in each case within the time limits specified on such schedule.

ARTICLE VI

Negative Covenants

Each of Holdings and Parent covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, neither Holdings nor Parent will, or will cause or permit any of the Subsidiaries to:

SECTION 6.01  Indebtedness.  Incur, create, assume or permit to exist any Indebtedness (other than intercompany Indebtedness incurred in the ordinary course of business and consistent with past practices of Parent and its subsidiaries), except:

(a)                                  (i)  Indebtedness (other than under letters of credit) existing on the Closing Date and set forth on Schedule 6.01(a) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness and (ii) Indebtedness under letters of credit existing on the Closing Date and set forth on Schedule 6.01(b), without giving effect to any extension, renewal or replacement thereof;

(b)                                 Indebtedness created hereunder and under the other Loan Documents;

(c)                                  Indebtedness of Holdings and the Subsidiaries pursuant to Swap Agreements permitted by Section 6.13;

(d)                                 Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Holdings or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e)                                  Indebtedness of any Borrower to any Subsidiary or other Borrower and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party to the Loan Parties shall be subject to Section 6.04(b) and (ii) Indebtedness (the “Subordinated Intercompany Debt”) of any Specified Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations in the manner set forth in Exhibit H (it being agreed that such subordination provisions will not restrict the repayment of any such Subordinated Intercompany Debt other than when an Event of Default exists);

(f)                                    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within three Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h)                                 (i) Indebtedness of a Subsidiary acquired after the Closing Date or a corporation merged into or consolidated with Parent or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, provided that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable (together with Indebtedness outstanding pursuant to this paragraph (h), paragraph (i) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), would not exceed the greater of $25.0 million and 4.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition, merger or consolidation, such assumption or such incurrence, as applicable, for which financial statements have been delivered pursuant to Section 5.04;

(i)                                     Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by Holdings or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01, this paragraph (i) and the Remaining Present Value of leases permitted under Section 6.03) would not exceed the greater of $25.0 million and 4.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(j)                                     Capital Lease Obligations incurred by Parent or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03;

(k)                                  other Indebtedness of Parent or any Subsidiary, in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not in excess of $40.0 million, so long as the holders of any such Indebtedness shall have entered into an intercreditor agreement substantially in the same form as the Senior Note Intercreditor Arrangement;

(l)                                     Indebtedness (i) of Parent under the Senior Notes and the Senior Note Documents in an aggregate principal amount not to exceed $160.0 million and Indebtedness of Parent pursuant to the Permitted Senior Debt Securities issued to refinance same, (ii) of Parent under the Senior Subordinated Notes and the Senior Subordinated Note Documents in an aggregate principal amount not to exceed $125.0 million and Indebtedness of Parent pursuant to the Permitted Senior Subordinated Debt Securities issued to refinance same, (iii) of Holdings under the Investor Financing in aggregate principal amount not to exceed $163.0 million plus the amount of all interest thereon which is paid in kind or paid through accretion or accrual and (iv) of Parent to Holdings resulting from Holdings’ contribution and/or on-lending to Parent of the net proceeds from the Investor Financing, so long as (x) the aggregate principal amount thereof shall not exceed $163.0 million plus the amount of all interest thereon which is paid in kind or paid through accretion or accrual and (y) such Indebtedness is governed by the Parent Investor Financing Documents;

(m)                               Guarantees (i) by the Subsidiary Loan Parties of the Indebtedness of Parent described in paragraph (l)(i) and (l)(ii), so long as, in the case of any such Guarantees of the Indebtedness referred to or clause (l)(ii), such Guarantees are subordinated on terms substantially the same as those on which the Senior Subordinated Notes are subordinated to the Obligations as set forth in the Senior Subordinated Note Indenture, (ii) by Parent or any Subsidiary Loan Party of any other Indebtedness of Parent or any Subsidiary Loan Party expressly permitted to be incurred under this Agreement (other than the Investor Financing and the Parent Investor Financing), (iii) by Parent or any Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of any Non-Subsidiary Loan Party to the extent permitted by Section 6.04(b), (iv) by any Non-Subsidiary Loan Party of Indebtedness of any other Non-Subsidiary Loan Party subject, however, to Section 6.04(b); provided that all Non-Subsidiary Loan Parties may guarantee obligations of other Non-Subsidiary Loan Parties under ordinary course cash management obligations, and (v) by Parent of Indebtedness of Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(a) or (k); provided that Guarantees by Holdings or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms substantially the same as those on which the Senior Subordinated Notes are subordinated under the Senior Subordinated Note Indenture to the Obligations;

(n)                                 Indebtedness arising from agreements of Holdings or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the Transaction or the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o)                                 Indebtedness in connection with Permitted Receivables Financings; provided that the net proceeds thereof are applied in accordance with Section 2.11(c);

(p)                                 letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) having an aggregate face amount not in excess of $10.0 million, so long as the issuers of such letters of credit or bank guarantees shall have entered into an intercreditor agreement substantially in the same form as the Senior Note Intercreditor Arrangement;

(q)                                 Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(r)                                    Indebtedness consisting of (x) the financing of insurance premiums or (y) take or pay or similar obligations contained in supply arrangements, in each case in the ordinary course of business;

(s)                                  Indebtedness consisting of Permitted Senior Subordinated Debt Securities (as provided for in clause (y) of the definition thereof) to the extent the Net Proceeds in respect thereof are actually utilized to repay Term Loan Borrowings, provided that the Net Proceeds of any Permitted Senior Subordinated Debt Securities may be used to finance (in whole or in part) a Permitted Business Acquisition instead of being used to repay Term Loan Borrowings (provided, further, that the aggregate outstanding principal amount of Permitted Senior Subordinated Debt Securities used as set forth in the immediately preceding proviso shall not exceed $50.0 million unless, at the time of consummation of any Permitted Business Acquisition, the Total Leverage Ratio is equal to or less than 5.0:1.0 determined on a Pro Forma Basis after giving effect to such Permitted Business Acquisition and the incurrence of all Permitted Senior Subordinated Debt Securities (and all other Indebtedness) the proceeds of which are used to finance such Permitted Business Acquisition;

(t)                                    all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (s) above;

(u)                                 Indebtedness incurred on behalf of or representing Guarantees of Indebtedness of joint ventures not in excess of, when added to the amount of all Investments in joint ventures made pursuant to Section 6.04(s), $20.0 million at any time outstanding, so long as the holders of any such Indebtedness shall have entered into an intercreditor agreement substantially in the same form as the Senior Note Intercreditor Arrangement; and

(v)                                 Indebtedness of Subsidiaries which are not Loan Parties for working capital purposes incurred in the ordinary course of business on ordinary business terms in an aggregate principal amount not to exceed $10.0 million, so long as the holders of any such Indebtedness shall have entered into an intercreditor agreement substantially in the same form as the Senior Note Intercreditor Arrangement.

Notwithstanding anything to the contrary herein, Holdings shall not be permitted to incur any Indebtedness other than Indebtedness under Sections 6.01(b), (l)(iii) and (m).

SECTION 6.02  Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a)                                  Liens on property or assets of the Company and its Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a); provided that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of Holdings or any of its Subsidiaries;

(b)                                 any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c)                                  any Lien on any property or asset of Parent or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h), provided that such Lien (i) does not apply to any other property or assets of Parent or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d)                                 Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e)                                  landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings or any Subsidiary shall have set aside on its books reserves in accordance with US GAAP;

(f)                                    (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Subsidiary;

(g)                                 pledges and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)                                 zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Holdings or any Subsidiary;

(i)                                     purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by Holdings or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by Holdings or any Subsidiary in connection with such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of Holdings or any Subsidiary (other than to accessions to such equipment or other property or improvements); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j)                                     Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k)                                  Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)                                     other Liens with respect to property or assets of Holdings or any Subsidiary with an aggregate fair market value (valued at the time of creation thereof) of not more than $20.0 million at any time;

(m)                               Liens disclosed by the title insurance policies (if any) delivered pursuant to Section 5.10 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n)                                 Liens in respect of Permitted Receivables Financings;

(o)                                 any interest or title of a lessor under any leases or subleases entered into by Holdings or any Subsidiary in the ordinary course of business;

(p)                                 Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any Subsidiary in the ordinary course of business or (iv) arising under or pursuant to general banking conditions;

(q)                                 Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(r)                                    Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) or (p) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(s)                                  licenses of intellectual property granted in a manner consistent with past practice;

(t)                                    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u)                                 Liens on the assets of a Non-Subsidiary Loan Party that do not constitute Collateral and which secure Indebtedness of such Non-Subsidiary Loan Party (or of another Non-Subsidiary Loan Party) that is not otherwise secured by a Lien on the Collateral under the Loan Documents and that is permitted to be incurred under Section 6.01(a) or (k);

(v)                                 Liens upon specific items of inventory or other goods and proceeds of Holdings or any of the Subsidiaries securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods; and

(w)                               Liens solely on any cash earnest money deposits made by Holdings or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder.

Notwithstanding the foregoing, no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral, other than Liens in favor of the Collateral Agent and Liens permitted by Section 6.02(b), (d), (e) or (q).

SECTION 6.03  Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), provided that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such Lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to paragraphs (h) and (i) of Section 6.01 and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03) would not exceed the greater of $25.0 million and 4.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such lease is entered into for which financial statements have been delivered pursuant to Section 5.04.

SECTION 6.04  Investments, Loans and Advances.  Purchase, hold or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany investments, loans or advances incurred in the ordinary course of business and consistent with past practices of Holdings and the Subsidiaries) to or Guarantees of the obligations of, or make or permit to exist any investment in (each, an “Investment”), any other person, except:

(a)                                  Guarantees by Parent or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by Parent or any Subsidiary in the ordinary course of business;

(b)                                 (i)  Investments by Parent or any Subsidiary in the Equity Interests, evidence of Indebtedness or other securities of Parent or any Subsidiary; (ii) intercompany loans from Parent or any Subsidiary to Parent or any Subsidiary; and (iii) Guarantees by Parent or any Subsidiary of Indebtedness otherwise expressly permitted hereunder of Parent or any Subsidiary; provided that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries (other than Parent) that are Non-Subsidiary Loan Parties, plus (B) intercompany loans after the Closing Date to Subsidiaries (other than Parent) that are Non-Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees of Indebtedness after the Closing Date of Subsidiaries (other than Parent) that are Non-Subsidiary Loan Parties pursuant to clause (iii) (other than, in each case, to the extent such Investments, Loans or Guarantees are made (1) by any subsidiary of Parent that is a Non-Subsidiary Loan Party or (2) by a Non-Subsidiary Loan Party in or to another Non-Subsidiary Loan Party) shall not exceed an aggregate amount equal to the greater of $50.0 million and 5.0% of Consolidated Total Assets (plus any return of capital actually received by the respective investors in respect of investments theretofore made by them pursuant to this paragraph (b)), plus (y) the portion, if any, of the Available Investment Basket Amount on the date of such election that Holdings elects to apply to this Section 6.04(b));

(c)                                  Permitted Investments and investments that were Permitted Investments when made;

(d)                                 Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(e)                                  Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into Parent or merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(f)                                    Investments arising out of the receipt by Holdings or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(g)                                 (i) loans and advances to employees of Holdings or any Subsidiary in the ordinary course of business not to exceed $3.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(h)                                 accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(i)                                     Swap Agreements permitted pursuant to Section 6.13;

(j)                                     Investments existing on the Closing Date and Investments made pursuant to binding commitments in effect on the Closing Date, in each case to the extent set forth on Schedule 6.04;

(k)                                  Investments resulting from pledges and deposits referred to in Sections 6.02(f) and (g);

(l)                                     other Investments by Holdings or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) $25.0 million (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (l)), plus (ii) the portion, if any, of the Available Investment Basket Amount on the date such election is made that Parent elects to apply to this paragraph (l);

(m)                               Investments constituting Permitted Business Acquisitions; provided that if assets acquired in a Permitted Business Acquisition are not acquired by Parent or a Subsidiary Loan Party (or a Person that upon such acquisition becomes a Subsidiary Loan Party) or if any Person acquired in a Permitted Business Acquisition is not merged into Parent or a Subsidiary Loan Party or does not become upon consummation of such Permitted Business Acquisition a Subsidiary Loan Party, the aggregate amount expended in respect thereof and for all such similar Permitted Business Acquisitions consummated after the Closing Date shall not exceed the greater of $50.0 million and 5.0% of Consolidated Total Assets;

(n)                                 additional Investments may be made from time to time to the extent made with proceeds of Equity Interests (excluding proceeds received as a result of the exercise of Cure Rights pursuant to Section 7.02) of Holdings, which proceeds or Investments in turn are contributed (as common equity) to Parent;

(o)                                 intercompany loans between Non-Subsidiary Loan Parties and Guarantees permitted by Sections 6.01(m)(i), (ii), (iv) and (v);

(p)                                 Investments arising as a result of Permitted Receivables Financings;

(q)                                 the Investor Financing and the Parent Investor Financing;

(r)                                    HC Investments by Holdings;

(s)                                  Investments (including by the transfer of assets) in joint ventures in an aggregate amount (with assets transferred valued at the fair market value thereof) for all such Investments made after the Closing Date, when added to the principal amount of all Indebtedness incurred under Section 6.01(u), not to exceed $20.0 million;

(t)                                    JV Reinvestments;

(u)                                 the Transaction; and

(v)                                 to the extent constituting Investments, any payments under any contracts to construct, launch, operate or insure Satellites which contracts are entered into in the ordinary course of business.

SECTION 6.05  Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of Parent or any Subsidiary or preferred equity interests of Holdings, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section shall not prohibit:

(a)                                  (i)  the purchase and sale of inventory (including the sale of transponder capacity) in the ordinary course of business by Holdings or any Subsidiary, (ii) the acquisition of any other asset in the ordinary course of business by Holdings or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by Holdings or any Subsidiary, (iv) leases and subleases (including leases (including by way of sales-type leases) of transponder capacity and the leasing or licensing of teleports) in the ordinary course of business by Holdings or any Subsidiary or (v) the sale of Permitted Investments in the ordinary course of business;

(b)                                 if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of any Subsidiary into a Borrower in a transaction in which such Borrower is the surviving corporation, (ii) the merger or consolidation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than a Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party or (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than a Borrower) if Holdings determines in good faith that such liquidation or dissolution is in the best interests of Holdings and is not materially disadvantageous to the Lenders;

(c)                                  sales, transfers, leases, issuances or other dispositions to Holdings or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases, issuances or other dispositions by a Loan Party to a Non-Subsidiary Loan Party shall be made in compliance with Section 6.07; provided, further, that the aggregate gross proceeds of all sales, transfers, leases, issuances or other dispositions by Loan Parties to Non-Subsidiary Loan Parties in reliance upon this paragraph (c) shall not exceed the greater of $50.0 million and 5.0% of Consolidated Total Assets;

(d)                                 Sale and Lease-Back Transactions permitted by Section 6.03;

(e)                                  Investments permitted by Section 6.04, Liens permitted by Section 6.02 and dividends and distributions permitted by Section 6.06;

(f)                                    the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings;

(g)                                 the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h)                                 sales, transfers, leases, issuances (to the extent of all of the Equity Interests in a Person then owned by Holdings and its Subsidiaries) or other dispositions not otherwise permitted by this Section 6.05; provided that (i) the Net Proceeds thereof are applied in accordance with Section 2.11(c) and (ii) the aggregate gross proceeds (including noncash proceeds) of any or all such sales, transfers, leases, issuances or dispositions made in reliance upon this paragraph (h) shall not exceed, in any fiscal year of Holdings, the greater of $15.0 million and 1.5% of Consolidated Total Assets as of the end of the immediately preceding fiscal year;

(i)                                     any merger or consolidation in connection with a Permitted Business Acquisition, provided that following any such merger or consolidation (i) involving a Borrower, such Borrower is the surviving corporation and (ii) involving a Subsidiary Loan Party, the surviving or resulting entity shall be a Subsidiary Loan Party;

(j)                                     the Transactions;

(k)                                  licensing and cross-licensing arrangements involving any technology or other intellectual property of Parent or any Subsidiary in the ordinary course of business;

(l)                                     any NSS-8 Asset Sale or Termination, provided that the NSS-8 Asset Sale Proceeds are applied in accordance with Section 2.11(c);

(m)                               sales, leases or other dispositions of inventory of Holdings and its Subsidiaries determined by the management of Holdings or Parent to be no longer useful or necessary in the operation of the business of Holdings or any of the Subsidiaries; provided that the Net Proceeds thereof are applied in accordance with Section 2.11(c);

(n)                                 the sale of Excluded Payload on a Satellite; provided that the Net Proceeds shall be applied as set forth in Section 2.11(c);

(o)                                 the sale or other disposition of a Satellite; provided that (i) after giving effect to such sale or other disposition, Parent shall continue to have a satellite with substantially comparable or better performance and reliability specifications (as compared to the period immediately prior to such sale) operating at each of the following orbital locations: 319.5 degrees East, 338 degrees East, 57 East, and 95 East; (ii) after giving effect to any such sale or disposition, the projected Total Leverage Ratio, projected on a Pro Forma Basis for the first period of four consecutive fiscal quarters ending after the first anniversary of such sale or other disposition shall be equal to or less than the projected Total Leverage Ratio without giving pro forma effect to such transaction, as determined in good faith by Parent and as set forth in a resolution approved in good faith by at least a majority of the Management Board of Parent; (iii) the Net Proceeds thereof shall be applied as set forth in Section 2.11(c); (iv) at the time of any such sale or disposition, the Senior Secured Leverage Ratio for the then most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.04(a) or (b) (determined on a pro forma basis giving effect only to the principal amount of Term Loans to be repaid pursuant to Section 2.11(c) immediately upon receipt of the Net Proceeds of such sale or disposition) shall be equal to or less than 3.00:1.00; and (v) in no event shall Satellite NSS-7 be sold or disposed of pursuant to this paragraph (o);

(p)                                 the exchange of a Satellite for one or more satellites operated by another FSS Operator, in one or a series of related transactions (which need not be with the same party); provided that (i) after giving effect to such exchange, Parent shall continue to have a satellite with substantially comparable or better performance and reliability specifications (as compared to the period immediately prior to such sale) operating at each of the following orbital locations 319.5 degrees East, 338 degrees East, 57 East, and

95 East; (ii) after giving effect to any such exchange, the projected Total Leverage Ratio, projected on a Pro Forma Basis for the first period of four consecutive fiscal quarters ending after the first anniversary of such exchange shall be equal to or less than the projected Total Leverage Ratio without giving pro forma effect to such transaction, as determined in good faith by Parent and as set forth in a resolution approved in good faith by at least a majority of the Management Board of the Parent; (iii) any Net Proceeds from the exchange shall be applied as set forth in Section 2.11(c); (iv) at the time of any such exchange, the Senior Secured Leverage Ratio for the then most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.04(a) or (b) (determined on a pro forma basis giving effect only to any principal amount of Term Loans to be repaid pursuant to Section 2.11(c) immediately upon receipt of the Net Proceeds (if any) of such exchange) shall be equal to or less than 3.00:1.00; and (v) in no event shall Satellite NSS-7 be exchanged pursuant to this paragraph (p); and

(q)                                 (i) sales, leases, transfers or other dispositions of (x) any orbital location or rights to use any orbital location which, in each case, is not being used by Parent or a Subsidiary of Parent on the Closing Date or (y) any RF frequencies or rights to use any RF frequencies which, in each case, are not being used by Parent or a Subsidiary of Parent on the Closing Date at any orbital location, and (ii) any coordination or other agreement pursuant to which Parent or a Subsidiary of Parent, as applicable, agrees to restrict its use of any orbital location or frequencies, or agrees not to place into use any orbital location or frequencies; provided that the Net Proceeds from any such sale, lease, transfer, disposition or other agreement shall be applied as set forth in Section 2.11(c).

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no action shall be permitted which results in a Change of Control under clause (a) of the definition thereof, (ii) Holdings shall at all times own directly 100% of the Equity Interests of Parent free and clear of any Liens (other than Liens created by the Security Documents or arising by operation of law), (iii) each Subsidiary that is a Revolving Borrower shall be a Wholly Owned Subsidiary and its Equity Interests shall be held free and clear of any Liens (other than Liens created by the Security Documents or arising by operation of law), (iv) no sale, transfer, lease, issuance or other disposition shall be permitted by this Section 6.05 (other than sales, transfers, leases, issuances or other dispositions to Loan Parties pursuant to paragraph (c) hereof and purchases, or sales or transfers pursuant to paragraph (f) hereof) unless such disposition is for fair market value, (v) no sale, transfer or other disposition of assets shall be permitted by paragraph (a), (d), (m) or (o) of this Section 6.05 unless such disposition is for at least 75% cash consideration, (vi) no sale, transfer or other disposition of assets in excess of $5.0 million shall be permitted by paragraph (h) of this Section 6.05 unless such disposition is for at least 75% cash consideration and (vii) no sale, transfer or other disposition of assets in excess of $5.0 million shall be permitted by paragraph (n) or (q) of this Section 6.05 unless such disposition is for at least 50% cash consideration; provided that (x) for purposes of clauses (v), (vi) and (vii), the amount of any secured Indebtedness or other Indebtedness of a Subsidiary that is not a Loan Party (as shown on Holdings’ or such Subsidiary’s most recent balance sheet or in the notes thereto) of Holdings or any Subsidiary of Holdings that is assumed by the transferee of any such assets shall be deemed cash and (y) for purposes of clause (vii), any future non-contingent cash payments required to be made to Parent or any Subsidiary as consideration for any transaction referred to in Section 6.05(n) or (q) shall be deemed cash.

SECTION 6.06  Dividends and Distributions.  Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its Equity Interests or set aside any amount for any such purpose; provided, however, that:

(a)                                  any subsidiary of Parent may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to Parent or to any Wholly Owned Subsidiary of Parent (or, in the case of non-Wholly Owned Subsidiaries, to Parent or any subsidiary that is a direct or indirect parent of such subsidiary and to each other owner of Equity Interests of such subsidiary on a pro rata basis (or more favorable basis from the perspective of Parent or such subsidiary) based on their relative ownership interests);

(b)                                 Parent may declare and pay dividends or make other distributions to Holdings and Holdings may declare dividends or make other distributions to any Parent Company, (A) in respect of (i) overhead and tax liabilities of Holdings or such Parent Company (including Tax Distributions necessary to allow Holdings or such Parent Company to make a Tax Distribution in accordance with Section 6.06(e)), legal, accounting and other professional fees and expenses, (ii) fees and expenses related to any equity offering, investment or acquisition permitted hereunder (whether or not successful) and (iii) other fees and expenses in connection with the maintenance of the existence and ownership of Holdings, and (B) in order to permit Holdings to make payments permitted by Sections 6.07(b) and (c);

(c)                                  Holdings may purchase or redeem (and Parent may declare and pay dividends or make other distributions to Holdings, the proceeds of which are used so to purchase or redeem) Equity Interests of Holdings (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings or any of the Subsidiaries or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued, provided that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $2.0 million plus the amount of net proceeds (x) received by Holdings during such calendar year from sales of Equity Interests of Holdings to directors, consultants, officers or employees of Holdings or any Subsidiary in connection with permitted employee compensation and incentive arrangements, which, if not used in any year, may be carried forward to any subsequent calendar year and (y) of any key-man life insurance policies recorded during such calendar year;

(d)                                 noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options shall be permitted;

(e)                                  (i)                                     with respect to each tax year (or portion thereof) that Holdings qualifies as a Flow Through Entity, the distribution by Holdings to the holders of the Equity Interests of Holdings of an amount equal to the product of (A) the amount of aggregate net taxable income allocated by Holdings to the direct or indirect holders of the Equity Interests of Holdings for such period and (B) the Presumed Tax Rate for such period and (ii) with respect to any tax year (or portion thereof) that Holdings does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect holders of Equity Interests of Holdings in amounts required for such holder to pay federal, state or local income taxes (as the case may be) imposed directly on such holder to the extent such income taxes are attributable to the income of Holdings and its Subsidiaries; provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the amount that Holdings and its Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if Holdings and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(f)                                    Parent may pay a cash dividend to Holdings and Holdings may in turn pay a cash dividend in a like amount to the Equity Investors with any portion of the NSS-8 Asset Sale Proceeds that is not required to be used to prepay Term Loans or Revolving Facility Loans pursuant to Section 2.11(c), provided that (i) no Event of Default exists at the time of any such dividend or would exist immediately after giving effect thereto, (ii) the aggregate amount of dividends paid pursuant to this Section 6.06(f) shall not exceed $95.0 million and (iii) if Parent exercises the NSS-8 Proceeds Reinvestment Option in accordance with its terms, then all NSS-8 Asset Sale Proceeds shall be applied as provided in the definition of “NSS-8 Proceeds Reinvestment Option”;

(g)                                 payments may be made in connection with the consummation of the Transaction or as contemplated by the Acquisition Documents (whether on the Closing Date or thereafter), including the distribution of any cash that remains on the balance sheet of the Parent on the Closing Date after giving effect to the consummation of the Transaction; provided, however, that after giving effect to any such payment or distribution, in no event shall the aggregate contribution from the Equity Investors (including the Investor Financing and any additional equity contribution) necessary to consummate the Acquisition be less than $163.0 million; and

(h)                                 Parent may declare and pay dividends or make other distributions to Holdings, and Holdings may in turn declare and pay dividends or make other distributions in a like amount, provided that (i) no Default or Event of Default exists at the time of any such dividend or distribution or would exist immediately after giving effect thereto and (ii) the aggregate amount of dividends and other distributions made pursuant to this paragraph (h) after the Closing Date shall not exceed $10.0 million (which amount shall be increased to $30.0 million if at the time of any such dividend or other distribution the Total Leverage Ratio is equal to or less than 5.0:1.0).

SECTION 6.07  Transactions with Affiliates.  (a)  Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of capital stock of Holdings, unless such transaction is (i) otherwise permitted (or required) under this Agreement (including in connection with any Permitted Receivables Financing) or (ii) upon terms no less favorable to Holdings or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that this clause (ii) shall not apply to (A) the payment to Blackstone and/or any other Permitted Investor of monitoring and management fees referred to in paragraph (c) below or fees payable on the Closing Date or (B) the indemnification of directors of Holdings and the Subsidiaries in accordance with customary practice.

(b)                                 The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)                                     any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Holdings,

(ii)                                  loans or advances to employees of Holdings or any of the Subsidiaries in accordance with Section 6.04(g),

(iii)                               transactions among Holdings and any Subsidiaries and transactions among Subsidiaries otherwise permitted by this Agreement,

(iv)                              the payment of fees and indemnities to directors, officers and employees of Holdings and the Subsidiaries in the ordinary course of business,

(v)                                 transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

(vi)                              any employment agreements entered into by Holdings or any of the Subsidiaries in the ordinary course of business,

(vii)                           dividends, redemptions and repurchases permitted under Section 6.06,

(viii)                        any purchase by a Permitted Investor of Equity Interests of Holdings or any contribution by Holdings to, or purchase by Holdings of, the equity capital of Parent; provided that any Equity Interests of Parent purchased by Holdings shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the Holdings Agreements,

(ix)                                payments by Holdings or any of the Subsidiaries to Blackstone made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the board of directors of Holdings, in good faith,

(x)                                   subject to paragraph (c) below, the existence of, or the performance by Holdings, Parent or any of the Subsidiaries of its obligations under the terms of, the Transaction Documents; provided, however, that the existence of, or the performance by

Holdings, Parent or any of its subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (x) to the extent that such amendment or new agreement is permitted by Section 6.09(c),

(xi)                                transactions with Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(xii)                             any transaction in respect of which Holdings delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Management Board of Holdings from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of Holdings qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to Holdings or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate,

(xiii)                          subject to paragraph (c) below, the payment of all fees, expenses, bonuses and awards related to the Transaction, including fees to Blackstone,

(xiv)                         transactions pursuant to any Permitted Receivables Financings, and

(xv)                            transactions with joint ventures for the purchase or sale of equipment or services entered into in the ordinary cause of business and in a manner consistent with past practice.

(c)                                  Make any payment of or on account of monitoring or management or similar fees payable to Blackstone and all other Permitted Investors in an aggregate amount in any fiscal year in excess of the greater of (x) $2.5 million and (y) 2% of EBITDA of Holdings for the immediately preceding fiscal year, plus reasonable out-of-pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods.

SECTION 6.08  Business of Holdings and the Subsidiaries.  Notwithstanding any of the provisions hereof, neither Holdings nor Parent will, or will cause or permit any of the Subsidiaries to engage at any time in any business or business activity other than:

(a)                                  in the case of Parent and any Subsidiary (other than any License Subsidiary), (i) any business or business activity conducted by it on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transaction and (ii) performance of its obligations under and in connection with the Loan Documents, the Senior Note Indenture, the Senior Subordinated Note Indenture and the Parent Investor Financing Documents,

(b)                                 in the case of Holdings, (i) ownership of the Equity Interests in Parent, together with activities directly related thereto, (ii) performance of its obligations under and in connection with the Loan Documents and/or the Investor Financing Documents, (iii) actions incidental to the consummation of the Transaction, (iv) the Guarantees permitted pursuant to Section 6.01(m), (v) actions required by law to maintain its existence, (vi) the holding of cash in amounts reasonably required to pay for its own costs and expenses, (vii) owing and paying legal, registered office and auditing fees, (viii) the issuance of common Equity Interests and (ix) HC Activities, or

(c)                                  in the case of each License Subsidiary, engage in holding licenses issued to it by The Netherlands and entering into arrangements with Parent or other Subsidiaries to manage and operate such licenses under its direction and control, in each case to the maximum extent permitted by applicable law.

SECTION 6.09  Limitation on Modifications and Prepayments.  (a)  Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of Holdings, Parent or any of the Subsidiaries.

(b)                                 (i) Make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purposes of paying when due) of any of (w) the Senior Notes or any Permitted Senior Debt Securities (except for refinancings thereof with Permitted Senior Debt Securities as permitted by Section 6.01(l)(i)), (x) the Senior Subordinated Notes or any Permitted Senior Subordinated Debt Securities (except for refinancings thereof with Permitted Senior Subordinated Debt Securities as permitted by Section 6.01(l)(ii), (y) the Investor Financing or (z) the Parent Investor Financing; or

(ii)                                  Amend or modify, or permit the amendment or modification of, any provision of the Senior Note Indenture, the Senior Note Documents, any other Permitted Senior Debt Securities, the Senior Subordinated Note Indenture, the Senior Subordinated Note Documents, any other Permitted Senior Subordinated Debt Securities, the Investor Financing Document, the Parent Investor Financing Document or any agreement relating thereto, other than amendments or modifications that are not in any manner materially adverse to the Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders.

(c)                                  Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Subsidiary to Holdings or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by such Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)                              restrictions imposed by applicable law;

(B)                                restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary;

(C)                                contractual encumbrances or restrictions (x) in effect on the Closing Date under the Senior Note Indenture or the Senior Subordinated Note Indenture or (y) any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

(D)                               any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(E)                                 customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(F)                                 any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(G)                                customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H)                               customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I)                                    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J)                                   customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale; or

(K)                               any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary.

SECTION 6.10  Capital Expenditures.  Permit Holdings or the Subsidiaries to make any Capital Expenditure, except that:

(a)                                  During the period from the Closing Date to and including December 31, 2009, Holdings and the Subsidiaries may make Capital Expenditures so long as (i) the aggregate amount thereof during such period does not exceed $175.0 million and (ii) the aggregate amount thereof during any single fiscal year occurring within such period does not exceed $125.0 million.

(b)                                 During the period from January 1, 2010 to and including the Term Loan Maturity Date, Holdings and the Subsidiaries may make Capital Expenditures so long as (i) the aggregate amount thereof during such period does not exceed the sum of (x) $150.0 million plus (y) the amount (if any) by which aggregate Capital Expenditures made pursuant to paragraph (a) above during the period referred to therein are less than

$175.0 million, and (ii) the aggregate amount thereof during any single fiscal year occurring during such period does not exceed $175.0 million.

(c)                                  In addition to the Capital Expenditures permitted pursuant to the preceding paragraphs (a) and (b) or paragraph (d) below, Holdings and the Subsidiaries may make additional Capital Expenditures at any time in an amount not to exceed the portion, if any, of the Available Investment Basket Amount on the date of such Capital Expenditure that Parent elects to apply to this Section 6.10(c).

(d)                                 In addition to the Capital Expenditures permitted pursuant to the preceding paragraphs (a)-(c), if Parent exercises the NSS-8 Proceeds Reinvestment Option in accordance with its terms, then Holdings may make additional Capital Expenditures at any time in an amount not to exceed the NSS-8 Asset Sale Proceeds as to which the NSS-8 Proceeds Reinvestment Option was validly exercised, provided that Capital Expenditures may only be made pursuant to this paragraph (d) if the NSS-8 Asset Sale Proceeds are so used, or contractually committed to be used, within the time period set forth in the definition of the NSS-8 Proceeds Reinvestment Option.

SECTION 6.11  Interest Coverage Ratio.  Permit the ratio (the “Interest Coverage Ratio”) on the last day of any fiscal quarter occurring in any period set forth below, for the four quarter period ended as of such day of (a) EBITDA to (b) Cash Interest Expense to be less than the ratio set forth below for such period; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to Section 6.05 has been obtained) or any incurrence or repayment of Indebtedness (excluding normal fluctuations of revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Interest Coverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences:

Period	Ratio
December 31, 2004 – December 31, 2007	1.75:1.00
January 1, 2008 – March 31, 2009	2.00:1.00
April 1, 2009 – September 30, 2010	2.25:1.00
Thereafter	2.50:1.00

SECTION 6.12  Total Leverage Ratio.  Permit the Total Leverage Ratio on the last day of any fiscal quarter occurring in any period set forth below, to be in excess of the ratio set forth below for such period:

Period	Ratio
December 31, 2004 – December 31, 2006	7.00:1.00
January 1, 2007 – June 30, 2007	6.75:100
July 1, 2007 – September 30, 2007	6.50:1.00

October 1, 2007 – December 31, 2007	6.25:1.00
January 1, 2008 – March 31, 2008	6.00:1.00
April 1, 2008 – June 30, 2008	5.75:1.00
July 1, 2008 – September 30, 2008	5.50:1.00
October 1, 2008 – September 30, 2009	5.25:1.00
October 1, 2009 – September 30, 2010	4.75:1.00
Thereafter	4.25:1.00

SECTION 6.13  Swap Agreements.  Enter into any Swap Agreement, other than (a) Swap Agreements required by Section 5.12 or any Permitted Receivables Financing, (b) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Holdings or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and (c) Swap Agreements entered into not for speculative purposes but in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of Holdings or any Subsidiary.

SECTION 6.14  No Other “Designated Senior Indebtedness”.  None of Holdings or any Borrower shall designate, or permit the designation of, any Indebtedness (other than under this Agreement or the other Loan Documents) as “Designated Senior Indebtedness” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in the Senior Subordinated Note Indenture or any indenture governing any Permitted Senior Subordinated Debt Securities.

SECTION 6.15  Non-Material Subsidiaries.  Permit, at any time, (a) the total assets of all Subsidiaries which are not Material Subsidiaries at the last day of the Test Period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.04(a) or (b) to exceed 20% of the consolidated total assets of Holdings and its consolidated subsidiaries at such date or (b) gross revenues of all Subsidiaries which are not Material Subsidiaries for such Test Period to exceed 20% of the consolidated gross revenues of Holdings and its consolidated subsidiaries for such period, in each case determined in accordance with US GAAP.

SECTION 6.16  Interest on Investor Financing.  Pay any interest on any Investor Financing or Parent Investor Financing in cash.

ARTICLE VII

Events of Default

SECTION 7.01  Events of Default.  In case of the happening of any of the following events (“Events of Default”):

(a)                                  any representation or warranty made or deemed made by Holdings, Parent or any other Loan Party in any Loan Document, or any representation, warranty or material statement contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by Holdings, Parent or any other Loan Party;

(b)                                 default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)                                  default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)                                 default shall be made in the due observance or performance by Holdings, Parent or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to Holdings or a Borrower), 5.05(a), 5.08, 5.10(d) or in Article VI;

(e)                                  default shall be made in the due observance or performance by Holdings, Parent or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to Parent;

(f)                                    (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Holdings, any Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)                                 there shall have occurred a Change in Control;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, any Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Holdings, any Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, any Borrower or any of the Material Subsidiaries or (iii) the winding-up or liquidation of Holdings, any Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary (other than any Borrower), in a transaction permitted by Section 6.05) or (iv) in the case of a Person organized under the laws of The Netherlands, the commencement of any proceedings regarding the bankruptcy (faillissement), suspension of payments (surséance van betaling) or dissolution (ontbinding) of such Person; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     Holdings, any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) seek, or consent to, the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, any Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)                                     the failure by Holdings, Parent or any Material Subsidiary to pay one or more final judgments (not covered by insurance) aggregating in excess of $10.0 million, which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon any material assets or properties of Holdings, Parent or any Material Subsidiary to enforce any such judgment;

(k)                                  (i) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or a trustee shall be appointed by a United States district court to administer any Plan, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) Holdings, Parent or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (iv) Holdings, Parent or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (v) Holdings, Parent or any Subsidiary or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan, a Non-U.S. Pension Plan or a Multiemployer Plan; and in each case in clauses (i) through (vi)

above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(l)                                     (i) any Loan Document shall for any reason be asserted in writing by Holdings, any Borrower or any Material Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, any Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by Parent or any other Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreements or to file Uniform Commercial Code continuation statements and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, (iii) the Guarantees pursuant to the Security Documents by Holdings, Parent or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or Parent or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations or (iv) the Obligations of the Borrowers or the Guarantees thereof by Holdings, Parent and the Subsidiary Loan Parties pursuant to the Security Documents shall cease to constitute senior indebtedness under the subordination provisions of the Senior Subordinated Note Documents, the Permitted Senior Subordinated Debt Securities, the Investor Financing Documents or the Parent Investor Financing Documents or the respective such subordination provisions shall be invalidated or otherwise cease, or shall be asserted in writing by Holdings, Parent or any Material Subsidiary to be invalid or to cease, to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, subject to Sections 7.02, and in every such event (other than an event with respect to a Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) demand cash collateral pursuant to Section 2.05(j) and (iv) exercise, or direct the Collateral Agent to exercise, any or all rights and remedies under the Security Documents; and in any event with respect to a Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the

Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02  Holdings’ Right to Cure.

(a)                                  Financial Performance Covenants.  Notwithstanding anything to the contrary contained in Section 7.01, in the event that Holdings fails to comply with the requirements of any Financial Performance Covenant, until the expiration of the 10th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c), Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of Parent (collectively, the “Cure Right”), and upon the receipt by Parent of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right and request to the Administrative Agent to effect such recalculation, such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i)                                     EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)                                  if, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of all Financial Performance Covenants, Holdings shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for the purposes of the Agreement.

(b)                                 Limitation on Exercise of Cure Right.  Notwithstanding anything herein to the contrary, (a) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised, (b) in each eight-fiscal-quarter period, there shall be a period of at least four consecutive fiscal quarters during which the Cure Right is not exercised, and (c) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenants.

ARTICLE VIII

The Agents

SECTION 8.01  Appointment.  (a)  In order to expedite the transactions contemplated by this Agreement, (i) DBAG is hereby appointed to act as Administrative Agent (with each reference in this Article to Administrative Agent to include DBAG in its capacity as Collateral Agent) and (ii) ABN is hereby appointed to act as Syndication Agent.  Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes each Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to such Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The Administrative Agent is hereby expressly authorized by the Lenders and each Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and such Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders and such Issuing Bank hereunder, and promptly to distribute to each Lender or such Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by any Borrower pursuant to this Agreement as received by the Administrative Agent.  Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.  In the event that any party other than the Lenders and the Agents shall participate in all or any portion of the Collateral pursuant to the Security Documents, all rights and remedies in respect of such Collateral shall be controlled by the Administrative Agent.  No Joint Lead Arranger, documentation agent or senior managing agent shall have any duties or responsibilities under this Agreement or any other Loan Document.

(b)                                 Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document.  The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements.  The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders.  Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons.  Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to any Borrower or any other Loan Party or any other party hereto on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or any Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

SECTION 8.02  Nature of Duties.  The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.  The Lenders further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any person.  Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against any Agent.

SECTION 8.03  Resignation by the Agents.  (a)  Subject to the appointment and acceptance of a successor Administrative Agent, as provided below, the Administrative Agent may resign at any time by notifying the Lenders and Parent.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of Parent (not to be unreasonably withheld or delayed).  If no successor shall have been so appointed by the Required Lenders and approved by Parent and shall have accepted such appointment within 45 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders with the consent of Parent (not to be unreasonably withheld or delayed), appoint a successor Administrative Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus having a Dollar Equivalent that is not less than $500.0 million or an Affiliate of any such bank.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.

(b)                                 The Syndication Agent may resign at any time by notifying the Lenders and Parent.

(c)                                  After the resignation by the Administrative Agent or the Syndication Agent hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent or Syndication Agent, as the case may be.

SECTION 8.04  The Agents in their Individual Capacity.  With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and each Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, any Borrower or any of the Subsidiaries or other Affiliates thereof as if it were not an Agent.

SECTION 8.05  Indemnification.  Each Lender agrees (a) to reimburse each Agent, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable)) of any reasonable expenses incurred for the benefit of the Lenders by such Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by Parent or any other Loan Party and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by Parent or any other Loan Party, provided that no Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.

SECTION 8.06  Lack of Reliance on Agents.  Each Lender acknowledges that it has, independently and without reliance upon any Agent and any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Co-Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, the Co-Documentation Agents shall not have or be deemed to have a fiduciary relationship with any Lender.

SECTION 8.07  Designation of Affiliates for Loans Denominated in Euros.  The Administrative Agent shall be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans, Borrowings and Letters of Credit denominated in Euros.  The provisions of this Article VIII shall apply to any such Affiliate, mutatis mutandis.

ARTICLE IX

Miscellaneous

SECTION 9.01  Notices.  (a)  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to any Loan Party, to it, c/o Blackstone Capital Partners IV L.P., 345 Park Avenue, New York, New York 10154;

(ii)                                  if to the Administrative Agent or the Collateral Agent, to Deutsche Bank AG, New York Branch, 60 Wall Street, New York, New York 10005, attention:  Catherine Madigan (telecopy: (212) 797-4872) (e-mail: catherine.a.madigan@db.com), with a copy to White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, attention:  David Koschik, Esq. (telecopy: (212) 354-8113);

(iii)                               if to an Issuing Bank, to it at the address or telecopy number set forth separately in writing; and

(iv)                              if such notice relates to a Revolving Facility Borrowing denominated in Euros, to the Administrative Agent.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  Each of the Administrative Agent, the Collateral Agent and Parent (on behalf of itself and the Subsidiary Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c)                                  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)                                 Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein

(including pursuant to Sections 2.15, 2.16, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 9.03  Binding Effect.  This Agreement shall become effective when it shall have been executed by Holdings, Parent and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrowers, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than pursuant to a merger permitted by Section 6.05(b) or 6.05(i), no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                              Parent (such consent not to be unreasonably withheld or delayed); provided that no consent of Parent shall be required for an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or, if an Event of Default has occurred and is continuing or during the period of primary syndication of the Facilities (as determined pursuant to the Fee Letter), any other assignee (provided that any liability of the Borrowers to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.15, 2.16, 2.17 or 2.21 shall be limited to the amount, if any, that would have been payable hereunder by such Borrower in the absence of such assignment); and

(B)                                the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (i) a Revolving Facility Commitment to an assignee that is a Lender with a Revolving Facility Commitment, immediately prior to giving effect to such assignment, or (ii) a Term Loan to a Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $5.0 million (or the Euro Equivalent in the case of Revolving Facility Loans denominated in Euros), in the case of Revolving Facility Commitments and Revolving Facility Loans, and (y) $1.0 million, in the case of Term Loans and Term Loan Commitments, unless each of Parent and the Administrative Agent otherwise consent; provided that multiple contemporaneous assignments by Approved Funds may be aggregated for the purpose of compliance with clauses (x) and (y) above; and further provided that no such consent of Parent shall be required if an Event of Default under paragraph (b), (c), (h) or (i) of Section 7.01 has occurred and is continuing;

(B)                                each partial assignment shall be made as an assignment of a proportionate part of the assigning Lender’s rights and obligations being so assigned under this Agreement;

(C)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that no such recordation fee shall be due in connection with an assignment to an existing Lender or Affiliate or Approved Fund of a Lender or an assignment by the Administrative Agent;

(D)                               no assignment of Revolving Facility Loans or Revolving Facility Commitments shall be permitted to be made to an assignee that cannot make Revolving Facility Loans in Dollars and Euros; and

(E)                                 at any time when it is a requirement of Netherlands law that each Lender to the Parent or any other Dutch Borrower be a Professional Market Party, no assignment may be made to a Person that is not a Professional Market Party.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of Parent, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Parent, the Agents, each Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Parent, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent acting for itself and, in any situation wherein the consent of Parent is not required, Parent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)  Any Lender may, without the consent of Parent, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (provided, that at any time when it is a requirement of Netherlands law that any participations in Loans made to the Parent or any other Dutch Borrower may only be owned by a Professional Market Party, such bank or other entity must be a Professional Market Party) (a “Loan Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Loan Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) that affects such Loan Participant and (y) no other agreement (oral or written) with respect to such participation may exist between such Lender and such Loan Participant.  Subject to paragraph (c)(ii) of this Section, each of the Borrowers agrees that each Loan Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Loan Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Loan Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)                                  A Loan Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Loan Participant, unless the sale of the participation to such Loan Participant is made with Parent’s prior written consent.  A Loan Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Loan Participant fails to comply with Section 2.17(e) as though it were a Lender.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05  Expenses; Indemnity.  (a)  Parent agrees to pay all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents or the administration of this Agreement and by the Initial Lenders in connection with the syndication of the Commitments (including expenses incurred prior to the Closing Date in connection with due diligence and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Agents or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of White & Case LLP, counsel for the Administration Agent and the Joint Lead Arrangers and Stibbe, special Dutch counsel to the Administrative Agent and the Joint Lead Arrangers, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel (including the reasonable allocated costs of internal counsel if a Lender elects to use internal counsel in lieu of outside counsel) for the Agents, the Joint Lead Arrangers, any Issuing Bank or all Lenders (but no more than one such counsel for all Lenders).

(b)                                 Parent agrees to indemnify the Agents, the Joint Lead Arrangers, each Issuing Bank, each Lender and each of their respective directors, trustees, officers, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result primarily from the gross negligence or willful misconduct (as determined in a final and non-appealable judgement of a court of competent jurisdiction) of such Indemnitee (treating, for this purpose only, any Agent, any Joint Lead Arranger, any Issuing Bank, any Lender and any of their respective Related Parties as a single Indemnitee).  Subject to and without limiting the generality of the foregoing sentence, Parent agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim related in any way to Holdings, Parent or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Mortgaged Property or any property owned, leased or operated by any predecessor of Holdings, Parent or any of their Subsidiaries, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties.  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Issuing Bank or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)                                  Unless an Event of Default shall have occurred and be continuing, Parent shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case Parent shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee.  Notwithstanding Parent’s election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and Parent shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by Parent to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both Parent and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to Parent (in which case Parent shall not have the right to assume the defense or such action on behalf of such Indemnitee); (iii) Parent shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv) Parent shall authorize in writing such Indemnitee to employ separate counsel at Parent’s expense.  Parent will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without Parent’s consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee.

(d)                                 Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes.

SECTION 9.06  Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, Parent or any Subsidiary against any of and all the obligations of Holdings or Parent now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured.  The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07  Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08  Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on Holdings, any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements as provided for therein; provided, however, that no such agreement shall

(i)                                     decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii)                                  increase or extend the Commitment of any Lender or decrease the Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii)                               extend or waive any Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement is due, without the prior written consent of each Lender adversely affected thereby,

(iv)                              amend or modify the provisions of Section 2.18(c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v)                                 amend or modify the provisions of this Section or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi)                              release all or substantially all the Collateral or release Holdings, Parent or all or substantially all of the Subsidiary Loan Parties from its Guarantee under the applicable Security Document, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender adversely affected thereby, or

(vii)                           effect any waiver, amendment or modification that by its terms directly adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in other Facilities, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c)                                  Without the consent of any Joint Lead Arranger or any Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Creditors, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Creditors, in any property or so that the security interests therein comply with applicable law.

(d)                                 Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e)                                  In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement “B” term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

SECTION 9.09  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10  Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12  Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 9.14  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15  Jurisdiction; Consent to Service of Process.  (a)  Each of Holdings and each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, any Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b)                                 Each of Holdings and each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each Loan Party party hereto irrevocably and unconditionally appoints Blackstone Communications Advisors I L.L.C., with an office on the date hereof at 345 Park Avenue, 31st Floor, New York, NY 10154, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of each such Loan Party and its property all writs, claims, process, and summonses in any action or proceeding brought against it in the State of New York.  Such service may be made by mailing or delivering a copy of such process to the respective Loan Party in care of the Process Agent at the address specified above for the Process Agent, and such Loan Party irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  Failure by the Process Agent to give notice to the respective Loan Party, or failure of the respective Loan Party, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or any such Loan Party, or of any judgment based thereon.  Each Loan Party party hereto covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such.  Each Loan Party hereto further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent.  Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

SECTION 9.16  Confidentiality.  Each of the Lenders, each Issuing Bank and the Administrative Agent agrees that it shall maintain in confidence any information relating to Holdings, Parent and the other Loan Parties furnished to it by or on behalf of Holdings, Parent or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or the Administrative Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or the Administrative Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, Parent or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except:  (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or as requested in connection with the exercise of its regulatory authority by, any Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section).

SECTION 9.17  Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Subsidiary Revolving Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)                                 The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrowers contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.18  Release of Liens and Guarantees.  In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of its assets (including the Equity Interests of any Subsidiary Loan Party (other than a

Borrower)) to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or Parent and at Parent’s expense to release any Liens created by any Loan Document in respect of such assets or Equity Interests, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party that is not a Borrower in a transaction permitted by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee.  In addition, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by Holdings or Parent and at Parent’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations are paid in full and all Letters of Credit and Commitments are terminated.  Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

SECTION 9.19  Parallel Debt.  (a)  Each of the Loan Parties hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount payable by such Loan Party in respect of its Corresponding Obligations as they may exist from time to time (each a “Parallel Debt Obligation”).  Each Parallel Debt Obligation will be payable in the currency or currencies of the relevant Corresponding Obligations.

(b)                                 Each Parallel Debt Obligation of a Loan Party will become due and payable (opeisbaar) as and when one or more of the Corresponding Obligations of such Loan Party become due and payable.

(c)                                  Each of the parties hereto hereby acknowledges that:

(i)                                     each Parallel Debt Obligation constitutes an undertaking, obligation and liability of the relevant Loan Party to the Collateral Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations; and

(ii)                                  each Parallel Debt Obligation represents the Collateral Agent’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of such Parallel Debt Obligation from the relevant Loan Party,

(iii)                               it being understood, in each case, that pursuant to this Section 9.19 the amount which may become payable by a Loan Party as its Parallel Debt Obligation shall never exceed the total of the amounts which are payable under the Corresponding Obligations of such Loan Party.

(d)                                 For the avoidance of doubt, the parties hereto confirm that in accordance with this Section 9.19, the claim of the Collateral Agent against a Loan Party in respect of a Parallel Debt Obligation and the claims of anyone or more of the Lenders against such Loan Party in respect of the Corresponding Obligations payable by such Loan Party to such Lenders do not constitute common property (gemeenschap) within the meaning of article 3:166 of The

Netherlands Civil Code (“NCC”) and that the provisions relating to common property shall not apply.  If, however, it shall be held that such claim of the Collateral Agent and such claims of any one or more of the Lenders do constitute common property and the provisions relating to common property do apply, the parties agree that this Agreement shall constitute the administration agreement (beheersregeling) within the meaning of article 3:168 NCC.

(e)                                  To the extent the Collateral Agent irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt Obligation of a Loan Party, the Collateral Agent shall distribute that amount among the Lenders that are creditors of the Corresponding Obligations of that Loan Party in accordance with Section 9.23 of this Agreement relating to the distribution of proceeds. Upon irrevocable receipt by the Collateral Agent of any amount so received by it (a “Received Amount”), the Corresponding Obligations of that Loan Party to the relevant Lender(s) shall be reduced by amounts totaling an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Corresponding Obligations on the date of receipt by that Lender of the Received Amount.

SECTION 9.20  U.S.A. Patriot Act.  Each Lender subject to the Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.21  Professional Market Party Representation.  To enable each Dutch Borrower to rely on Section 2 of the Exemption Regulation and each Dutch Borrower to avoid applicability of Section 82 of the Dutch Act on the Supervision of Credit Institutions 1992:

(a)                                  each Lender listed on Schedule 2.01 represents that on the date of this Agreement and on each date a Loan is requested to be made by it, it is a Professional Market Party; and

(b)                                 each other Lender represents that on each date a Loan is requested to be made by it, it is a Professional Market Party.

SECTION 9.22  Regulatory Matters.  The Lenders hereby agree that they will not take action pursuant to the Security Documents which would constitute or result in an assignment or a change of control of the FCC or other governmental permits, licenses, or other authorizations now held by or to be issued to Parent or any of its subsidiaries, or otherwise would require prior notice to or approval from a Governmental Authority, without first providing such notice or obtaining such prior approval.  Parent agrees to take any action which any Lender may reasonably request in order to obtain from the FCC or any other relevant Governmental Authority such approval as may be necessary to enable the Lenders to exercise the full rights and benefits granted to the Lenders pursuant to this Agreement, including the use of Parent’s best efforts to assist in obtaining the approval of the FCC or any other relevant Governmental Authority for any action or transaction contemplated by the Security Documents for which such approval is required by law and specifically, without limitation, upon request, to prepare, sign and file with the FCC or any other relevant Governmental Authority the assignor’s or transferor’s and licensee’s portions of any application or applications for consent to the assignment or transfer of control of any FCC or other governmental construction permit, license or other authorization that may be necessary or appropriate under the rules of the FCC or such other Governmental Authority for approval of any sale or transfer of control of the Collateral pursuant to the exercise of the Lenders’ rights and remedies under the Security Documents.  Parent further consents, subject to obtaining any necessary approvals, to the assignment or transfer of control of any FCC or other governmental construction permit, license, or other authorization to operate to a receiver, trustee, or similar official or to any purchaser of the Collateral pursuant to any public or private sale, judicial sale, foreclosure, or exercise of other remedies available to the Lenders as permitted by applicable law.

SECTION 9.23  Application of Proceeds.  (a)  All moneys collected by the Collateral Agent upon any sale or other disposition of any Collateral, together with all other moneys received by the Collateral Agent under any Security Document, shall be applied as follows:

(i)                                     first, to the payment of all amounts owing the Collateral Agent for (x) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral, (y) the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights under this Agreement or any Security Document, together with reasonable attorneys’ fees and court costs, in each case, in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of Holdings or its Subsidiaries and after an Event of Default shall have occurred and be continuing and (z) all amounts paid by the Collateral Agent for which the Collateral Agent is indemnified by Holdings or any of its Subsidiaries and for which the Collateral Agent is entitled to reimbursement pursuant to Section 9.05 or the indemnification provisions contained in the Security Documents;

(ii)                                  second, to the extent proceeds remain after the application pursuant to the preceding clause (i), to the payment of all amounts owing to any Agent for (x) all amounts paid by such Agent for which such Agent is indemnified by Holdings or any of its Subsidiaries and for which such Agent is entitled to reimbursement pursuant to Section 9.05 or the indemnification provisions contained in the Security Documents and (y) all amounts owing to any Agent pursuant to any of the Loan Documents in its capacity as such;

(iii)                               third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Primary Obligations shall be paid to the Secured Creditors as provided in Section 9.23(d), with each Secured Creditor receiving an amount equal to its outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iv)                              fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Creditors as provided in Section

9.23(d), with each Secured Creditor receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(v)                                 fifth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iv), inclusive, and following the termination of this Agreement and the Security Documents, to Holdings or its relevant Subsidiary or to whomever may be lawfully entitled to receive such surplus.

(b)                                 When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors shall be applied (for purposes of making determinations under this Section 9.23 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations.  If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such distribution.

(c)                                  Each of the Secured Creditors, by their acceptance of the benefits of the Security Documents, agrees and acknowledges that if the Lenders receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under this Agreement (which shall only occur after all outstanding Revolving Facility Loans and unreimbursed L/C Disbursements have been paid in full), such amounts shall be paid to the Administrative Agent and held by it, for the equal and ratable benefit of the Lenders, as cash security for the repayment of all obligations owing to the Lenders as such.  If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit, and after the application of all such cash security to the repayment of all obligations owing to the Lenders after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Collateral Agent for distribution in accordance with Section 9.23(a).

(d)                                 All payments required to be made hereunder shall be made (x) if to the Lenders, to the Administrative Agent for the account of the Lenders and (y) if to the Swap Counterparties, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Swap Counterparties or, in the absence of such a Representative, directly to the Swap Counterparties.

(e)                                  For purposes of applying payments received in accordance with this Section 9.23, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent and (ii) the Representative or, in the absence of such a Representative, upon the Swap Counterparties for a determination (which the Administrative Agent, each Representative and the Swap Counterparties agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Lenders or the Swap

Counterparties, as the case may be.  Unless it has received written notice from a Lender or a Swap Counterparty to the contrary, the Administrative Agent and each Representative, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has written notice from a Swap Counterparty to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Swap Agreements are in existence.

(f)                                    It is understood that Holdings and the other Loan Parties shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

ARTICLE X

Collection Allocation Mechanism

SECTION 10.01  Implementation of CAM.  (a)  On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 7.01, (ii) each Revolving Facility Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(c)) participations in the Swingline Euro Loans (other than any Swingline Euro Loan in respect of which Revolving Facility Lenders have funded their purchase of participations pursuant to Section 2.04(c)) in an amount equal to such Lender’s ratable share (based on the respective Revolving Facility Commitments of the Revolving Facility Lenders immediately prior to the CAM Exchange Date) of each Swingline Euro Loan outstanding on such date, (iii) each Revolving Facility Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(c)) participations in the Swingline Dollar Loans (other than any Swingline Dollar Loan in respect of which the Revolving Facility Lenders have funded their purchase of participations pursuant to Section 2.04(c)) in an amount equal to such Lender’s Revolving Facility Percentage of each Swingline Dollar Loan outstanding on such date, (iv) simultaneously with the automatic conversions pursuant to clause (v) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 9.04) be deemed to have exchanged interests in the Loans (other than the Swingline Loans), Swingline Loans and undrawn Letters of Credit, such that in lieu of the interest of each Lender in each Loan and Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Obligations of each Loan Party in respect of each such Loan and undrawn Letter of Credit), such Lender shall hold an interest in every one of the Loans (other than the Swingline Loans) and a participation in every one of the Swingline Loans and undrawn Letters of Credit (including the Obligations of each Loan Party in respect of each such Loan and each Reserve Account established pursuant to Section 10.02 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof and (v) simultaneously with the deemed exchange of interests pursuant to clause (iv) above, the interests in the Loans to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder.  Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan.  Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b)                                 As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent or the Collateral Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by the Collateral Agent pursuant to any Security Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

SECTION 10.02  Letters of Credit.  (a)  In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, each Revolving Facility Lender shall promptly pay over to the Administrative Agent, in immediately available funds, an amount in Dollars equal to such Lender’s Revolving Facility Percentage of such undrawn face amount, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable.  The Administrative Agent shall establish a separate account (each, a “Reserve Account”) or accounts for each Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence.  The Administrative Agent shall deposit in each Lender’s Reserve Account, as the case may be, such Lender’s CAM Percentage of the amounts received from the Revolving Facility Lenders as provided above.  The Administrative Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below.  The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage.  The amounts held in each Lender’s Reserve Account shall be held as a reserve against the Revolving L/C Exposures, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

(b)                                 In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the applicable Issuing Bank withdraw from the Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts, to such Issuing Bank in satisfaction of the reimbursement obligations of the respective Lenders under Section 2.05(d) (but not of the Applicant Party under Section 2.05(e)).  In the event that any Revolving Facility Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 10.02, the applicable Issuing Bank shall have a claim against such Revolving Facility Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the applicable Borrower’s reimbursement obligations pursuant to Section 10.01.  Each other Lender shall have a claim against such defaulting Revolving Facility Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c)                                  In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d)                                 Notwithstanding any provision of any Loan Document to the contrary, with the prior written approval of the Administrative Agent and the respective Issuing Bank (not to be unreasonably withheld), any Lender may withdraw the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit.  Without limiting the generality of the foregoing sentence, but in order to assure certainty, the Administrative Agent and the Issuing Bank shall not withhold their consent in the case of (i) an investment company registered under the U.S. Investment Company Act of 1940, or (ii) an entity that asserts that it seeks to avoid being deemed to be engaged in a U.S. trade or business.  Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit to pay over to the Administrative Agent, for the account of the Issuing Bank on demand, its CAM Percentage of such drawing or payment.

(e)                                  Pending the withdrawal by any Lender of any amounts from either of its Reserve Accounts as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments.  Each Lender that has not withdrawn all of the amounts in its Reserve Accounts as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts remaining in its Reserve Accounts and to retain such earnings for its own account.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

NEW SKIES HOLDING B.V.

By:	/s/ W.N. Kamhawi
Name: W.N. Kamhawi
Title: Managing Director

By:	/s/ JCM Verrman
Name: MeesPierson Intertrust B.V.
Title: Managing Director

By:	/s/ : L.F.M. Heine
Name: MeesPierson Intertrust B.V.
Title: Managing Director

NEW SKIES SATELLITES B.V.

By:	/s/ W.N. Kamhawi
Name: W.N. Kamhawi
Title: Managing Director

By:	/s/ JCM Verrman
Name: MeesPierson Intertrust B.V.
Title: Managing Director

By:	/s/ : L.F.M. Heine
Name: MeesPierson Intertrust B.V.
Title: Managing Director

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent, as Issuing Bank and as a Lender

By:	/s/ Gregory Shefrin
Title: Director

By:	/s/ Susan LaFevre
Title: Director

ABN AMRO BANK N.V., as Syndication Agent and as a Lender

By:	/s/ Linda Boardman
Title: Vice President

By:	/s/ Carol Goldstein
Title: Managing Director

DEUTSCHE BANK SECURITIES INC., as a Joint Lead Arranger and a Joint Book Running Manager

By:	/s/ Catherine Madigan
Title: Managing Director

By:	/s/ Elizabeth A. Chang
Title: Director

ABN AMRO INCORPORATED, as a Joint Lead Manager and a Joint Book Running Manager

By:	/s/ John Darmanin
Title: Director

By:	/s/ David Kanter
Title: Managing Director

BNP PARIBAS SA, as a Co-Documentation Agent and as a Lender

By:	/s/ Francis Hartiwnaw
Title: Head of Media Telecom Finance

By:	/s/ Philippe-Olivier Rousseau
Title: Managing Director BNP Paribas Media Telecom Finance

ING BANK N.V., as a Co-Documentation Agent and as a Lender

By:	/s/ Wim Steenbakkers
Title: Vice President

By:	/s/ John Boyles
Title: Managing Director

CREDIT INDUSTRIEL ET COMMERCIAL, as a Lender

By:	/s/ Marcus Edward
Title: Vice President

By:	/s/ Anthony Rock
Title: Vice President